AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1997


                                                      REGISTRATION NO. 333-12975
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 2


                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                          INDEPENDENCE BREWING COMPANY
             (Exact name of Registrant as specified in its charter)

              Pennsylvania                                  2082                                   23-2763840
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                   Identification No.)

                             1000 East Comly Street
                        Philadelphia, Pennsylvania 19149
                                 (215) 537-2337
         (Address and Telephone Number of Principal Executive Offices)

                          ---------------------------

                             Robert W. Connor, Jr.
                     President and Chief Executive Officer
                          Independence Brewing Company
                             1000 East Comly Street
                        Philadelphia, Pennsylvania 19149
                                 (215) 537-2337
           (Name, Address, and Telephone Number of Agent For Service)

                          ---------------------------

                                   Copies to:


  Barry M. Abelson, Esquire                     Lawrence B. Fisher, Esquire
    Brian M. Katz, Esquire                   Orrick, Herrington & Sutcliffe LLP
Pepper, Hamilton & Scheetz LLP                        666 Fifth Avenue
    3000 Two Logan Square                      New York, New York 10103-0001
 Eighteenth and Arch Streets                           (212) 506-5000
 Philadelphia, PA 19103-2799
        (215) 981-4000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1997


PROSPECTUS
                          INDEPENDENCE BREWING COMPANY                    [LOGO]

                       900,000 SHARES OF COMMON STOCK AND
                         4,000,000 REDEEMABLE WARRANTS

    Independence Brewing Company (the 'Company') hereby offers 900,000 shares (the 'Shares') of common stock, no par value per share (the 'Common Stock') and 4,000,000 redeemable Common Stock purchase warrants (the 'Redeemable Warrants'). The Shares and the Redeemable Warrants (collectively, the 'Securities') may be purchased separately and will be separately tradeable immediately upon issuance. It is currently anticipated that the initial public offering prices of the Shares and the Redeemable Warrants will be $5.00 and $0.50, respectively. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $6.00, subject to adjustment, commencing on the date of this Prospectus until _______, 2002 [60 months from the date of the Prospectus] at which time the Redeemable Warrants shall expire. The Redeemable Warrants are redeemable by the Company, with the consent of A.S. Goldmen & Co., Inc. (the 'Underwriter'), at any time commencing on ________, 1998 [12 months from the date of this Prospectus], at a redemption price of $0.10 per Redeemable Warrant, provided that the average closing bid price of the Common Stock equals or exceeds $8.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See 'Description of Securities -- Redeemable Warrants.'


    Prior to this offering (the 'Offering'), there has been no public market for the Securities, and no assurance can be given that such a market will develop upon completion of this Offering, or if developed, that it will be sustained. The initial public offering price of the Securities and the exercise price and other terms and conditions of the Redeemable Warrants have been arbitrarily determined by negotiations between the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, book value, results of operations or other generally accepted criteria of value. See 'Underwriting.' The Common Stock and the Redeemable Warrants have been approved for quotation on the Nasdaq SmallCap Market ('Nasdaq SmallCap') upon notice of issuance under the symbols IBCO and IBCOW, respectively. See 'Risk Factors' and 'Underwriting.'


                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE 'RISK FACTORS' BEGINNING ON PAGE 6 AND 'DILUTION.'
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. AND REPRE-
            SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================
                                                        PRICE                UNDERWRITING              PROCEEDS TO
                                                      TO PUBLIC              DISCOUNTS (1)             COMPANY (2)
--------------------------------------------------------------------------------------------------------------------
Per Share....................................         $                        $                        $
--------------------------------------------------------------------------------------------------------------------
Per Redeemable Warrant.......................         $                        $                        $
--------------------------------------------------------------------------------------------------------------------
Total........................................         $                        $                        $
====================================================================================================================

(1) Does not include additional compensation to the Underwriter in the form of a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering. For indemnification arrangements with, and additional compensation payable to, the Underwriter, see 'Underwriting.'

(2) Before deducting expenses estimated at $550,000 in the aggregate, payable by the Company, including the non-accountable expense allowance payable to the Underwriter.

(3) The Company has granted to the Underwriter a 45 day option to purchase up to an additional 135,000 shares of Common Stock and/or 600,000 Redeemable Warrants on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $_______, $_______ and $________, respectively. See 'Underwriting.'

                            ------------------------

    The Securities are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to the approval of certain legal matters by its counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Securities and payment therefor will be made at the offices of A.S. Goldmen & Co., Inc. at 99 Wood Avenue South, Iselin, New Jersey 08830, or its counsel, on or about ________, 1997.

                            A.S. GOLDMEN & CO., INC.

              The date of this Prospectus is _______________, 1997

                            [Photographs]

[A photograph depicting the Company's Brewmaster, William Moore, standing in the brewery.]

William Moore, The Company's Brewmaster

[A photograph depicting the Company's award-winning products at the 1996 Great American Beer Festival.]

1996 Great American Beer Festival

[A photograph depicting the Company's bottled products.]

The Company's Bottled Products



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND THE REDEEMABLE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish the holders of the Common Stock with annual reports containing audited financial statements after the close of each fiscal year and make available such periodic reports as the Company may deem appropriate or as may be required by law.

     This Prospectus contains trademarks of other companies.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial data appearing elsewhere in this Prospectus. Unless otherwise indicated herein, all share and per share information does not give effect to (i) the exercise of the Underwriter's over-allotment option to purchase up to an additional 135,000 shares of Common Stock and/or 600,000 Redeemable Warrants and the issuance of up to 600,000 shares of Common Stock upon exercise of the Redeemable Warrants included in the Underwriter's over-allotment option; (ii) the issuance of 4,000,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants; (iii) the issuance upon exercise of warrants granted to the Underwriter (the 'Underwriter Warrants') of up to 90,000 shares of Common Stock, 400,000 Redeemable Warrants and the underlying 400,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants contained in the Underwriter's Warrants; (iv) 300,000 shares of Common Stock reserved for issuance upon the exercise of stock options that may be granted pursuant to the Company's stock option plan; (v) the issuance of 3,500,000 shares of Common Stock issuable upon exercise of the Company's Series B Warrant; and (vi) the redemption of fractional shares aggregating approximately four shares of Common Stock at $5.00 per share upon consummation of the Offering. See 'Management -- Stock Plan,' 'Certain Transactions -- Private Placements' and 'Underwriting.' This Prospectus contains forward-looking statements that involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus.

                                  THE COMPANY

     Independence Brewing Company (the 'Company') is a regional producer of fresh, high-quality, preservative-free craft-brewed ales, lagers, porters and seasonal beers. The Company's products are marketed under the 'Independence' label. The Company produces seven products: four styles of beer which are offered year-round, Independence Ale, Independence Lager, Independence Gold and Independence Porter; and three which are seasonal beers, Independence Franklinfest (Fall), Winter Warmer (Winter) and Quaker City Wheat (Summer). The Company brews, kegs and bottles its products at its brewery in Philadelphia, Pennsylvania for distribution generally by 17 independent wholesale distributors in seven states and the District of Columbia. The Company's brewing equipment currently has the capacity to brew approximately 12,000 - 14,000 barrels per year, which is in part dependent on the style of beer produced. However, currently the Company can only package a limited portion of its brewing capacity due primarily to its current bottling line deficiencies. For the nine months ended September 30, 1996, the Company produced approximately 3,000 barrels. In addition to brewing its own products, the Company has entered into contract brewing arrangements under which the Company produces beers for third parties which market and sell such products under their own label. The Company may also in the future develop and operate brewpubs, independently or with third parties, that offer for sale, in addition to food, the Company's beer brewed on the premises.

     The market for beer in the United States consists of essentially three segments: (i) economy beers, which are generally brewed by the largest domestic brewers, such as Anheuser-Busch, Inc. ('Anheuser-Busch'), Miller Brewing Co. ('Miller'), Adolph Coors Co. ('Coors') and The Stroh Brewing Co. ('Stroh'); (ii) imported beers, including widely promoted brands such as Heineken, Amstel, Corona, Bass and Guinness; and (iii) craft-brewed beers. The Company operates in the growing craft-brewing segment of the domestic brewing industry which generally consists of small, independent brewers whose predominant product is brewed with high-quality ingredients. Craft-brewing refers to beers produced by microbreweries, regional specialty breweries, brewpubs and contract brewers. The Company believes that the growing demand for craft-brewed beers in the United States is part of a broader shift in preferences on the part of a certain segment of consumers from mass-produced products toward high-quality distinctive foods and beverages. According to industry data, the craft-brewing segment of the domestic beer market has had an average annual growth rate of approximately 46% from 1986 through 1995 and, in 1995, the total combined sales for this segment reached approximately 3.8 million barrels, with its total share of the domestic beer market increasing to 2% from 1.3% in 1994.

     The Company believes that the quality of its products is enhanced by its Brewmaster, Mr. William Moore. The Company recently received a gold medal for its Independence Franklinfest in the Marzen/Oktoberfest category at the 1996 Great American Beer Festival(Registered) and a bronze medal in the Golden Ale/Canadian-Style Ale Category for its Independence Gold at both the 1996 Great American Beer Festival and the Association of Brewers' 1996 World Beer Cup International Competition. Prior to joining the Company, Mr. Moore served as the head brewer at Stoudt Brewery, a craft-brewer in Adamstown, Pennsylvania. During Mr. Moore's tenure, Stoudt received fourteen medals at the Great American Beer Festival.

     The Company's goal is to be one of the leading brewers of craft-brewed beers in the United States. The Company intends to pursue this goal by (i) expanding its product offerings, (ii) increasing the Company's distribution network both within existing markets and in new markets, (iii) developing consumer awareness through increased marketing and special events that showcase the Company's products and (iv) developing consumer loyalty through the production of high-quality products.

     The Company was incorporated in Pennsylvania in May 1994. The Company's executive offices are located at 1000 East Comly Street, Philadelphia, Pennsylvania 19149, and its telephone number is (215) 537-2337.

                                  THE OFFERING

SECURITIES OFFERED.............................  900,000 shares of Common Stock and 4,000,000 Redeemable Warrants.
                                                 Each Redeemable Warrant entitles the holder thereof to purchase one share of Common Stock at an initial exercise price of $6.00 per share, from the date of this Prospectus until ______, 2002
                                                 [60 months from the date of this Prospectus]. The Redeemable
                                                 Warrants are redeemable by the Company, with the consent of the
                                                 Underwriter, at any time commencing ______ ___, 1998 [12 months from the date of this Prospectus], at a redemption price of $0.10 per Redeemable Warrant, provided that the average closing bid price of the Common Stock, as reported by Nasdaq SmallCap, or if not quoted on Nasdaq SmallCap, as reported by any other
                                                 recognized quotation system on which the price of the Common
                                                 Stock is quoted, equals or exceeds $8.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption to the holders of the Redeemable Warrants. See
                                                 'Description of Securities.'

COMMON STOCK OUTSTANDING:
  Prior to the Offering........................  2,307,078 shares

  After the Offering...........................  3,207,078 shares

USE OF PROCEEDS................................  Repayment of the Company's Debentures, repayment of certain other outstanding indebtedness, mandatory redemption of the Company's
                                                 Series B Preferred Stock, marketing and sales, capital
                                                 expenditures and working capital. See 'Use of Proceeds,' 'Certain
                                                 Transactions -- Private Placements' and 'Description of
                                                 Securities -- Preferred Stock.'

RISK FACTORS...................................  The Securities offered hereby involve a high degree of risk and immediate and substantial dilution. See 'Risk Factors' and
                                                 'Dilution.'

NASDAQ SMALLCAP SYMBOLS:
  Common Stock.................................  IBCO

  Redeemable Warrants..........................  IBCOW

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following matters should be considered carefully in evaluating an investment in the shares of Common Stock and the Redeemable Warrants offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     Limited Operating History; Past and Possible Future Operating Losses. The Company was founded in May 1994 and commenced distribution of its Independence Ale in kegs and bottles in May 1995 and June 1995, respectively. The Company has had significant losses since inception, including net losses of $36,111 for the period May 17, 1994 (inception) through December 31, 1994 and $648,302 for the year ended December 31, 1995. In addition, the Company had net losses of $576,862 and $687,999 for the nine months ended September 30, 1995 and 1996, respectively. As of September 30, 1996, the Company had an accumulated deficit of $799,228 and working capital of $195,048. For the period from May 1994 through February 1995, the Company's principal activities were raising capital, securing third party financing and completing construction of its manufacturing facility. In March 1995, the Company commenced brewing. The Company's limited operating history makes any prediction of future sales and operating results difficult. Accordingly, although the Company has experienced sales growth, such growth should not be considered indicative of future sales growth, if any, or of future operating results. The considerable resources expended by the Company's management in connection with this Offering may have had and may have a material adverse effect on the Company's operating results in the last quarter of 1996 and the first half of 1997. Furthermore, there can be no assurance that the Company's sales will grow or be sustained in future periods or that the Company will become or remain profitable in any future period. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's Financial Statements and Notes related thereto.

     Unanticipated Manufacturing Limitations. The Company is currently operating a refurbished bottling line which does not include all originally manufactured parts. Incompatibility in re-manufactured parts has resulted in unanticipated machine down-time, decreased bottling capacity and problems with the adhesion of product labels to bottles. Under normal circumstances, using originally manufactured parts, the Company's current bottling line would have the capacity to fill 300 bottles per minute. However, due to the aforementioned problems, the bottling line only has been able to fill 35 bottles per minute. In addition, the Company has experienced problems with product labels falling off bottles during production. The Company anticipates purchasing a new bottling line soon after the completion of this Offering with approximately $500,000 of the net proceeds of this Offering. See 'Use of Proceeds.' The new bottling line, which the Company anticipates will be operational in the first quarter of 1997, will be designed to increase the Company's bottling capacity and alleviate its labeling problems. The Company recently utilized $55,000 of the net proceeds from the sale of the Debentures to pay a deposit on this new bottling line. See 'Certain Transactions -- Private Placements.' However, in the absence of this new bottling line, the Company's business, financial condition and results of operations will continue to be materially adversely affected by the performance of its current bottling line. In addition, there can be no assurance that the new bottling line will not have unanticipated operating problems. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Certain Transactions -- Private Placements.'

     Capacity Utilization. Although the Company's current brewing equipment has the capacity to brew approximately 12,000 - 14,000 barrels per year, problems with the Company's existing bottling line have limited the Company's packaging capacity. For the nine months ended September 30, 1996, the Company produced 3,000 barrels, approximately 560 barrels of which were produced for third parties pursuant to contract brewing arrangements. The Company has incurred substantial capital costs associated with building its facility and commencing its brewing operations. As a result, production levels below capacity have negatively impacted gross margins. There can be no assurance that the Company will reach full capacity based on the current bottling line or the new bottling line or that the loss of a contract brewing client will not negatively impact capacity utilization. Unutilized capacity could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- Brewing Facility' and 'Business -- Contract Brewing Arrangements.'

     Conflict of Interest and Trademark Conflict. The Company is subject to risk associated with a potential conflict of interest that may arise out of the relationship between the Company and a third party. Robert W. Connor, Jr., President and Chief Executive Officer of the Company, was a director, officer and a shareholder of Independence Brewing Company of Florida, Inc. ('Independence Florida'), a corporation that is currently operating a brewpub in Ft. Lauderdale, Florida, utilizing the 'Independence' name and logo and the name 'Independence Brewery and Restaurant' (the 'Independence Marks'). In addition, Independence Florida has filed federal trademark and service mark applications for 'Independence Brewery and Restaurant' (the 'Applications'). The Company has entered into an agreement with Independence Florida (the 'Florida Agreement') whereby (i) Independence Florida transferred and assigned all of its rights, title and interest in the Independence Marks and the Applications to the Company, (ii) Independence Florida was granted a perpetual royalty free license to use the Independence Marks for its one location only, subject to termination upon certain conditions, and (iii) the Company agreed not to operate a bar or restaurant in Broward County, Florida, Independence Florida's geographic region, without the consent of Independence Florida. In addition, pursuant to Mr. Connor's employment agreement with the Company, Mr. Connor will offer to transfer his shares of common stock of Independence Florida to the Company if such transfer is permitted pursuant to an existing agreement among Independence Florida and its shareholders. If such shares are not transferred, the Company and Mr. Connor have agreed that the Company will receive any economic benefit from Mr. Connor's shares of common stock of Independence Florida, including dividends and sale proceeds in excess of Mr. Connor's original purchase price of such shares. See 'Certain Transactions -- Florida Agreement.'


     Risk of Third Party Claims of Infringement of Intellectual Property; Uncertainty of Trademark Protection. The trademark application for the Company's logo has been refused registration by the United States Patent and Trademark Office based on a prior registration by Moosehead Breweries Limited ('Moosehead') for 'The Taste of Independence' (the 'Registration'). The Company has abandoned its federal trademark application for its logo. In addition, Moosehead has a pending U.S. trademark application for the mark 'Independence' for brewed alcoholic beverages (together with the Registration, the 'Moosehead Marks'). The Company has entered into an exclusive license and purchase agreement with Moosehead that allows the Company to use the Moosehead Marks in the United States and to purchase the Moosehead Marks at the end of a two year period (the 'Moosehead License'). If the Moosehead License is terminated in the future, the Company may find it necessary to change the brand name of its products, thereby losing any existing brand recognition in its markets. Such change may involve considerable expense, including costs involved with building goodwill in a new brand, and may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Moosehead License allows the Company to enter into the Florida Agreement and license the Independence Marks and the Applications to Independence Florida. The Company relies and will continue to rely on a combination of trade secret, copyright and trademark laws, non-disclosure and other arrangements to protect its proprietary rights, including its beer recipes, product packaging, advertising, promotional designs and artwork. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent the misappropriation and the unauthorized use of the Company's proprietary information and such protections may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products with taste and other qualities similar to the Company's products. See 'Business -- Trademarks.'


     Possible Need For Additional Financing. The Company anticipates that the net proceeds of the Offering will be sufficient to finance its activities for at least the 12 months following the date of this

Prospectus. However, there can be no assurance that the Company will not require additional financing or, if required, that such additional financing will be available to the Company on acceptable terms or at all. In addition, substantially all of the Company's assets are currently pledged as collateral securing certain indebtedness that will remain outstanding after this Offering. This may materially adversely affect the Company's ability to obtain additional financing in the future. Furthermore, the exercise of the outstanding Redeemable Warrants, the Series B Warrant and the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in such instruments may materially adversely affect the Company's business, financial condition and results of operations. See 'Certain Transactions -- Private Placements.' Factors that may lead to a need for additional financing include delays in market acceptance of the Company's products, the need for the Company to expand production to meet market demand and the acquisition and the development of brewpubs. There can be no assurance that the Company will not experience any of these or any other problems, which may materially adversely affect the Company's financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- Property' and 'Certain Transactions -- Private Placements.'

     Ability to Manage Growth; Expansion into New Markets. The Company's future success depends in part on its ability to manage growth as it increases its production capacity, replace its current bottling line, broaden the distribution of its products to both existing and new markets, expand its product offerings and, possibly, enter the brewpub business. In attempting to broaden the distribution of products, the Company will be required to establish and manage relationships with third party wholesale distributors, retailers and consumers in numerous markets. Consumer tastes may vary from market to market and, therefore, there can be no assurance that the Company will be successful in entering new markets or in maintaining its existing markets. Continued expansion of the Company's present business and possible entrance into the brewpub business will require hiring several additional key employees, such as sales managers and individuals experienced in the restaurant business. There can be no assurance that the Company will be able to hire such persons when needed or on favorable terms or that any such new employees will be successfully integrated into the Company's management.

     Competition. The Company competes primarily with other participants in the craft-brewing segment of the domestic beer market in its region such as Dock Street Brewing Company, Red Bell Brewing Company, Stoudt's Brewing Company, Lancaster Malt Brewing Company, Weyerbacher Brewing Company and Victory Brewing Company, and with producers of imported beers, such as Heineken, Amstel, Corona, Bass and Guinness brands, and mass-market national brewers such as Miller, Anheuser-Busch, Coors and Stroh. The craft-brewing segment is highly competitive due to the increased number of new craft-brewers, the recent emergence of products developed by large domestic brewers designed to compete in the craft-brewing segment, the efforts by other craft-brewers to expand their production capacities and distribution and a general surplus of underutilized domestic brewing capacity, which facilitates existing contract brewer expansion and the entry of new contract brewers. Although domestic demand for craft-brewed beers has increased over the past ten years, there can be no assurance that this demand will continue. The Company anticipates intensifying competition in the craft-brewing segment, and believes that, as a result, prices may fluctuate and could decline. In addition, the Company's products also compete generally with other beverages, including other segments of the domestic beer market and soft-drinks. The Company competes with other beer and beverage companies not only for consumer acceptance and loyalty but also for shelf and tap space in retail establishments and for marketing focus by the Company's third party wholesale distributors and their customers, many of which also distribute and sell other beverage products. See 'Business -- Competition.' Many of the Company's competitors possess marketing, financial and other resources substantially greater than those of the Company, and there can be no assurance that the Company will be able to achieve continued success in the face of intensified competition from within the craft-brewing segment, from other segments of the beer market and from beverages in general.

     Entrance into the Brewpub Business. The growth of the Company may involve acquiring existing brewpubs and/or developing new brewpubs, some or all of which may include third party investors and/or third party financing. In addition, pursuant to the provision in Mr. Connor's employment agreement with the Company concerning the possible transfer of his ownership interest in Independence Florida to the Company, the Company may obtain an approximately 10% ownership interest in Independence Florida. See ' -- Conflict of Interest and Trademark Conflict.' The Company is currently in the process of evaluating acquisition targets and/or sites to develop brewpubs. As of the date of this Prospectus, the Company has not entered into any agreements to either acquire or develop brewpubs. The Company's ability to enter into the brewpub business will depend upon a variety of factors, including the availability and cost of suitable acquisition candidates and/or building sites, the employment and training of management, brewpub staff and other personnel, regulatory limitations regarding common ownership of breweries and restaurants in certain states, acceptable leasing or financing terms of equipment, cost effective and timely construction of new brewpubs (which construction can be delayed due to, among other reasons, labor disputes, local zoning and licensing matters and weather conditions) and securing required governmental permits and approvals. There can be no assurance that the Company will be successful in acquiring or opening new brewpubs, that those brewpubs will be opened in a timely manner, or that, if opened, those brewpubs will be operated profitably. New brewpubs typically operate with below normal profitability and incur certain additional costs in the process of achieving operational efficiencies during the first several months of operation. Consequently, future financial condition and results of operations may be materially adversely affected by costs associated with entering the brewpub business.

     Dependence on Key Personnel; Inexperience of Management. The Company's success substantially depends upon the efforts of the Company's President and Chief Executive Officer, Robert W. Connor, Jr., and the Company's Brewmaster and Secretary, William Moore. The loss of Mr. Connor or Mr. Moore could have a material adverse effect on the Company's financial condition and results of operations. The Company has recently entered into employment agreements with each of these officers. The Company has a key-man insurance policy for its benefit on the life of Mr. Connor in the amount of $1,500,000. The Company's only two executive officers are Mr. Connor and Mr. Moore. The Company does not have any other full-time executives, including one with financial or accounting experience. Mr. Connor, who does not have significant accounting or financial experience, is currently functioning as the Company's principal financial officer. In addition, although Mr. Connor has five years of experience in various aspects of brewing operations, Mr. Connor has overseen the operations of a brewery only since forming the Company. The success of the Company is dependent upon its ability to hire and retain qualified financial, operational, technical, marketing and other personnel. However, there can be no assurance that the Company will be able to hire or retain such necessary personnel. See 'Use of Proceeds' and 'Management.'

     Dependence on Distributors. Except for two counties in Pennsylvania where the Company distributes its own products, the Company relies on third party wholesale distributors, 17 as of the date of this Prospectus, for the distribution of its products to retailers. Two wholesale distributors accounted for approximately 21% and 22% of the Company's sales for the year ended December 31, 1995, the same two wholesale distributors accounted for approximately 25% and 24% of the Company's sales for the nine month period ended September 30, 1995 and three wholesale distributors accounted for approximately 11%, 11% and 10% of the Company's sales for the nine month period ended September 30, 1996. The Company's largest and third largest distributors in 1995 merged and the aggregate entity was for the nine months ended September 30, 1996 the Company's largest distributor. The Company's second largest distributor for the year ended December 31, 1995 is no longer among the Company's largest distributors due to the Company's decision to distribute products itself in the Philadelphia region. The Company has chosen to directly distribute products in the Philadelphia region primarily in order to reduce its advertising, promotional and selling expenses in connection with the sale of such products. The loss of any wholesale distributor, if not immediately replaced, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company generally depends upon its distributors to sell and create demand for the Company's products among the distributors' retail customers. Such distributors do not exclusively distribute the Company's products. The Company's distributors often represent competing craft-brewed brands, as well as economy and import brands. There can be no assurance that the Company's distributors will devote sufficient resources to provide effective sales and promotion support to the Company or continue to distribute the Company's products. The Company generally sells to its distributors on a purchase order/invoice basis. To the extent the Company has executed a written contract with a distributor, such contract may be terminated by such distributor without notice. See 'Business -- Product Distribution.'

     Dependence on Suppliers. The Company purchases from its suppliers certain ingredients, such as hops, malt and brewer's yeast, and packaging materials used in the Company's products. Although to date the Company has been able to obtain adequate supplies of these ingredients and materials in a timely manner from existing sources, if the Company were unable to obtain sufficient quantities of ingredients and materials, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's financial condition and results of operations. Although the Company believes that there are alternative sources available for its raw materials, there can be no assurance that the Company will be able to acquire these products from other sources on a timely or cost-effective basis if current suppliers are unable to supply them. The Company purchases its supplies on a purchase order basis and does not have long-term purchase contracts with its suppliers. The loss of a material supplier could materially adversely affect the Company's business, financial condition and results of operations if there were a delay in shipments from alternative suppliers. See 'Business -- Brewing Operations -- Ingredients and Raw Materials.'

     Shortages of Supply. The supply, quality and price of raw materials used to produce the Company's products can be affected by factors beyond the control of the Company, such as drought, frost, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests. If any of the foregoing were to occur, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the Company's results of operations are dependent upon its ability to accurately forecast its requirements of raw materials. Any failure by the Company to accurately forecast its demand for raw materials could result in the Company either being unable to meet higher than anticipated demand for its products or producing excess inventory, either of which may materially adversely affect the Company's business, financial condition and results of operations. See 'Business -- Brewing Operations -- Ingredients and Raw Materials.'

      Limited Product Line. The sale of a limited number of styles of beer has accounted for substantially all revenue of the Company since the Company's inception. The Company currently produces seven products consisting of four styles of beer which are offered year-round and three which are seasonal beers offered during certain times of the year. The Company believes that the sale of these beers will continue to account for a significant portion of the Company's sales for the foreseeable future. Therefore, the Company's future operating results, particularly in the near term, are significantly dependent upon the market acceptance of these limited products. Two of the Company's customers accounted for 21% and 22% of the Company's sales during the year ended December 31, 1995, the same two wholesale distributors accounted for approximately 25% and 24% of the Company's sales for the nine month period ended September 30, 1995 and three customers accounted for 11%, 11% and 10% of the Company's sales during the nine months ended September 30, 1996. The loss of any such customer, if not immediately replaced, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may offer an old fashioned root beer soft-drink in the future. There can be no assurance that the Company's current management can develop the expertise necessary to enter the soft-drink business or that the Company can recruit, hire and retain individuals experienced in the soft-drink business. There can be no assurance that the Company will be successful in developing, introducing and marketing new products on a timely and regular basis. If the Company is unable to introduce new products or if the Company's new products are not successful, the Company's sales may be materially adversely affected as customers seek competitive products. The Company may also experience increased costs in connection with developing new products in the period prior to the distribution of such new products. In addition, the introduction or announcement of new products by the Company could result in reduction of sales of the Company's existing products, requiring the Company to manage carefully product introductions in order to minimize disruption in sales of existing products. There can be no assurance that the introduction of new product offerings by the Company will not cause consumers to reduce purchases or consumption of existing Company products. Such reduction of purchases or consumption could have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Products.'

     Single-Site Manufacturing Facility. All of the Company's brewing and bottling operations are performed at its facility in Philadelphia, Pennsylvania. In the event this facility were damaged by fire or other casualty, which damage could not be repaired in a short period of time, the Company's production would be substantially interrupted and such casualty would have a material adverse effect on the Company's business, financial condition and results of operations. The Company has obtained general commercial liability insurance in the amount of $2,000,000 and an additional $1,000,000 of commercial catastrophe insurance. See 'Business -- Brewing Facility' and ' -- Property.'

     Portions of Offering Proceeds Benefiting President and Chief Executive Officer. A portion of the net proceeds of the Offering will be used to repay the amount outstanding pursuant to the Company's promissory note in favor of CoreStates Bank, N.A. in connection with a Small Business Administration Loan (the 'SBA Loan'), which totaled $408,496 at September 30, 1996. Robert W. Connor, Jr., President and Chief Executive Officer of the Company, personally guaranteed the SBA Loan. The application of a portion of the net proceeds of this Offering to the repayment of such obligation will result in the termination of such guarantee. See 'Use of Proceeds,' 'Certain Transactions -- Guaranties' and the Company's Financial Statements and Notes related thereto.

     Sales Fluctuations Due to Seasonality. The Company believes that its third party distributors have historically experienced decreased sales in the first calendar quarter due to decreased consumption of beer after the holiday season. Although the Company has not yet experienced sales fluctuations due to seasonality because the Company has continued to expand its wholesale distributors network, fluctuations in the Company's sales due to seasonality may become evident in the future if and as the Company's sales increase.

     Control By Existing Shareholders. Upon completion of this Offering, Mr. Connor and Winfield Capital Corp., a Small Business Investment Company ('SBIC') licensed by the Small Business Administration ('Winfield'), will own an aggregate of approximately 47% of the outstanding Common Stock. Consequently, Mr. Connor and Winfield will likely continue to be able to elect the Company's directors, to determine the outcome of corporate actions requiring shareholder approval and otherwise to control the business affairs of the Company. Mr. Connor has agreed to vote in favor of the election of one nominee for the Board of Directors of the Company selected by Winfield, as long as Winfield owns greater than 10% of the outstanding Common Stock. Upon exercise of the Series B Warrant (as further described in 'Management's Discussion and Analysis of Financial Results and Operations -- Liquidity and Capital Resources'), Winfield would own an aggregate of 66.3% of the outstanding Common Stock (assuming no exercise of the Redeemable Warrants). However, Winfield has indicated to the Company that, due to restrictions imposed by regulations governing SBICs, it does not intend to exercise the Series B Warrant to the extent that such exercise would result in Winfield owning 50% or more of the outstanding Common Stock. See 'Principal Shareholders.'

     Operating Hazards. The Company's operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. There can be no assurance that any such contamination will not occur. The occurrence of such a problem could result in a costly product recall and serious damage to the Company's reputation for product quality, as well as claims for product liability. In addition, the Company's products are not pasteurized and have a limited shelf-life. Upon expiration of shelf-life, the Company's products are returned to the Company by the distributors or retailers for disposal by the Company. The Company may incur cost in connection with such returns, including shipping expenses. The Company's operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and other equipment. Although the Company maintains insurance against certain risks under a general liability and product liability insurance policy, there can be no assurance that the Company's insurance will be adequate. See 'Business -- Brewing Operations.'

     Government Regulation. The manufacture and sale of alcoholic beverages is a business that is highly regulated and taxed at the federal, state and local levels. The Company's operations may be subject to more restrictive regulations and increased taxation by federal, state and local governmental agencies than are those of non-alcohol related businesses. For instance, brewery and wholesale operations require various federal, state and local licenses, permits and approvals. In addition, some states prohibit wholesalers and/or retailers from holding an interest in any supplier such as the Company. Furthermore, some state regulations may restrict the ability of the Company to change prices for its products. Violation of such regulations can result in the loss, revocation or suspension of existing licenses by the wholesaler, retailer and/or supplier. The loss, revocation or suspension of any existing licenses, permits or approvals could have a material adverse effect on the Company's business. Because of the many and various state and federal licensing and permitting requirements, there is a risk that one or more regulatory authorities could determine that the Company has not complied with applicable licensing or permitting regulations or does not maintain the approvals necessary for it to conduct business within their jurisdictions. There can be no assurance that any such regulatory action would not have a material adverse effect upon the Company's business. The federal government and each of the states levy excise taxes on alcoholic beverages, including beers. The federal government currently imposes an excise tax of $18.00 per barrel on every barrel of beer produced for consumption in the United States by each brewing company with annual production of over 2,000,000 barrels. The federal excise tax for brewing companies with annual production under 2,000,000 barrels is $7.00 per barrel on all barrels up to the first 60,000 barrels produced and $18.00 per barrel for each barrel produced in excess of 60,000. In addition, sale of alcoholic beverages is subject to state excise and other taxes which vary with each state. While the Company believes that it is in compliance with its federal, state and local tax obligations, any determination that the Company has additional federal, state or local tax liability could have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Government Regulation.'

     Dram Shop Laws. The serving of alcoholic beverages to a person known to be intoxicated may, under certain circumstances, result in the server's being held liable to third parties for injuries caused by the intoxicated customer. If the Company opens brewpubs, the Company will attempt to address this concern by implementing employee training and designated-driver programs. The Company has obtained host liquor and legal liquor liability insurance coverage for such liability in connection with the Company hosting special events where liquor is served. If the Company opens brewpubs, this coverage may be required to be increased. There can be no assurance that increased coverage will be available or, if available, will not be cost prohibitive. Future increases in premiums could make it prohibitive for the Company to obtain adequate insurance coverage, and large uninsured damage awards against the Company could have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Government Regulations.'

     Public Attitudes. The alcoholic beverage industry has become the subject of considerable societal and political attention in recent years due to increasing public concern over alcohol-related social problems including drunk driving, underage drinking and health consequences from the misuse of alcohol, including alcoholism. As an outgrowth of these concerns, the possibility exists that advertising by beer producers could be restricted, that additional cautionary labeling or packaging requirements might be imposed or that there may be renewed efforts to impose increased excise or other taxes on beer sold in the United States. If beer consumption in general were to come into disfavor among domestic consumers, or if the domestic beer industry were subjected to significant additional governmental regulations, the Company's business could be materially adversely affected. See 'Business -- Government Regulation.' In addition, consumer tastes may change over time or may vary in the markets which the Company currently operates and new markets in which the Company intends to enter and there is no assurance that the same level of sales and operating margins can be maintained in the Company's existing market or achieved in new markets. Similarly, there can be no assurance that the Company's products will be successful in its existing market or will penetrate new markets.

     Demand in Domestic Beer Market; No Assurance of Future Consumer Demand for Craft-brewed Beer. Per capita beer consumption in the United States has declined in all but two of the last 10 years and consecutively for the last five years. In the last 10 years, industry reports indicate that per capita annual U.S. beer consumption has dropped to 21.1 gallons from 22.7 gallons in 1985. However, during the same period, the craft-brewed beer segment of the domestic beer market has grown. The Company believes that one factor in such growth has been consumer demand for more flavorful beers offered in a wider variety of styles. No assurance can be given, however, that consumer demand for craft-brewed beers will continue in the future. The Company's success also depends upon a number of factors related to the level of discretionary consumer spending, including the general state of the economy, federal and state tax laws and consumer confidence in future economic conditions. Changes in consumer spending can affect both the price of and demand for the Company's products and may, therefore, affect the Company's business, financial condition and results of operations. See 'Business -- Industry Background.'

     Arbitrary Determination of Public Offering Prices; Potential Volatility of Common Stock and Redeemable Warrants. The initial public offering prices of the Securities and the terms of the Redeemable Warrants were arbitrarily determined by negotiations between the Company and the Underwriter and, as a result, the prices of the Securities offered herein may bear no relationship to the Company's asset value, net worth or any other recognized criteria of value. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering prices. The trading price of the Common Stock or Redeemable Warrants may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new products by the Company or its competitors, developments with respect to conditions and trends in the craft beer segment of the domestic beer market, government regulation, general market conditions and other factors, many of which are beyond the Company's control. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have materially adversely affected the market prices of securities of companies' irrespective of such companies' operating performances.

     No Dividends. The Company has never paid and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See 'Dividend Policy.'

     Dilution. Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of $3.43 (or approximately 69%) in the net tangible book value of their shares (assuming an initial public offering price of $5.00 per share for the Common Stock). See 'Dilution.'

     Impact of Private Placements. In connection with the sale of $800,000 of Debentures and the issuance of $700,000 of Series B Preferred Stock in the Private Placements (as such terms are defined in 'Management's Discussion and Analysis of Financial Condition and Results of Operations'), the Company issued common stock warrants at a per share exercise price below the assumed initial public offering price such warrants which have been fully exercised. The Company intends to utilize a portion of the net proceeds from this Offering to repay the Debentures and redeem the Series B Preferred Stock. See 'Use of Proceeds.' As a result, the Company will write off (i) unamortized original issue discount of $1,223,764 and deferred financing costs of $31,200 in connection with the Debentures and (ii) unamortized original issue discount of $1,851,090 and deferred financing costs of $27,736 in connection with the Series B Preferred Stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Broad Discretion in Application of Proceeds. The Company intends to use approximately $941,000, or 18% of the net proceeds to the Company from the Offering (approximately $1,740,000 million, or 29%, of the net proceeds to the Company from the Offering if the Underwriters' over-allotment option is exercised in full), for working capital and general corporate purposes, and the Company has not yet identified more specific uses for such net proceeds. Accordingly, the specific uses for the net proceeds will be at the complete discretion of management of the Company and the

Board of Directors and may be allocated based upon circumstances arising from time to time in the future. See 'Use of Proceeds.'

     No Assurance of Public Trading Market or Continued Nasdaq SmallCap Inclusion; Risk of Low-Priced Securities. Prior to the Offering, there has been no public market for the Securities, and there can be no assurance that an active public market will develop or, if developed, be sustained. In order to qualify for continued quotation on Nasdaq SmallCap, a company, among other things, must have $2 million in total assets, $1 million in capital and surplus and a minimum bid price of $1.00 per share. Nasdaq SmallCap has proposed modifying such requirements so that a company must have, among other things, (i) $2,000,000 in net tangible assets or a $35 million market capitalization or $500,000 in net income in two of the last three years, (ii) a market value of its publicly held shares equal to $1 million and (iii) a minimum bid price of $1 per share. However, there is no assurance that these proposed listing requirements will be adopted. Quotation of the Securities on Nasdaq SmallCap provides no assurance that an active or liquid market will develop or, if such market develops, that it will be sustained. If the Company were unable to satisfy the maintenance requirements for quotation on Nasdaq SmallCap, of which there can be no assurance, it is anticipated that the Securities would be quoted in the over-the-counter market National Quotation Bureau 'pink sheets' or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or obtain, accurate quotations as to the market price of the Securities, which may materially adversely affect the liquidity of the market for the Securities. In addition, if the Securities are delisted from Nasdaq SmallCap, they might become subject to the low-priced security or so-called 'penny stock' rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission (the 'Commission') relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

     Although the Company believes that the Securities will not be defined as a penny stock due to their anticipated inclusion on Nasdaq SmallCap, in the event the Securities subsequently become characterized as a penny stock, the market liquidity for the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of purchasers in this Offering to sell their Securities in the secondary market.

     Current Prospectus and State Registration Required to Exercise Redeemable Warrants. The Redeemable Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrant and such shares have been registered, qualified or deemed to be exempt under the securities or 'blue sky' laws of the state of residence of the exercising holder of the Redeemable Warrants. In addition, in the event that any holder of the Redeemable Warrants attempts to exercise any Redeemable Warrants at any time after nine months from the date of this Prospectus, the Company will be required to file a post-effective amendment to the Registration Statement of which this Prospectus is a part and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Redeemable Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, there is no assurance that it will be able to do so, and it may be required to incur significant costs in connection therewith. The value of the Redeemable Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Redeemable Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Redeemable Warrants then reside. The Redeemable Warrants will be separately tradeable immediately upon issuance and may be purchased separately from the Common Stock. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the

Securities are not registered or otherwise qualified for sale, investors may purchase the Redeemable Warrants in the secondary market or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In such event, the Company will be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See 'Description of Securities -- Redeemable Warrants.'

     Speculative Nature of Redeemable Warrants; Adverse Effect of Possible Redemption of Redeemable Warrants. The Redeemable Warrants do not confer any rights of Common Stock ownership on the holders thereof, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, holders of the Redeemable Warrants may, immediately upon issuance, exercise their right to acquire Common Stock and pay an exercise price of $6.00 per share, subject to adjustment in the event of certain dilutive events, prior to five years from the date of this Prospectus, after which date any unexercised Redeemable Warrants will expire and have no further value. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Redeemable Warrants, and consequently, whether it will ever be profitable for holders of the Redeemable Warrants to exercise the Redeemable Warrants.

     The Redeemable Warrants are subject to redemption by the Company, with the consent of the Underwriter, at any time, commencing 12 months following the date of this Prospectus, on 30 days prior written notice, at a price of $0.10 per Redeemable Warrant, provided that the average closing bid price for the Common Stock equals or exceeds $8.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. Redemption of the Redeemable Warrants could force the holders thereof to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for such holders to do so, to sell the Redeemable Warrants at the current market price when they might otherwise wish to hold the Redeemable Warrants or to accept the redemption price, which may be substantially less than the market value of the Redeemable Warrants at the time of redemption. The holders of the Redeemable Warrants will automatically forfeit their rights to purchase shares of Common Stock issuable upon exercise of the Redeemable Warrants unless the Redeemable Warrants are exercised before they are redeemed. See 'Description of Securities -- Redeemable Warrants.'

     Shares Eligible For Future Sale. Upon completion of this Offering, the Shares and Redeemable Warrants will be freely tradeable unless acquired by affiliates of the Company. The remaining 2,307,078 shares of Common Stock and the Series B Warrant to purchase 3,500,000 shares of Common Stock which will be outstanding upon consummation of the Offering were issued by the Company in private transactions in reliance upon the 'private placement' exception under
Section 4(2) of the Securities Act of 1933, as amended (the 'Securities Act') at various times between February 1994 and September 1996, and are therefore 'restricted securities' within the meaning of Rule 144 promulgated under the Securities Act ('Restricted Securities'). Accordingly, such Restricted Securities may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144, is available. The market price of the Shares and/or Redeemable Warrants of the Company could be materially adversely affected by the availability for sale of substantial amounts of Common Stock in the public market following the Offering. No prediction can be made as to the effect that future sales of Common Stock and of the availability of the shares of Common Stock for future sale will have on the market prices of the Shares and the Redeemable Warrants prevailing from time to time. The Redeemable Warrants being offered by the Company entitle the holders of such Redeemable Warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock at any time during the period commencing on the date of this Prospectus and expiring five years from the date of this Prospectus. Sales of either the Redeemable Warrants or the underlying shares of Common Stock, the exercise of the Series B Warrant or even the existence of the Redeemable Warrants or the Series B Warrant may depress the price of the Common Stock or the Redeemable Warrants in any market which may develop for such securities. See 'Description of Securities -- Redeemable Warrants.' All of the current holders of the Common Stock (including shares issuable upon the exercise of outstanding options) have agreed that they will not sell, offer to sell, pledge, contract to sell or otherwise attempt to transfer or dispose of any beneficial interest in any shares of Common Stock for a period of 13 months from the date of this Prospectus (the 'Initial Lock-up Period') without the prior written consent of the Underwriter. Winfield has further agreed unconditionally that it will not sell, offer to sell, pledge, contract to sell or otherwise attempt to transfer or dispose of any beneficial interest in any equity or derivative securities it received in connection with the Private Placements for so long as requested by Nasdaq, not to exceed a period of thirty-six (36) months from the date of purchase. The officers and directors of the Company and Winfield also have agreed not to transfer any securities of the Company owned prior to the offering for 12 months from the date of the Prospectus and, for the subsequent 12 month period, will not transfer any of such securities for a price below the initial public offering price of such securities. In addition, certain shareholders have the right to have their shares of Common Stock and the Series B Warrant registered at the expense of the Company under the Securities Act for public sale. See 'Shares Eligible for Future Sale' and 'Description of Securities -- Registration Rights.'


     Authorization of Preferred Stock; Anti-Takeover Protections. The Company's Articles of Incorporation, as amended (the 'Articles'), authorize the issuance of 'blank check' preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors (the 'Board'). Accordingly, the Board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could materially adversely affect the voting power or other rights of the holders of the Common Stock (including those of the purchasers in the Offering). Holders of the Common Stock will have no preemptive rights to subscribe for a pro rata portion of any capital stock which may be issued by the Company. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See 'Description of Securities.' Furthermore, the Company is subject to certain anti-takeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the 'BCL'). The existence of these provisions would be expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the Common Stock. See 'Description of Securities -- Pennsylvania Anti-Takeover Laws.'


     Administrative Proceeding Involving Underwriter. On December 19, 1996, the National Association of Securities Dealers, Inc. ('NASD') District Business Conduct Committee filed a complaint against the Underwriter. The complaint alleges that during the period between July 26 and July 29, 1994, the Underwriter violated certain NASD rules in connection with the distribution and sale of certain securities underwritten by the Underwriter. The Underwriter intends to vigorously defend against such claims. In the event that the NASD succeeds in finding a rule violation against the Underwriter, sanctions may be imposed on the Underwriter which could materially adversely affect the Underwriter's ability to act as a market maker for the Securities, which in turn could have an adverse effect on the market price and liquidity of the Securities. See 'Underwriting.'

     New Jersey Securities Registration. The Securities offered hereby are not registered or qualified for offer and sale to residents of certain states, including the State of New Jersey. The New Jersey Bureau of Securities (the 'New Jersey Bureau') has recently taken the position that the Underwriter may not offer or sell any securities 'from' its New Jersey office which are not registered in New Jersey, including offers and sales to residents of states in which the securities are registered and/or qualified for offer and sale. On November 20, 1996, in a case entitled A.S. Goldmen & Co., Inc. v. New Jersey Bureau of Securities, No. 96-5280 (DRD), the United States District Court for the District of New Jersey (the 'District Court') issued a preliminary injunction holding that the state statute upon which the New Jersey Bureau's position is based is unconstitutional as applied to offers or sales of securities to non-New Jersey residents. The New Jersey Bureau has contested that ruling. If the New Jersey Bureau succeeds in overturning or vacating the ruling of the District Court's decision, the Underwriter could be prohibited from offering or selling these Securities from its offices in New Jersey. Such a prohibition could, in turn, have a negative effect upon the market price of the Securities.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses, will be approximately $5,300,000 (or approximately $6,100,000 if the Underwriter exercises its over-allotment option in full), assuming an initial public offering price of $5.00 per share of Common Stock and $0.50 per Redeemable Warrant. The Company intends to use the net proceeds as follows:

                                                                                        APPROXIMATE     APPROXIMATE
                                                                                          AMOUNT          PERCENT
                                                                                       -------------  ---------------
Repayment of Debentures(1)...........................................................  $     812,020            15%
Repayment of Certain Other Outstanding Indebtedness(2)...............................        408,496             8
Redemption of Preferred Stock(3).....................................................        738,111            14
Marketing and Sales(4)...............................................................      1,500,000            28
Capital Expenditures(5)..............................................................        900,000            17
Working capital and general corporate purposes(6)....................................        941,373            18
                                                                                       -------------         -----
  Total..............................................................................  $   5,300,000           100%
                                                                                       -------------         -----
                                                                                       -------------         -----

------------------

(1) Reflects repayment of the Company's Debentures, including all accrued and unpaid interest outstanding on an assumed repayment date of January 31, 1996. The Debentures accrue interest at a rate of 12.75% per annum (which increases to 14% upon the completion of a public offering) and absent certain conditions, including a public offering, mature in August, 2001. Accordingly, the Company must repay the Debentures upon the closing of the Offering. See 'Certain Transactions -- Private Placements.'

(2) Consists of the principal amount outstanding at September 30, 1996 pursuant to the SBA Loan, which was issued on January 17, 1995, accrues interest at a rate equal to the prime rate plus 2% (effective rate of 10.25% at September 30, 1996) and matures on January 17, 2002.

(3) Payment of principal and all accrued and unpaid dividends at an assumed repayment date of January 31, 1996 in connection with the mandatory redemption of the Company's Series B Preferred Stock upon the consummation of the Offering. See 'Description of Securities -- Preferred Stock.'

(4) Consists of anticipated expenditures in connection with advertising, attendance at trade shows, public relations activities and merchandising activities. Also includes anticipated expenses in connection with the potential acquisition by the Company of existing brewpubs and/or the development of new brewpubs.

(5) Consists of anticipated expenditures in connection with the purchase of additional fermenting equipment, a new bottling line, kegs and laboratory equipment for testing facilities.

(6) To the extent that the Company's cash flow from operations is not sufficient to pay Mr. Connor's and Mr. Moore's salaries pursuant to their employment agreements, the Company may utilize net proceeds from the Offering that are otherwise allocated to working capital and general corporate purposes to pay such salaries. See 'Risk Factors -- Broad Discretion in Application of Proceeds' and 'Management -- Employment Arrangements.'

     The initial application of the net proceeds of the Offering represents management's estimate based upon current business and economic conditions. Although the Company does not contemplate material changes in the proposed allocation of the use of proceeds, to the extent the Company finds that an adjustment is required by reason of existing business conditions, the amounts shown may be adjusted among the uses indicated above.

     Although the Company believes that the net proceeds of the Offering will be sufficient to finance its activities for at least 12 months following the date of this Prospectus, there can be no assurance in that regard. See 'Risk Factors -- Possible Need For Additional Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     To the extent that the Company's application of the net proceeds set forth above are less than is initially estimated or if the net proceeds of the Offering increase as a result of the exercise by the Underwriter of its over-allotment option, or as a result of the exercise of the Redeemable Warrants, the resulting balances will be used either for the purposes set forth above or for general working capital purposes. The net proceeds of the Offering that are not expended immediately will be deposited in interest-bearing accounts, or invested in government obligations, certificates of deposit or similar short-term, low risk investments.

                                DIVIDEND POLICY

     The Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future with respect to its Common Stock. The Company's future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board. The Company presently intends to retain any earnings which the Company may realize in the foreseeable future to finance the growth of the Company.

                                    DILUTION

     The Company had a negative net tangible book value of $(472,676) or $(0.20) per share as of September 30, 1996. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the net proceeds from the sale of the Securities offered hereby (after deducting the underwriting discount and estimated offering expenses) and the initial application of the net proceeds therefrom, the as adjusted net tangible book value of the Company at September 30, 1996 would have been $5,034,110 or $1.57 per share, representing an immediate dilution of $3.43 (or approximately 69%) per share to the public investors as illustrated by the following table:

Assumed initial public offering price per share of Common Stock.............................                 $5.00

  Negative net tangible book value per share of Common Stock before the Offering(1).........     $(0.20)

  Increase in net tangible book value per share of Common Stock attributable to public
     investors..............................................................................      $1.77
                                                                                              ---------

  As adjusted net tangible book value per share of Common Stock after the Offering..........                 $1.57
                                                                                                         ---------

Dilution per share of Common Stock to public investors(1)...................................                 $3.43
                                                                                                         ---------
                                                                                                         ---------

------------------

(1) In the event that the Underwriter exercises its over-allotment option in full, the as adjusted net tangible book value after this Offering would be approximately $1.76 per share, which would result in immediate dilution to public investors of approximately $3.24 per share.

     The following table sets forth, as of the date of this Prospectus, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by new investors purchasing shares of Common Stock from the Company in this Offering.


                                       NUMBER OF     PERCENT     PERCENT OF TOTAL      TOTAL
                                        SHARES      OF TOTAL       CONSIDERATION    CONSIDERATION   AVERAGE PRICE
                                       PURCHASED     SHARES            PAID             PAID          PER SHARE
                                      -----------   --------     ----------------   -------------   -------------
Present Shareholders...............    2,307,078       72%              19%         $1,072,155         $0.46

Public Investors...................      900,000       28%              81%          4,500,000(1)      $5.00
                                     -----------    -----            -----          ----------

Total..............................    3,207,078      100%             100%         $5,572,155
                                     -----------    -----            -----          ----------
                                     -----------    -----            -----          ----------

------------------

(1) Allocates no value to the Redeemable Warrants offered hereby.

     The foregoing table assumes no exercise of the Redeemable Warrants or the Series B Warrant. To the extent that any options issued by the Company in the future or the Redeemable Warrants or the Series B Warrant are exercised, there may be further dilution to the new investors in this Offering.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996. This information should be read in conjunction with the financial statements and the notes thereto which are included elsewhere in this Prospectus.


                                                                                    SEPTEMBER 30, 1996
                                                                               -----------------------------
                                                                                  ACTUAL      AS ADJUSTED(1)
                                                                               -------------  --------------
Short-term debt, including current portion of long-term debt.................  $      75,600   $     32,400
                                                                               -------------  --------------
                                                                               -------------  --------------
Long-term debt...............................................................  $   1,353,764   $    188,468

Series A Preferred Stock, $10.00 par value,
  500,000 shares authorized; no shares issued and
  outstanding, and no shares issued and outstanding,
  pro forma, as adjusted.....................................................             --             --

Series B Preferred Stock, $10.00 par value,
  500,000 shares authorized; 70,000 shares issued and
  outstanding, actual; 70,000 shares issued
  and outstanding, and no shares issued and outstanding,
  as adjusted................................................................        700,000             --

Shareholders' equity:

  Common Stock, no par value, 19,000,000
     shares authorized, 2,307,078 shares issued and
     outstanding, actual; 3,207,078 shares issued and
     outstanding, as adjusted................................................      3,691,428      8,991,428

  Accumulated deficit........................................................       (799,228)    (3,946,982)
                                                                               -------------  --------------
Total shareholders' equity...................................................      2,892,200      5,044,446
                                                                               -------------  --------------
Total capitalization.........................................................  $   4,945,964   $  5,232,914
                                                                               -------------  --------------
                                                                               -------------  --------------

------------------

(1) Gives effect on an as adjusted basis to (i) the sale of 900,000 shares of Common Stock and 4,000,000 Redeemable Warrants in connection with this Offering at the assumed initial public offering prices of $5.00 and $.50, respectively, (ii) the repayment of the SBA Loan of $408,496, (iii) the repayment of the $800,000 of Debentures and accrued and unpaid interest of $9,336, plus the write off of unamortized original issue discount of $1,223,764 and write off of deferred financing costs of $31,200 and (iv) the redemption of $700,000 of Series B Preferred Stock and accrued and unpaid dividends of $4,628, plus the write off of unamortized original issue discount of $1,851,090 and write off of deferred financing costs of approximately $27,736. See 'Use of Proceeds.'

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the Company's statement of operations data for the period from March 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 are derived from the audited financial statements of the Company which appear elsewhere in this Prospectus. The statement of operations data for the nine months ended September 30, 1996 and September 30, 1995 and the balance sheet data at September 30, 1996 are derived from unaudited financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein have been made. The results of operations for the most recent interim period are not necessarily indicative of the Company's financial results for the entire current fiscal year. The selected financial data should be read in conjunction with the financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus.


                                                       MAY 17, 1994
                                                        (INCEPTION)                       NINE MONTHS ENDED
                                                            TO         YEAR ENDED     --------------------------
                                                       DECEMBER 31,   DECEMBER 31,     SEPT. 30,      SEPT. 30,
                                                           1994           1995           1995           1996
                                                       ------------   ------------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Sales................................................            --    $   237,644    $   120,549    $   428,835
Excise taxes.........................................            --         13,338          6,760         24,213
                                                                       -----------    -----------    -----------
    Net sales........................................            --        224,306        113,789        404,622
Cost of goods sold...................................            --        486,229        374,781        582,098
                                                                       -----------    -----------    -----------
    Gross loss.......................................            --       (261,923)      (260,992)      (177,476)
                                                                       -----------    -----------    -----------
Advertising, promotional and selling expenses........            --         93,039         59,985        101,468
General and administrative expenses..................   $    38,538        278,565        246,936        277,010
                                                        -----------    -----------    -----------    -----------
    Operating loss...................................       (38,538)      (633,527)      (567,913)      (555,954)
Interest expense.....................................            --        (51,729)       (36,710)      (151,918)
Other income, (expense) net..........................         2,427         38,450         28,654         19,873
                                                        -----------    -----------    -----------    -----------
    Loss before income taxes.........................       (36,111)   $  (646,806)   $  (575,969)   $  (687,999)
Income taxes(1)......................................                        1,496            893             --
                                                        -----------    -----------    -----------    -----------
    Net loss.........................................   $   (36,111)   $  (648,302)   $  (576,862)   $  (687,999)
                                                        -----------    -----------    -----------    -----------
                                                        -----------    -----------    -----------    -----------
Net loss per share of Common Stock...................   $     (0.02)   $     (0.30)   $     (0.28)   $     (0.31)
                                                        -----------    -----------    -----------    -----------
                                                        -----------    -----------    -----------    -----------
Weighted average shares outstanding(2)...............     1,867,595      2,201,662      2,049,941      2,229,773
                                                        -----------    -----------    -----------    -----------
                                                        -----------    -----------    -----------    -----------

                                                                                          SEPTEMBER 30, 1996
                                                                       DECEMBER 31,   ---------------------------
                                                                           1995         ACTUAL     AS ADJUSTED(3)
                                                                       -------------  -----------  --------------
BALANCE SHEET DATA:
Working capital (deficit)............................................   $  (237,543)  $   195,048   $  3,836,538
Total assets.........................................................     1,104,126     5,601,815      5,845,565
Total liabilities....................................................       948,587     2,009,615        801,119
Shareholders' equity.................................................       155,539     2,892,200      5,044,446

------------------

(1) The Company had elected to be taxed pursuant to Subchapter S of the Internal Revenue Code of 1986, as amended, for the year ended December 31, 1995, but on December 1, 1995, the Company exceeded the maximum number of shareholders as permitted under Subchapter S. Accordingly, all taxable income or loss and tax credits are the responsibility of the Company's shareholders for the period from January 1, 1995 through November 30, 1995. The Company terminated its Subchapter S election and is now taxed as a C corporation, effective December 1, 1995. Effective with the change to a C corporation, the Company accounts for its income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Income taxes reported for the year ended December 31, 1995 represent federal and state income taxes prior to 1995 when the Company was taxed as a C corporation.

(2) Loss per share of Common Stock was computed based on the weighted average number of common shares and common share equivalents outstanding during the year, as restated for the 100% stock dividend, effected in the form of a stock split, payable on February 10, 1996 to shareholders of record on December 6, 1995. In August and September 1996, 1,038,188 shares issued have been treated as outstanding for all periods in calculating loss per common share because such shares were issued for consideration below the proposed public offering price of $5.00 per share.

(3) Gives effect on an as adjusted basis to (i) the sale of 900,000 shares of Common Stock and 4,000,000 Redeemable Warrants in connection with this Offering at the assumed initial public offering prices of $5.00 and $.50, respectively, (ii) the repayment of the Company's SBA Loan of $408,496,
    (iii) the repayment of the $800,000 of Debentures and accrued and unpaid interest of $9,336, plus the write off of unamortized original issue discount of $1,223,764 and write off of deferred financing costs of approximately $31,200 and (iv) the redemption of $700,000 of Series B Preferred Stock and accrued and unpaid dividends of $4,628, plus the write off of unamortized original issue discount of $1,851,090 and write off of deferred financing costs of approximately $27,736. See 'Use of Proceeds.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the financial statements and accompanying notes thereto and the other sections contained in this Prospectus. Management's Discussion and Analysis of Financial Condition and Results of Operations, contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words 'anticipate,' 'believe,' 'estimate,' and 'expect' and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in 'Risk Factors.'

OVERVIEW

     Independence Brewing Company was incorporated in May 1994 and began distribution of its Independence Ale in kegs and bottles in May 1995 and June 1995, respectively. The Company's brewery, located in Philadelphia, Pennsylvania, was completed and became operational in late February 1995 and commenced brewing in March 1995. For the period from June 1994 through February 1995, the Company's principal activities were raising capital, securing third party financing and completing construction of its brewing facility. The Company produces seven products: four styles of beer which are offered year-round, Independence Ale, Independence Lager, Independence Gold and Independence Porter; and three which are seasonal beers, Independence Franklinfest (Fall), Winter Warmer (Winter) and Quaker City Wheat (Summer). The Company's current brewing equipment has the capacity to brew approximately 12,000 - 14,000 barrels per year, which is in part dependent on the style of beer produced. However, currently the Company can only package a limited portion of its brewing capacity due primarily to its current bottling line deficiencies. For the nine months ended September 30, 1996, gross sales totaled $428,835 on approximately 3,000 barrels of production, as compared to gross sales of $120,549 for the comparable period in 1995 on 806 barrels of production. For the year ended December 31, 1995, sales totaled $237,644 on 1,414 barrels of production. The Company had no sales for the period from May 17, 1994 (inception) through December 31, 1994. The Company believes that period-to-period comparisons of its financial results should not be relied upon as an accurate indicator of future performance. The considerable resources expended by the Company's management in connection with this Offering may have a material adverse effect on the Company's operating results in the last quarter of 1996 and the first half of 1997. The Company's revenues are generated predominantly from sales of beer to independent third party wholesale distributors. In addition, the Company derives revenues from the sale of its products directly to retailers and from contract brewing arrangements in which the Company utilizes a portion of its excess capacity to produce beers for third parties which market and sell such products under their own label. To the extent that the Company is not able to utilize this excess capacity, the Company believes that operating margins may be negatively impacted. For the nine month period ended September 30, 1996, approximately 18% of the Company's revenues resulted from its contract brewing operations. Although margins for contract brewing are lower compared to the sale of the Company's own products to wholesale distributors, the Company expects this business to continue until such time as the Company's own products fully utilize production capacity.

     The Company is currently operating a refurbished bottling line which does not include all originally manufactured parts. Incompatibility in re-manufactured parts has resulted in unanticipated machine down-time, decreased bottling capacity and problems with the adhesion of product labels to bottles. Under normal circumstances, using originally manufactured parts, the Company's current bottling line would have the capacity to fill 300 bottles per minute. However, due to the unanticipated problems, the bottling line has been able to fill only 35 bottles per minute. In addition, the Company has experienced problems with product labels falling off during production. As the Company has grown, demand for the Company's products has at times exceeded its bottling capacity. In addition, this decreased capacity has resulted in spreading smaller revenue over existing fixed and semi-variable costs, which has negatively impacted the Company's operating margins. The Company anticipates purchasing a new bottling line shortly after completion of this Offering with approximately $500,000 of the net proceeds from this Offering. This new bottling line, which the Company anticipates will be operational in the first quarter of 1997, will be designed to increase the Company's bottling capacity and alleviate its labeling problems. The Company recently paid a $55,000 deposit on this new bottling line. The Company also anticipates purchasing additional kegs, laboratory equipment and fermenting equipment, for which it anticipates expending approximately $90,000, $10,000 and up to $300,000, respectively, of the net proceeds from this Offering. See 'Risk Factors -- Unanticipated Manufacturing Limitations,' 'Use of Proceeds,' and 'Certain Transactions -- Private Placements.'

      In addition to the level of consumer demand and the availability of bottling capacity, the Company's sales are also affected by other factors such as new product introductions, a limited marketing budget, third party wholesaler promotions and competitive considerations. Sales in the beer industry generally reflect a degree of seasonality, with lower sales in the first quarter of the calendar year generally due to decreased consumption of beer after the holiday season. The Company operates with little or no backlog of orders because of distributor demand for immediate inventory and because its ability to predict sales in future periods has, to date, been limited.

     The Company's capacity utilization has a significant impact on gross profits. Most capital costs associated with building a brewery and fixed and semi-variable costs related to operating a brewery are incurred prior to or beginning upon commencement of production at the brewery. Although the Company's brewing equipment has the capacity to brew approximately 12,000 - 14,000 barrels per year, for the nine months ended September 30, 1996 the Company produced approximately 3,000 barrels due primarily to its current bottling line deficiencies. Because the initial production level has been substantially below the brewery's maximum designed brewing capacity, operating margins have been negatively impacted. The Company expects this impact to be reduced if and as the brewery's actual production increases. In addition, the Company expects the incremental costs of shipping beer from the Company's existing brewery to continue to increase as the volume of beer supplied to more distant markets increases.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1995 Compared to Nine Months Ended September 30, 1996

     Sales. Gross sales increased from $120,549 in the first nine months of 1995 to $428,835 for the same period in 1996. The substantial increase in gross sales was due in part to the Company's commencing distribution of its beer products in May of 1995 and, to a greater extent, to the expansion of the Company's third party wholesale distribution network from four distributors at September 30, 1995 to 17 distributors at September 30, 1996. This revenue increase reflected an increase in sales volume from 806 barrels in the first nine months of 1995 to 3,003 barrels for the same period in 1996, with relatively stable sales prices.

     Excise taxes. Excise taxes increased from $6,760 in the first nine months of 1995 to $24,213 for the same period in 1996, reflecting the increased level of sales volume on which federal and certain local excise taxes are paid. Excise taxes as a percentage of sales remained constant at approximately 6% in the first nine months of 1996 as compared to the same period in 1995. The Company pays federal and certain local excise taxes on sales volume. Accordingly as sales increase, excise taxes paid by the Company will increase unless the Company increases shipments to jurisdictions where local excise taxes are paid by the third party wholesale distributor rather than the brewer, as is the case in Maryland and the District of Columbia.

     Cost of goods sold. Cost of goods sold increased from $374,781 in the first nine months of 1995 to $582,098 for the same period in 1996, primarily due to the increase in sales volume in 1996. Cost of goods sold as a percentage of sales declined from approximately 311% in the first nine months of 1995 to approximately 136% as compared to the same period in 1996, primarily due to increased sales which reduced per barrel fixed and semi-variable costs associated with operating the brewery. Increases in raw materials costs and utility costs from $153,718 in the first nine months of 1995 compared to $278,642 in the same period in 1996 are associated with increased sales and the utilization of the production facility from the time the Company commenced brewing in March 1995. Repairs and maintenance increased from $16,582 for the nine months ended September 30, 1995 to $44,924 for the same period in 1996 due primarily to repairs and maintenance related to the Company's bottling line.

     Advertising, promotional and selling expenses. Advertising, promotional and selling expenses increased from $59,985 in the first nine months of 1995 to $101,468 for the same period in 1996. Advertising, promotional and selling expenses as a percentage of sales declined from approximately 50% in the first nine months of 1995 to approximately 24% as compared to the same period in 1996, primarily due to initial purchases of promotional items, such as apparel and other retail items used by third party wholesale distributors, in the first nine months of 1995 which were not made in the comparable 1996 period.

     General and administrative expenses. General and administrative expenses increased from $246,936 in the first nine months of 1995 to $277,010 for the same period in 1996. General and administrative expenses as a percentage of sales declined from approximately 205% in the first nine months of 1995 to approximately 65% in the same period in 1996. Increases in professional fees from $14,633 for the first nine months ended September 30, 1995 to $50,352 for the nine months ended September 30, 1996 in connection with financing activities and other relatively small increases in general and administrative expenses as compared to the increased level of sales represented the primary increases.

     Interest expense. Interest expense increased from $36,710 in the first nine months of 1995 to $151,918 for the same period in 1996, due to the increase in the outstanding principal of subordinated convertible notes from $25,000 at September 30, 1995 to $263,300 at September 30, 1996 and the amortization of deferred financing costs associated with these obligations, as well as the write off of unamortized deferred financing costs when these obligations were converted into Common Stock in August 1996 and the write off of original issue discount for the nine months ended September 30, 1996. Interest expense as a percentage of sales increased from approximately 30% in the first nine months of 1995 compared to approximately 35% in the same period in 1996.

     Other income (expense), net. Other income (expense), net decreased from $28,654 in the first nine months of 1995 to $19,873 for the same period in 1996, due primarily to reduced event income received from Company sponsored events held in 1996. Other income (expense), net as a percentage of sales, decreased from approximately 24% in the first nine months of 1995 compared to approximately 5% in the same period in 1996.

YEAR ENDED DECEMBER 31, 1995

     The Company was incorporated in May 1994 and commenced brewing beer in March 1995. The Company began distributing its Independence Ale in kegs and bottles in May 1995 and June 1995, respectively. Therefore, the comparison of the year ended December 31, 1994 to the year ended December 31, 1995 is not meaningful and has not been presented.

     Sales. Gross sales totaled approximately $237,644 for the year ended December 31, 1995 on 1,415 barrels of production.

     Excise taxes. Excise taxes totaled approximately $13,338 for the year ended December 31, 1995. Excise taxes as a percentage of sales was approximately 6% for the year ended December 31, 1995.

     Cost of goods sold. Cost of goods sold totaled approximately $486,229 for the year ended December 31, 1995. Cost of goods sold as a percentage of sales was approximately 205% for the year ended December 31, 1995. Raw materials costs and utility costs totaled $183,250 for the year ended December 31, 1995. Repairs and maintenance totaled $19,312 for the year ended December 31, 1995 reflecting repairs and maintenance relating to the Company's bottling line.

     Advertising, promotional and selling expenses. Advertising, promotional and selling expenses totaled $93,039 for the year ended December 31, 1995. Advertising, promotional and selling expenses as a percentage of sales were approximately 39% for the year ended December 31, 1995. During 1995, the Company made initial purchases of promotional items, such as apparel and other retail items used by wholesale distributors.

     General and administrative expenses. General and administrative expenses totaled $278,565 for the year ended December 31, 1995. General and administrative expenses as a percentage of sales were approximately 117% for the year ended December 31, 1995. Professional fees totaled $24,816 for the year ended December 31, 1995. Also included in general and administrative expenses for the year ended December 31, 1995 is $15,000 of non-cash compensation paid to certain individuals who received Common Stock valued at $3.00 per share in lieu of services rendered to the Company.

      Interest expense. Interest expense totaled $51,729 for the year ended December 31, 1995. Interest expense as a percentage of sales was approximately 22% for the year ended December 31, 1995. This interest is associated with the Company's SBA Loan and Philadelphia Industrial Development Corporation ('PIDC') notes and to a lesser extent with the Company's subordinated convertible notes of $75,000, which were issued in late December 1995.

     Other income (expense), net. Other income (expense), net totaled $38,450 for the year ended December 31, 1995. Other income (expense), net as a percentage of sales was approximately 16% for the year ended December 31, 1995. Other income (expense), net primarily represents income received from two Company sponsored events held in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has funded its operations and capital requirements through the issuance of Common Stock, the SBA Loan and PIDC debt and the issuance of certain subordinated convertible notes in 1995 and during the nine months ended September 30, 1996. Net cash used in operating activities in 1994 and 1995 and for the nine months ended September 30, 1996 was $61,155, $444,663 and $216,283, respectively. Net cash used in operating activities was primarily generated by net losses for the respective periods and increases in accounts receivable and inventories, offset in part by increases in accounts payable and accrued expenses.

     Net cash used in investing activities in 1994 and 1995 and for the nine months ended September 30, 1996 was $610,003, $413,709 and $561,139,
respectively. Cash used in investing activities was primarily for the purchase of fixed assets relating to brewery equipment and other equipment. The Company expects to incur approximately $900,000 of additional capital expenditures in the first half of 1997 for the purchase of additional kegs, laboratory equipment and fermenting equipment and the replacement of the Company's bottling line. The Company has paid a deposit of $55,000 toward this new bottling line. See 'Use of Proceeds' and 'Certain Transactions -- Private Placements.' Net cash provided by financing activities in 1994 and 1995 and for the nine months ended September 30, 1996 was $598,994, $933,318, and $1,435,826, respectively.

     In anticipation of the closing of the financing transactions described below (the 'Private Placements'), the Company was advanced an aggregate of $200,000 on May 6, 1996 and July 16, 1996 by Winfield to fund short term operations. This advance was repaid in connection with the closing of the Private Placements.

     To fund operations, on August 12, 1996, September 13, 1996 and September 20, 1996, the Company sold an aggregate of $800,000 of debentures convertible into shares of Series A Preferred Stock of the Company (the 'Debentures') to Winfield and certain shareholders of the Company (collectively referred to as the 'Purchasers'). To the extent that such shareholders did not so participate, Winfield agreed to act as 'standby' purchaser for the entire $800,000 in Debentures being offered.

     In consideration of the purchase by the Purchasers of the Debentures, the Purchasers received warrants which entitled them to purchase 415,275 shares of Common Stock for the aggregate exercise price of $2,081 (the 'Series A Warrants'). All of the Series A Warrants were exercised by the Purchasers on September 13, 1996 and September 20, 1996. The Company assigned a deferred interest charge of $3.00 per share, totaling $1,245,825, to these shares and is amortizing it over the term of the Debentures. In addition, in consideration of the purchase by Winfield of the Debentures, Winfield received (i) a warrant (the 'Preferred Warrant') that entitled Winfield to purchase 70,000 shares of Series B Preferred Stock of the Company, par value $10.00 (the 'Series B Preferred Stock'), exercisable immediately for an aggregate exercise price of $700,000 and
(ii) a warrant (the 'Series C Warrant') that entitles Winfield to purchase 622,913 shares of Common Stock for the aggregate exercise price of $3,115. The Preferred Warrant and the Series C Warrant were exercised by Winfield on September 13, 1996. The Company assigned a deferred interest charge of $3.00 per share, totaling $1,868,739, to these shares and is amortizing it over the term of the Series B Preferred Stock.

     In consideration for agreeing to act as standby purchaser for the balance of the Debentures not purchased by the Company shareholders and for agreeing to allow all of the qualified shareholders of the Company to participate in the purchase of the Debentures, Winfield received a warrant (the 'Series B Warrant') which entitles Winfield to purchase 3.5 million shares of Common Stock of the Company at a price of $6.00 per share. The Series B Warrant is immediately exercisable and expires five years following the Company's initial public offering.

     In connection with the Private Placements, Winfield received a $15,000 processing fee and a $45,000 commitment fee. In connection with the issuance and anticipated repayment of the Debentures and the Series B Preferred Stock from the net proceeds of this Offering, the Company will write off (i) unamortized original issue discount of $1,223,764 and $1,851,090, respectively, and (ii) deferred financing costs of $31,200 and $27,736 relating to the Debentures and the Series B Preferred Stock, respectively.

     The Company had cash and cash equivalents at December 31, 1995 and September 30, 1996 of $2,782 and $661,186, respectively. The Company believes that cash flow from the Private Placements will be sufficient to meet short-term liquidity needs. Additionally, the net proceeds from the Offering will be used to redeem the Debentures and Series B Preferred Stock described above, repay the SBA Loan, expand marketing and sales, fund certain capital expenditures and finance working capital expenditures. See 'Use of Proceeds.'

     During the period June 25, 1994 through December 1, 1995, the Company offered for sale and sold to investors a total of 207,914 shares of Common Stock (the 'Original Shares'). During the period of December 1995 through May 1996, the Company offered and sold to investors notes, convertible into shares of Common Stock at maturity, in the aggregate principal amount of $263,300, such notes which were later converted into shares of Common Stock (together with the Original Shares, the 'Rescission Securities'). Because certain of the applicable provisions of federal and state securities laws relating to the registration of securities for offer and sale may have not been complied with in connection with the offer and sale of the Rescission Securities, the Company offered to repurchase the Rescission Securities for cash in an amount equal to the original purchase price plus interest from the date of purchase, less any dividends, interest payments or cash distributions in respect to the Rescission Securities. The Company received rescission acceptances from five shareholders whose investment totaled $24,750 for 18,000 shares of Common Stock. On September 27, 1996, the Company repurchased such shares of Common Stock for an aggregate purchase price, including interest, of $26,927. On September 27, 1996, the Company also sold 18,000 shares of Common Stock to four shareholders for an aggregate purchase price of $24,750. No underwriters were involved and no commissions were paid in the foregoing transactions.

IMPACT OF INFLATION

     Although the Company has not attempted to calculate the effect of inflation, management does not believe inflation has had a material effect to date on its results of operations. However, production and raw material costs are expected to increase over time as a result of general economic inflation, and there can be no assurance that the Company will be able to offset the resulting negative effects on its business through increasing the sale prices of its product.

NET OPERATING LOSS CARRYOVERS

     As a result of the Offering, the Company will experience an 'ownership change' for purposes of determining its ability to use its net operating loss ('NOL') carryovers as deductions against future taxable income under federal income tax law. Its annual NOL deductions after the Offering will be limited to a dollar amount determined by multiplying the value of the Company's outstanding stock as of the Offering date by an index rate determined under federal law. The annual limitation is expected to be approximately $900,000.

                                    BUSINESS

GENERAL

     Independence Brewing Company, which was incorporated in Pennsylvania in 1994, is a regional producer of fresh, high-quality, preservative-free craft-brewed ales, lagers, porters and seasonal beers. The Company's products are marketed under the 'Independence' label. The Company produces seven products: four styles of beer which are offered year-round, Independence Ale, Independence Lager, Independence Gold and Independence Porter; and three which are seasonal beers, Independence Franklinfest (Fall), Winter Warmer (Winter) and Quaker City Wheat (Summer). The Company brews, kegs and bottles its products at its brewery in Philadelphia, Pennsylvania for wholesale distribution generally by 17 independent wholesale distributors in seven states and the District of Columbia. The Company's brewing equipment currently has the capacity to brew approximately 12,000 - 14,000 barrels per year, which is in part dependent on the style of beer produced. However, currently the Company can only package a limited portion of its brewing capacity due primarily to its current bottling line deficiencies. For the nine months ended September 30, 1996, the Company produced approximately 3,000 barrels. In addition to brewing its own products, the Company has entered into contract brewing arrangements in which the Company produces beers for third parties which market and sell such products under their own label. The Company may also in the future develop and operate brewpubs with third parties that offer for sale, in addition to food, the Company's beer brewed on the premises.

INDUSTRY BACKGROUND

     The market for beer in the United States consists of essentially three segments: economy beers, imports and craft-brewed beers. Economy beers are brewed by the largest domestic producers, such as Anheuser-Busch, Miller, Coors and Stroh, each of which measures yearly volume in tens of millions of barrels, and mid-sized and regional breweries, each of which produces hundreds of thousands of barrels per year. The second largest segment of the U.S. beer market is the import segment, which accounted for approximately 6% of all U.S. beer sales in 1995. This segment includes well known, widely promoted brands such as Heineken, Amstel, Corona, Bass and Guinness, as well as hundreds of lesser known brands from dozens of countries.

     The third segment of the U.S. beer market, and the segment in which the Company operates, is made up of craft-brewed beers. The craft-brewing segment generally consists of small, independent brewers whose predominant product is preservative-free, hand-crafted beer that is brewed with high-quality, fresh ingredients. Craft-brewing refers to beers produced by microbreweries, regional specialty breweries, brewpubs and contract brewers. Small breweries which generally produce less than 15,000 barrels per year are referred to as microbreweries. Those breweries which were founded as microbreweries, but have since outgrown the category, are referred to as regional specialty breweries. Breweries that sell their beers exclusively or primarily at their own bar or restaurant are referred to as brewpubs. Companies which do not have their own brewery, but rather market beer produced 'under contract' by an existing, usually regional, brewery are referred to as contract brewers.

     Craft beers are full-flavored beers brewed with quality hops, malted barley, yeast and water without adjuncts such as rice, corn or stabilizers or water dilution used to lighten beer and dilute flavor for mass production and consumption. According to industry data, the craft-brewing segment of the domestic beer market has had an annual average growth rate of approximately 46% from 1986 through 1995 and, in 1995, the total combined sales for this segment reached approximately 3.8 million barrels, with total share of the domestic beer market, excluding exports, increasing to 2% from 1.3% in 1994.

     The Company believes that the growing demand for craft-brewed beers in the United States is part of a broader shift in preferences on the part of a certain segment of consumers from mass-produced products toward high-quality distinctive foods and beverages. The Company also believes that the primary cause for the rapid growth of craft-brewed beers is consumers' rediscovery of and demand for more traditional, full-flavored beers. Before Prohibition, the domestic beer industry consisted of hundreds of small breweries that brewed such full-flavored beers. Since the end of Prohibition, large domestic breweries have shifted production to milder, lighter beers, which use lower cost ingredients, and can be mass-produced to take advantage of economies of scale in production and advertising. This shift toward these mass-produced beers has coincided with the consolidation in the beer industry. According to industry reports, the domestic beer market is dominated by five large companies. Anheuser-Busch, Miller, Coors, Stroh and
G. Heileman Brewing Co. produced approximately 92.5% of the beer sold in the domestic beer market, including the craft-brewed beer market, in 1995.

     Per capita beer consumption in the United States has declined in all but two of the last 10 years and consecutively for the last five years. The Company believes that as consumers began to drink less beer, they focused their consumption on more flavorful, full bodied or otherwise distinctive beers. Initially, the Company believes that this demand was met by imported beers from the Netherlands, Germany, Canada and Mexico. Beginning in the late 1980's and early 1990's, a number of domestic craft-brewers began selling flavorful, more full-bodied beers, usually in small local geographic markets, and often through their own brewpubs. In response to increased demand for more flavorful beers, the number of craft-brewed beers has increased dramatically. This growth has also been fueled by craft-brewers' ability to (i) deliver locally produced beer fresher than beer made far away, (ii) promote the notion that beers made in small quantities from all natural ingredients is better than mass produced beer,
(iii) appeal to regional loyalties and (iv) capitalize on the growing consumer interest in beer making and brewing history. Currently, there are more than 900 craft-brewers in the United States. In addition to the many microbrewers and contract brewers, the three major brewers (Anheuser-Busch, Miller and Coors) have all entered this market, either through developing their own specialty beers or by acquiring or forming partnerships with existing craft-brewers.

STRATEGY

     The Company's goal is to be one of the leading brewers of craft-brewed beers in the United States. To attain this goal, the Company intends to employ the following strategies:

     EXPAND PRODUCT OFFERINGS

     The Company intends to develop new products in order to introduce beer drinkers to various styles of beer and to promote the Company's products. These new products allow the Company's customers to try new styles of beer while remaining loyal to the Independence brand. New products also help the Company generate increased distribution and retailer focus on the Company's products. The Company produces seven products, three of which are seasonal brands and all of which are marketed under the 'Independence' label. The Company anticipates adding additional seasonal beers as well as other 'draft only' beers in the future. In addition, in light of the minimal additional production costs, the Company may produce an old-fashioned root beer soft-drink in the future.

     INCREASE DISTRIBUTION NETWORK

     The Company currently distributes its products generally through 17 independent wholesale distributors for resale in bars, restaurants, liquor stores and other retail liquor license holders in Pennsylvania, New Jersey, Delaware, Virginia, Maryland, Florida, the District of Columbia and Massachusetts. The Company plans to expand its network of distributors both within its existing markets and to new markets. In order to service an increased distribution network and build relationships with additional distributors, the Company intends to hire additional sales representatives to motivate distributors to increase sales of the Company's products and to stimulate retailer and consumer demand. The Company intends to implement market penetration and sales goals with each new distributor, to regularly monitor the achievement of such goals, to establish effective incentive programs for the distributors and their sales forces, to train the distributors' sales forces and to hold motivational sessions for them and accompany distributor sales people on their sales calls.

     DEVELOP CONSUMER AWARENESS

     The Company intends to supplement its wholesale distributors' marketing efforts by increasing the public's awareness of the Independence brand in the territories in which its beers are marketed. A key component of the Company's marketing strategy is to provide opportunities for potential consumers to learn about and sample the Company's beers. The Company may in the future open brewpubs which offer for sale, in addition to food, the Company's beer brewed on the premises. See 'Use of Proceeds.' In addition, the Company anticipates that it will continue to sponsor beer events throughout the year, such as September's 'Great Barley Fest,' the Halloween 'Broo Party,' the 'Midwinter Blues & Brews' and the 'Big East Brew Review' in the Spring, which bring consumers to its brewing facility and promote the Independence product line, and continue to participate in local events that highlight the Company's products. Moreover, the Company has built and is currently expanding its database of customers. The Company utilizes this database in a direct mail program which conveys information concerning the Company's products and beer events and other general information about brewery happenings. The Company believes that consumers will attend such events and will receive such Company literature, which the Company believes will create a public awareness of the Company's products.

     DEVELOP CONSUMER LOYALTY THROUGH HIGH-QUALITY PRODUCTS

     The Company believes that it can develop brand loyalty by producing consistent high-quality products. The Company currently produces its beers under the supervision of its Brewmaster, Mr. William Moore. The Company recently received a gold medal for its Independence Franklinfest at the 1996 Great American Beer Festival and a bronze medal for its Independence Gold at both the 1996 Great American Beer Festival and the Association of Brewers' 1996 World Beer Cup International Competition. In addition, the Company leases and operates its owns brewing facility to optimize the quality and consistency of its products and to achieve the greatest control over its production costs. The Company uses high-quality natural ingredients in its brewing process and employs third party testing laboratories to assure that high-quality standards are maintained. Management believes that its award-winning Brewmaster, its emphasis on product quality and its control over its production process are critical competitive advantages which have resulted in superior quality award winning products. The Company intends to capitalize on its high-quality products to build brand loyalty.

PRODUCTS

     The Company produces a variety of unpasteurized full-flavored craft beers using traditional European brewing methods which do not employ any cereal adjuncts, syrups, sugars, additives or preservatives. The Company brews its beers using high-quality two row malts, specialty roasted malts, imported and domestic hops, cultured ale or lager yeast strains and other natural ingredients. All of the Company's product formulas and brewing procedures have been developed by Mr. Moore. Mr. Moore has extensive experience in product formulation. The Company recently received a gold medal for its Independence Franklinfest brand in the Marzen/Oktoberfest category at the 1996 Great American Beer Festival and a bronze medal in the Golden Ale/Canadian-Style Ale Category for its Independence Gold brand at both the 1996 Great American Beer Festival and the Association of Brewers' 1996 World Beer Cup International Competition. In addition, while at Stoudt Brewery, a craft-brewer in Adamstown, Pennsylvania, Mr. Moore produced beers which won seven gold, six silver, and one bronze medal at the Great American Beer Festival.

     The Company produces seven products, three of which are seasonal brands and each of which has its own distinctive combination of flavor, color and clarity. The Company's product offerings consist of:

          Independence Ale. A pale ale with both English and American influences, Independence Ale is light amber in color due to the recipe's specialty malts. This ale is made from two row malt and four specialty malts, plus a touch of wheat, and three varieties of hops. It is full-bodied and has a hoppy flavor with a dry nutty finish.

          Independence Gold. Independence Gold has a golden color and a full-bodied taste resulting from four distinctive malts. This beer has three different kinds of hops which results in a clean, crisp finish.

          Independence Lager. A full-bodied European-style lager with medium bitterness, Independence Lager has a slight malt sweetness and a deep, rich gold color. This lager is made from four different malts and three varieties of domestic and imported hops resulting in a clean taste with a pleasant finish.

          Independence Franklinfest. Independence Franklinfest, the Company's version of a traditional Marzen style lager/Octoberfest, is light copper in color and has a malt sweetness. Rich, creamy and full bodied, Franklinfest is brewed with seven different malts and three varieties of imported and domestic hops, as well as authentic Bavarian lager yeast.

          Independence Porter. Independence Porter is a traditional American porter brewed with five different malts resulting in a crisp dry finish. This brew contains roasted and chocolate malts and is lightly hopped. The chocolate malts help give this porter a rich brown color.

          Winter Warmer. A strong traditional English style ale, Winter Warmer employs both English and American malt and hops and has a high alcohol content (6% - 7% by weight). Winter Warmer has a sweet toffee flavor with a malty texture and a bronze color.

          Quaker City Wheat. Quaker City Wheat is an unfiltered, Bavarian style Hefe Weizen summer seasonal. This top fermented wheat beer has a 1-to-1 wheat to barley ratio and is lightly hopped, which contributes to its full flavor.

     In an effort to be responsive to changing consumer style and flavor preferences, the Company engages continually in the development and testing of new products. The Company believes that the continued success of craft brewers will increasingly depend upon their ability to be innovative and attentive to consumer desires for new and distinctive taste experiences. The Company's brewing equipment enables it to develop and produce small batches of experimental beer within 14 to 28 days for tasting, testing and analysis by management. The Company intends to continue to introduce new and different seasonal brews from time to time utilizing new ingredients which it hopes will appeal to its target market.

BREWING FACILITY

     In November 1994, the Company leased a 32,000 square foot facility on approximately 3.5 acres in Philadelphia, Pennsylvania and hired brewery engineers to design and install a brewery to meet its special requirements. Production began in March 1995, and the Company produced approximately 3,000 barrels in the nine months ended September 30, 1996, approximately 560 barrels of which were produced for third parties pursuant to contract brewing arrangements. See '-- Contract Brewing Arrangements.' The Company's current brewing equipment has the capacity to brew 12,000 - 14,000 barrels per year, which is dependent in part on the style of products produced. However, currently the Company can only package a limited portion of its brewing capacity due primarily to its current bottling line deficiencies. For the nine months ended September 30, 1996, the Company produced approximately 3,000 barrels. With the Company's anticipated new bottling line, this brewing capacity may be incrementally expanded by the addition of fermentation tanks, finishing tanks and refrigeration equipment at the existing facility.

BREWING OPERATIONS

     Brewing Process. Beer is made primarily from four natural ingredients: malted grain, hops, yeast and water. The grain most commonly used in brewing is barley, owing to its distinctive germination characteristics, which make it easy to ferment. The Company believes that it uses the finest barley crops, typically using strains having two rows of grain in each ear. A wide variety of hops may be used to add balance to the brew; some varieties best confer bitterness, while others are chosen for their ability to impart distinctive aromas to the beer. Nearly all the yeasts used to induce or augment fermentation of beer are of the species Saccharomyces cerevisiae and Saccharomyces carlesbergenes, the top-fermenting yeasts used in ale production and the bottom-fermenting yeasts associated with lager, respectively.

     Prior to the Company receiving the malts, third parties begin the malting process by placing barley into a maltster which steeps the barley or wheat grain in water, thereby facilitating germination, and then dries and cures the grain through roasting. This process breaks down complex carbohydrates and proteins so that they can be easily extracted. The malting process imparts color and adds the distinctive flavor characteristic of barley. At this point, the malts are delivered to the brewery where various malts are milled to a coarse grist and mixed with warm water. This mixture, or 'mash,' is heated and stirred in the mash mixer, a large mixing vessel. Mashing time and temperature affect the flavor of the beer allowing the simple carbohydrates and proteins to be converted into fermentable sugars. Naturally occurring enzymes cause this biochemical conversion. The mash is then moved to the lauter tun where it is strained and sparged (showered with hot water) to produce a liquid, high in fermentable sugars, called 'wort,' which then is pumped into a brew kettle to be boiled, concentrated and clarified. Hops are added during the boil to impart bitterness, balance, and aroma. The specific blend of hops further affects the flavor of the beer. After the boil, the wort is transferred to the whirlpool for clarifying by separating any impurities and solids. Then, the wort is cooled by heat exchanging. The entire brewing process, from mashing through heat exchanging, is typically completed in 6 - 9 hours, depending on the formation and style of the product being brewed. Next, the wort is moved to a fermenting tank, where specially cultured, sterilized yeast is added to initiate fermentation. During fermentation, the wort's sugars are metabolized by the yeast cells, producing carbon dioxide, a natural source of carbonation, alcohol, esters and ketones along with many other flavor compounds. After fermentation, the beer is aged at cool temperatures for several weeks, at which time the beer is clarified and the full flavor develops. Filtration, where called for by the beer style, is the final step, removing unwanted yeast and naturally occurring sediment. The beer is then moved to the finishing tank which is used to hold the finished product for the calculation of tax. At this point, the beer is in its peak condition and ready for bottling or keg racking.

     Brewing Equipment. The Company uses state of the art brewing equipment, which is supplied by JV Northwest, one of the United States' leading brewing equipment manufacturers. The Company's facility contains a four vessel 40 barrel brewhouse with separate hot and cold liquor tanks. The four vessel system best utilizes the Company's brewer's time as the flow process is constantly moving forward from mash-mixer to lauter tun, brew kettle and whirlpool to enable multiple batch brewing in a 10 to 12 hour day. An indoor silo houses 50,000 lbs of two row malt which enables a lower bulk rate purchase cost. The mill room features a digitally programmed grist case which weighs the milled malts prior to auguring into the brewhouse. Current capacity is determined by the Company's fermentation vessels, which consist of three 80 barrel and two 160 barrel fermenters, thus enabling annual brewing of between 12,000 - 14,000 barrels depending on the style of products produced. Two 160 barrel finishing tanks are used to measure production and check for proper carbonation. The Company believes that its brewing methods are cost effective and produce high-quality ales and lagers.

     Bottling and Kegging. Like many other craft-brewed beers, the Company's products are not pasteurized. Accordingly, they must be kept cool so that oxidation and heat-induced aging will not adversely affect the original taste. The Company packages its craft beers in both bottles and kegs. Bottled beer must be polished filtered to more thoroughly remove undesirable spoiling elements and enable at least a 90 day shelf-life. Twelve ounce bottles are rinsed through a twist rinser, filled on a 34 valve filler, labeled on an automatic labeler, then hand packed and sent to a case sealer before being stored in a 2,000 square foot cold box. The bottles are freshness-dated for the benefit of consumers. Draft beer is packaged in new sankey style kegs which are more expensive yet preferred by retailers for their ease of handling and storage. Draft beer is also stored in the Company's on-site cold storage. The Company's current bottling line is manufactured with rebuilt parts and has the efficiency capacity to package 35 bottles per minute. The Company has paid a $55,000 deposit and intends to purchase a new bottling line soon after the completion of this Offering that will be capable of packaging 150 bottles per minute. The Company anticipates this new bottling line will be operational in the first quarter of 1997. This new bottling line, with its 24 valve double pre-evacuation filler, will lower the quantity of air in each bottle, thereby allowing the Company's product to have a shelf-life of up to 120 days. See 'Risk Factors -- Unanticipated Manufacturing Limitations,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Certain Transactions -- Private Placements.'

     Product Development and Quality Control. Research and product development activities are on-going. Opportunities identified by the Company are formulated and developed by the Company's Brewmaster, Mr. William Moore. Mr. Moore is responsible for developing new beers, managing raw material selection, optimizing efficiency and educating Company personnel regarding taste and other qualities. Since most beer types fall into major categories or subcategories, an extensive development process is not required to bring new products to market. Quality control is managed by Mr. Moore who has received quality control training at the University of California at Davis' specially designed program for microbiology and quality control. Mr. Moore monitors all major parameters to ensure compliance with its specifications and the consistency of each brand from beer to beer. These parameters include gravity, alcohol, bitterness, color, foam formation and stability, acid, airs, carbon dioxide, and fill levels, in addition to all the requisite microbiological checks and shelf life stability measurements. The Company currently uses third party testing laboratories to assure that high-quality standards are maintained. After the Offering, the Company anticipates adding the capability to do this testing on its own premises. See 'Use of Proceeds.'

     Ingredients and Raw Materials. The Company has several sources for the purchase of ingredients or other raw materials. Malt, specialty malt, hops, and yeast can be purchased from a number of suppliers whose prices are all relatively competitive. The Company uses local municipal water supplied by the City of Philadelphia for the Company's brewing operations, with a carbon filtration system at the brewery to remove chlorine and other impurities. The Company's operations also utilize glass bottles, caps, labels, kegs and corrugated and other paper products, all of which are anticipated to be available from several sources. As with most agricultural products, the supply and price of raw materials used to produce the Company's beers can be affected by a number of factors beyond the control of the Company, such as frosts, droughts, other weather conditions, economic factors affecting growing decisions, various plant diseases and pests. If any of the foregoing were to occur, no assurance can be given that such condition would not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's results of operations are dependent upon its ability accurately to forecast its demand for raw materials. Any failure by the Company accurately to forecast its demand for raw materials could result in the Company either being unable to meet higher than anticipated demand for its products or producing excess inventory, either of which may materially adversely affect the Company's business, results of operations and financial condition.

PRODUCT DISTRIBUTION

     The Company's products are available for sale to consumers from kegs or in bottles at restaurants, taverns, bars, sporting events and liquor stores, as well as at supermarkets, directly at the brewery and at convenience stores. The Company's products are generally delivered to these retail outlets through a network of 17 independent wholesale distributors, whose principal business is the distribution of beer and, in some cases, other alcoholic beverages, and who typically have local distribution relationships with one or more national beer brands. In addition, in two counties in Pennsylvania, the Company exclusively sells its products directly to retailers. Two wholesale distributors accounted for approximately 21% and 22% of the Company's sales for the year ended December 31, 1995, the same two wholesale distributors accounted for approximately 25% and 24% of the Company's sales for the nine month period ended September 30, 1995 and three wholesale distributors accounted for approximately 11%, 11% and 10% of the Company's sales for the nine month period ended September 30, 1996. The Company's largest and third largest distributors in 1995 merged and the aggregate entity was for the nine months ended September 30, 1996 the Company's largest distributor. The Company's second largest distributor for the year ended December 31, 1995 is no longer among the Company's largest distributors, due to the Company's decision to distribute products itself in the Philadelphia region. The Company has chosen to directly distribute products in the Philadelphia region primarily in order to reduce its advertising, promotional and selling expenses in connection with the sale of such products. The loss of any wholesale distributor, if not immediately replaced, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company, together with its distributors, markets its products to retail outlets and generally relies on its distributors to provide regular delivery to retailers, to maintain retail shelf space, create demand for its products and to oversee timely rotation of inventory to ensure the continuing freshness of its products. The Company will also offer its products directly to consumers at brewpubs if the Company establishes such operations in the future.

MARKETING AND SALES

     Sales of the Company's draft beer began in May 1995, with bottle sales commencing in June 1995. As of January 1, 1997, the Company maintained a sales and marketing staff of three sales representatives, whose efforts are focused primarily on assisting the Company's distributors with promotions and product placements. In addition, the Company has retained seven additional sales representatives on a commission basis, who provide similar services. The Company has recently hired a sales manager to manage the growth and productivity of its sales force. In order to service an increased distribution network and build relationships with additional distributors, the Company intends to hire additional sales representatives to motivate distributors to increase sales of the Company's products and to stimulate retailer and consumer demand. The Company presently markets its products in a region comprised of Pennsylvania, New Jersey, Delaware, Virginia, Maryland, Florida, the District of Columbia and Massachusetts.

     The Company intends to advertise its products in local newspapers, on the radio, and in specialty beer publications within these markets. In addition, the Company promotes its products through its direct mail program, including a quarterly newsletter, advertising in specialty beer publications, its beer events and the use of point of sale promotional materials, such as table tents, posters and signs in retail outlets. The advertising and promotional materials are designed to stress the unique qualities of the Company's products, such as product freshness and the styles of beers offered. These advertising and promotional materials also highlight the Company's Brewmaster and the Company's primary focus on product quality. The Company believes that this promotional campaign will help develop and maintain a high-quality image for the Company's brewery and its products which the Company anticipates will result in increased sales of the Company's products. The Company currently conducts public relations activities internally. See '-- Strategy -- Develop Consumer Awareness.'

     To promote retail product sales, the Company periodically offers 'post-offs,' or volume price discounts to distributors. Distributors and retailers often participate in these price discounts. In addition, the Company anticipates that it may in the future offer such promotions in additional markets in response to local competition.

COMPETITION

     The highly fragmented craft beer segment is one of the fastest growing segments of the domestic beer industry. The Company competes primarily with other participants in the craft beer segment of the domestic beer market in its region such as Dock Street Brewing Company, Red Bell Brewing Company, Stoudt's Brewing Company, Lancaster Malt Brewing Company, Weyerbacher Brewing Company and Victory Brewing Company, and with imported beers such as Heineken, Amstel, Corona and Guinness brands and mass-market national brewers such as Miller, Anheuser-Busch, Coors and Stroh. See 'Risk Factors -- Competition' and '-- Industry Background.' Competition within the domestic craft beer segment is based on product quality, taste, consistency and freshness, ability to differentiate products, promotional methods and product support, transportation costs, distribution coverage and, to a lesser degree, price.

     As the Company expands its distribution network within the mid-Atlantic region and beyond, and as other craft brewers expand their distribution networks, the Company expects to encounter increasing competition from other regional specialty brewers, as well as from contract brewers. Although certain of these competitors distribute their products nationally and may have superior financial or other resources than the Company, management believes that the Company possesses certain competitive advantages, such as a regional brewing facility, and its high-quality products produced by the Company's Brewmaster.

     The Company also competes against producers of imported beers. Although imported beers currently account for a much greater share of the domestic beer market than craft beers, the Company believes that it possesses significant competitive advantages over certain importers, including lower transportation costs, no importation duties, proximity to and familiarity with local consumers, a high degree of product freshness, eligibility for lower federal excise taxes and freedom from currency fluctuations.

     In response to the rapid growth of the craft beer segment, several of the major domestic brewers have introduced fuller-flavored beers, and others may be expected to do so in the future. The Company expects that certain of the major national brewers, with their superior financial resources, access to raw materials and established national distribution networks, will seek further participation in the continuing growth of the craft beer segment through investments in, or the formation of distribution alliances with, craft brewers. The increasing participation of the major national brewers will likely increase competition for market share and increase price competition within the craft beer segment. The Company believes that the participation by the major national brewers will tend to increase advertising, distribution and consumer education and awareness of craft beers, and thus contribute to further rapid growth of this industry segment. See 'Risk Factors -- Competition.'

CONTRACT BREWING ARRANGEMENTS

     The Company has entered into arrangements to utilize a portion of its excess production capacity to provide contract brewing services to third parties which market and sell beer produced by the Company, under the third party's own proprietary labels. Although margins for contract brewing are lower compared to the sale of the Company's own products to wholesale distributors, the Company expects this business to continue until such time as the Company's own products fully utilize production capacity. Approximately 9% and 18% of the Company's revenues resulted from contract brewing in 1995 and the nine month period ended September 30, 1996, respectively.


     The Company is currently under contract to brew 'Jersey Shore Gold' and 'Jersey Harvest Ale' for Hunterdon Brewing Company, based in Hunterdon, New Jersey. This arrangement involves a minimum order size of 80 barrels and an annual production minimum of 5,500 cases. The Company was engaged in January 1997 to brew a pilsner style lager under contract for the Greater Providence Brewing Company. In addition to these contract arrangements, the Company produces the house brand beer for a national entertainment chain. With eight current locations and one location which is anticipated to open by the first quarter of 1997, this entertainment chain operates locations which range in size from a minimum of 35,000 square feet to as much as 70,000 square feet. Its house brand is currently provided in both bottle and keg versions in its Philadelphia and Florida locations and will soon be available in its Atlanta and Chicago locations. The Company has applied to receive licensing for sales to this entertainment company's Texas locations. There is no assurance that the Company will receive the appropriate license in Texas, that this relationship will continue or that this relationship will provide significant future sales.

 GOVERNMENT REGULATION

     The Company's business is highly regulated at federal, state and local levels. Various permits, licenses and approvals necessary to the Company's brewery and pub operations and the sale of alcoholic beverages are required from various agencies, including the U.S. Treasury Department, Bureau of Alcohol, Tobacco and Firearms (the 'BATF'), state alcohol regulatory agencies in the states in which the Company sells its products and state and local health, sanitation, safety, fire and environmental agencies. In addition, the beer industry is subject to substantial federal excise taxes, although the Company benefits from favorable treatment granted to brewers producing less than 2 million barrels per year.

     Management believes that the Company currently has all licenses, permits and approvals necessary for its current brewing operations. However, existing permits or licenses could be lost, revoked or suspended if the Company were to fail to comply with the terms of such permits or licenses, and additional permits or licenses could in the future be required for the Company's existing or expanded brewing operations. If licenses, permits or approvals necessary for the Company's brewery or pub operations were unavailable or unduly delayed, or if any such permits or licenses were lost, revoked or suspended, the Company's ability to conduct its business could be materially adversely affected.

     ALCOHOLIC BEVERAGE REGULATION AND TAXATION

     The Company's brewery is subject to licensing and regulation by a number of governmental authorities. The Company operates its brewery under federal licensing requirements imposed by the BATF. The BATF requires the filing of a 'Brewer's Notice' upon the establishment of a new commercial brewery. In addition, commercial brewers are required to file an amended Brewer's Notice every time there is a material change in the brewing process or brewing equipment, change in the brewery's location, change in the brewery's management or a material change in the brewery's ownership. The Company's operations are subject to audit and inspection by the BATF at any time. The Company will be required to amend its Brewer's Notice in connection with the Offering. Although, the Company does not anticipate any governmental concerns in connection with such amendment, there can be no assurance that none will be raised.

     In addition to the regulations imposed by the BATF, the Company's brewery is subject to various regulations concerning retail sales, deliveries and selling practices in states in which the Company sells its products. Failure by the Company to comply with applicable federal or state regulations could result in limitations on the Company's ability to conduct its business. The BATF's permits can be revoked for failure to pay taxes, to keep proper accounts, to pay fees, to bond premises, and to abide by federal alcoholic beverage production and distribution regulations, or if holders of 10% or more of the Company's equity securities are found to be of questionable character. Permits from state regulatory agencies can be revoked for many of the same reasons.

     The Pennsylvania Liquor Control Board ('PLCB') issues operating licenses to manufacturers of beverages containing alcohol located in the Commonwealth of Pennsylvania. The PLCB also ensures compliance with state tax provisions. The PLCB regulations provide certain operating, record-keeping and marketing requirements for license holders. These requirements include posting of a $10,000 bond upon issuance of a license, inspections of the brewery by representatives of the PLCB, maintaining records of the amount of beer produced and sold, limiting certain promotional activities and prohibiting sales by the Company on Sunday. Failure by the Company to comply with the PLCB requirements could result in fines, penalties or sanctions being imposed against the Company which could range from written warnings to revocation of the Company's license. The temporary or permanent loss of the Company's PLCB license would have a material adverse effect on the Company's financial condition and results of operations. PLCB regulations limit the Company's ability to increase its prices to distributors within 180 days after a price decrease, except under certain limited circumstances or with the prior consent of the PLCB. In addition, the license issued by the PLCB to the Company will not be transferable or assignable without the approval of the PLCB. As a result, a sale of the Company or its business would be subject to, and may be delayed by, the required approval by the PLCB.

     The U.S. federal government currently imposes an excise tax of $18 per barrel on every barrel of beer produced for consumption in the United States. However, any brewer with production under 2 million barrels per year instead pays federal excise tax in the amount of $7 per barrel on the first 60,000 barrels it produces annually. While the Company is not aware of any plans by the federal government to reduce or eliminate this benefit to small brewers, any such reduction in a material amount could have a material adverse effect on the Company. In addition, the Company will lose the benefit of this rate structure if it exceeds the 2 million barrel production threshold, which the Company believes is not likely in the near future. Individual states also impose excise taxes on alcoholic beverages in varying amounts, which have also been subject to change. It is possible that excise taxes will be increased in the future by both the federal government and several states. In addition, increased excise taxes on alcoholic beverages have been considered in connection with various governmental budget-balancing or funding proposals. Any such increases in excise taxes, if enacted, could materially adversely affect the Company.

     STATE AND FEDERAL ENVIRONMENTAL REGULATION

     The Company's brewery operations are subject to environmental regulations and local permitting requirements regarding, among other things, air emissions, water discharges and the handling and disposal of wastes. While the Company has no reason to believe the operations of its facility violate any such regulation or requirement, if such a violation were to occur, the Company's business may be materially adversely affected. In addition, if environmental regulations were to become more stringent in the future, the Company could be materially adversely affected.

     DRAMSHOP LAWS

     The serving of alcoholic beverages to a person known to be intoxicated may, under certain circumstances, result in the server's being liable to third parties for injuries caused by the intoxicated customer. If the Company opens brewpubs, the Company will attempt to address this concern by implementing employee training and designated-driver programs. The Company has obtained host liquor and legal liquor liability insurance coverage for its activities in connection with marketing and promotional events that involve selling liquor. Future increases in premiums could make it prohibitive for the Company to obtain adequate insurance coverage or maintain its existing coverage, and large uninsured damage awards against the Company could have a material adverse affect on the Company's financial condition and results of operations.

PROPERTY

     The Company currently leases an approximately 32,000 square foot facility on approximately 3.5 acres in Philadelphia, Pennsylvania for its executive offices and its brewery at a current cost of $5,733.33 per month, plus all applicable taxes, insurance premiums, expenses for utilities and costs for any other services assessed against the property. The lease on this facility terminates on November 30, 2004. The rent expense increases each year of the lease up to $9,333.33 per month in the final year of the lease. The Company has an option to purchase such property for $700,000, increasing each year up to $800,000 on November 30, 2001, at which time such option expires. The Company believes it has adequate space to conduct its operations.

TRADEMARKS

     The Company has filed applications to register '1776' and 'FranklinFest' with the United States Patent and Trademark office. Although the Company expects '1776' and 'FranklinFest' to be registered in due course, there can be no assurance any such trademarks will be registered, or if registered, there can be no assurance that they will not be challenged at some later date. The Company has entered into an agreement with Independence Florida whereby (i) Independence Florida transferred and assigned all of its rights, title and interest in the Independence Marks and the Applications to the Company, (ii) Independence Florida was granted a perpetual royalty free license to use the Independence Marks for its one location only, subject to termination upon certain conditions, and (iii) the Company agreed not to operate a bar or restaurant in Broward County, Florida, Independence Florida's geographic region, without the consent of Independence Florida. See 'Risk Factors -- Conflict of Interest and Trademark Conflict.'

     The Company has entered into an exclusive license and purchase agreement with Moosehead for the use of the Moosehead Marks. This agreement is for a two year license for use of the

Moosehead Marks in the United States whereby the Company will pay Moosehead $30,000 per year for such right and, upon termination of such two-year period, all rights to the use of 'Independence' will be transferred to the Company for an additional payment of $30,000. See 'Risk Factors -- Risk of Third Party Claims of Infringement of Intellectual Property; Uncertainty of Trademark Protection.'

     The Company utilizes a number of recipes in the production of its beers and protects these recipes as trade secrets. In addition, product packaging, advertising and promotional design and artwork are important to the Company's success, and such materials are considered protected by common law copyright. See 'Risk Factors -- Risk of Third Party Claims of Infringement of Intellectual Property; Uncertainty of Trademark Protection.'

EMPLOYEES

     At January 1, 1997 the Company had 17 employees, including 10 in production, three in sales and marketing, and four in administration. Of these, six are part-time employees. The Company believes its relations with its employees to be good.

LEGAL PROCEEDINGS

     The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     Set forth below is certain information regarding the Company's directors and executive officers:

              NAME                     AGE                                   POSITION
              ----                     ---                                   --------
Robert W. Connor, Jr.............      34   Chairman of the Board, President, Chief Executive Officer and
                                            Treasurer

William Moore....................      40   Director, Brewmaster and Secretary

Stefan Karnavas..................      34   Director

Michael R. Thompson..............      44   Director

Jacques de Saint Phalle..........      36   Director

      Robert W. Connor, Jr. Mr. Connor, founder of the Company, has been the Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company since May 1994. From 1991 to 1994, Mr. Connor was an Investment Consultant with Pennsylvania Merchant Group Ltd. Mr. Connor was also the Vice President, Secretary and a member of the Board of Directors of Independence Florida from April 1995 until January 1997.

     William Moore. Mr. Moore has been the Company's Brewmaster and Secretary since May 1994. From 1990 to 1994, Mr. Moore was the head brewer for Stoudt's Brewery in Adamstown, Pennsylvania.

     Stefan Karnavas. Mr. Karnavas has been a director of the Company since July 1996. Mr. Karnavas has been the Chief Financial Officer of the Cobblestone Golf Group, Inc. since April 1996. From 1990 to 1996, Mr. Karnavas was the Treasurer of Horizon Cellular Telephone Company.

     Michael R. Thompson. Mr. Thompson has been a director of the Company since December 1996. Since April 1991, Mr. Thompson has been employed by Turner Investments Partners, Inc. ('TIP') and is responsible for new business activities and client services. TIP provides investment management services primarily to institutional investors.

     Jacques de Saint Phalle. Mr. de Saint Phalle has been a director of the Company since December 1996. Since March 1996, Mr. de Saint Phalle has been employed by Bear Stearns & Co. as a Managing Director in its securities division. From 1993 to 1995, Mr. de Saint Phalle was employed by Bankers Trust New York Corporation as a Managing Director in its securities division. From 1989 to 1993, Mr. de Saint Phalle was employed by Citicorp as a Vice President in its securities division.

     The Company is currently searching for and anticipates hiring a Chief Operating Officer and a controller as soon as practicable after the Offering.

     Each member of the Board was elected to hold office for a period of one year and until his successor is elected and qualified or until such director's earlier death, resignation or removal. Directors will not receive any compensation for serving on the Board. The officers are elected by the Board and serve at the Board's discretion.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the Company's Chief Executive Officer for the year ended December 31, 1996 (the 'Named Executive Officer'). No other executive officer of the Company received total annual salary and bonus in excess of $100,000 during the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                                         --------------------
                      NAME AND PRINCIPAL POSITION                         SALARY      BONUS
                      ---------------------------                        ---------  ---------
Robert W. Connor, Jr...................................................  $  36,581         --
  Chairman of the Board, President,
  Chief Executive Officer and Treasurer

------------------
(1) Mr. Connor has entered into an employment agreement which provides for certain increases in his annual salary upon completion of the Offering. See ' -- Employment Agreements.'

EMPLOYMENT ARRANGEMENTS

     Mr. Connor entered into a three-year employment agreement (the 'Connor Agreement') with the Company on August 12, 1996. Mr. Connor will serve as President and Chief Executive Officer of the Company and will receive for his services a base salary of $50,000 per year, such base salary to be increased to $100,000 upon the closing of the Offering, plus annual increases of not less than 10% of the prior year's salary for the first two years after the Offering. The Company anticipates that such salary increases will be funded from cash flow from operations. However, to the extent that cash flow from operations is not sufficient to pay such salary increases, the Company may utilize net proceeds from the Offering that are otherwise allocated to working capital and general corporate purposes. See 'Use of Proceeds.' Mr. Connor is also eligible for an annual bonus as determined by the Board. In addition, the Company has agreed after the Offering to grant Mr. Connor options to purchase that number of shares of Common Stock pursuant to the Company's Stock Plan equal to 2.5% of the issued and outstanding shares of Common Stock as of August 12, 1996 (not including shares issuable pursuant to any warrants of the Company). The Connor Agreement provides that Mr. Connor is subject to a covenant not to compete with the Company during the term of his employment and for a two-year period after his employment with the Company terminates. If Mr. Connor is terminated for any reason other than 'cause', 'total disability', as defined therein, or the death of Mr. Connor, the Company must pay Mr. Connor his salary as accrued through the date of termination and for two years thereafter. 'Cause' is generally defined as: (i) failure to fulfill his employment duties; (ii) breach of certain covenants in the Connor Agreement; (iii) commission of a felony or crime of moral turpitude, fraud or misrepresentation, whether or not related to the Company; (iv) any willful act injuring the Company; or (v) the breach of duty of loyalty to the Company. During the term of the Connor Agreement and at all times after his termination, Mr. Connor has agreed to retain in confidence and not otherwise use any confidential or proprietary information of the Company.

     Mr. Moore entered into an employment agreement (the 'Moore Agreement') with the Company effective as of August 12, 1996 and terminating on December 31, 1999. Mr. Moore will serve as the Brewmaster of the Company and will receive a base salary of $45,000 per year, plus annual increases based upon the salary policies of the Company and Mr. Moore's contributions to the Company. Mr. Moore is also eligible for an annual bonus as determined by the Board. Mr. Moore is subject to a covenant not to compete with the Company during the term of his employment and for a two-year period after his employment with the Company terminates. In addition, if Mr. Moore is terminated for any reason other than 'cause', as defined in the Moore Agreement, 'total disability', as defined therein, or the death of Mr. Moore, the Company must pay Mr. Moore, or his heirs, his salary as accrued through the date of termination and for two years thereafter. 'Cause' is generally defined as: (i) failure to fulfill his employment duties; (ii) breach of certain covenants in the Moore Agreement;

(iii) commission of a felony or crime of moral turpitude, fraud or misrepresentation, whether or not related to the Company; (iv) any willful act injuring the Company; or (v) the breach of duty of loyalty to the Company. During the term of the Moore Agreement and at all times after his termination, Mr. Moore has agreed to retain in confidence and not otherwise use any confidential or proprietary information of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     In January 1997, the Board formed an Audit Committee and a Compensation Committee. The Audit Committee will review the engagement of the independent accountants, will review and approve the scope of the annual audit undertaken by the independent accountants and will review the independence of the accounting firm. The Audit Committee will also review the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The members of the Audit Committee are Messrs. Karnavas, Thompson and de Saint Phalle. The Compensation Committee will review all salary and executive compensation issues for the Company's employees and directors. The members of the Compensation Committee are Messrs. Karnavas, Thompson and de Saint Phalle.

STOCK PLAN

     The Company has adopted the Independence Brewing Company Omnibus Stock Plan (the 'Stock Plan') which provides for the grant of stock options to purchase up to an aggregate of 300,000 shares of the Common Stock, stock appreciation rights (including free-standing, tandem and limited stock appreciation rights) ('SARs'), restricted or unrestricted share awards, phantom stock, performance awards, or any combination of the foregoing (collectively, 'Awards'). Participation in the Stock Plan is open to all employees, directors and consultants of the Company (the 'Participants'). The Company believes that the Stock Plan will promote the long-term growth and profitability of the Company by providing key people associated with the Company with incentives to improve shareholder value and to contribute to the growth and financial success of the Company. Moreover, the Company believes that the Stock Plan will enable the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

     The Stock Plan will be administered by the Board, or in the alternative, a committee appointed by the Board whose members are deemed to be 'Non-Employee Directors' as that term is defined in Rule 16b-3 under the Exchange Act of 1934 (the 'Exchange Act') (such group administering the Stock Plan will be referred to as the 'Committee'). The persons eligible to receive Awards under the Stock Plan are those Participants selected by the Committee in its discretion from time to time.

     All terms and conditions of Awards granted under the Stock Plan are determined by the Committee, including the selection of Participants to whom Awards will be granted, the types of Awards to be granted, the number of shares to be covered by or used for reference purposes for each Award, the exercise price or base price, respectively, of each stock option or SAR granted (price may not be less than 100% of the fair market value for incentive stock options ('ISOs')), the expiration date of each stock option and SAR granted (subject to a maximum of 10 years from the date of the grant), the vesting schedule and any other material provisions.

     In the event of any stock dividend, stock split, recapitalization, reclassification, combination of shares, or other similar event, appropriate proportional adjustments will be made in the number of shares reserved for issuance under the Stock Plan, the number, kind and price of shares covered by outstanding Awards, and any other matters which relate to Awards and which are affected by the changes set forth above. The Stock Plan also provides for the ability of the Committee to accelerate or change the exercise date of Awards, and provides discretion to the Committee to take whatever other actions it deems necessary or desirable with respect to all outstanding Awards upon the occurrence of a 'Change of Control,' as such term is defined in the Stock Plan. Stock options and SARs may not be exercised more than 10 years after the date of grant (five years after the date of grant with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock) and Awards granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution.

     The Committee has the discretion to award stock options to Participants as either ISOs (employees only) or as non-qualified stock options ('NQSOs'). Stock options awarded to Participants who are not employees are NQSOs. The exercise price of an ISO must be not less than the fair market value of the Common Stock on the date the option is granted (110% of fair market value with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock), and is payable upon the exercise of the option. The exercise price of a NQSO may be less than the fair market value of the Common Stock on the date the option is granted. The number of shares covered by ISOs granted to any optionee is limited such that the aggregate fair market value of stock (determined as of the date of the grant) with respect to which ISOs are exercisable for the first time by such optionee in any calendar year shall not exceed $100,000. The excess ISOs, if any, will be treated as NQSOs.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock at January 1, 1997, including the effect of the exercise of any outstanding warrants, and as adjusted to reflect the sale of the Common Stock in the Offering by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director and the Named Executive Officer of the Company and (iii) all directors and the Named Executive Officer as a group.

                                                                                                PERCENTAGE OF
                                                                            NUMBER OF         OUTSTANDING SHARES
                                                                             SHARES             OF COMMON STOCK
                         NAME AND ADDRESS OF                              BENEFICIALLY       BEFORE        AFTER
                           BENEFICIAL OWNER                                 OWNED(1)        OFFERING     OFFERING
                         -------------------                            -----------------  -----------  -----------

Robert W. Connor, Jr..................................................        574,166          24.9%        17.9%
7501 McCallum Street
Philadelphia, PA 19118

Winfield Capital Corp.(2).............................................      4,449,941          76.6%        66.3%
237 Mamaroneck Avenue
White Plains, NY 10605

William Moore.........................................................         50,000           2.2%         1.6%
274 Diamond Street
Pottstown, PA 19464

Stefan Karnavas.......................................................         19,220             *            *
Cobblestone Golf
5220 Fiore Terrace
Apartment M-304
San Diego, CA 92122

Michael R. Thompson...................................................         18,194             *            *
1 Springton Pointe Drive
Newtown Square, PA 19073

Jacques de Saint Phalle...............................................         62,977           2.7%         2.0%
108 Fifth Avenue #4C
New York, NY 10011

All officers and directors as a group (five persons)..................        724,557          31.4%        22.6%

------------------

*    Represents less than 1% of the outstanding shares of Common Stock.

(1)  As used in this table, 'beneficial ownership' means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have 'beneficial ownership' of any security that such person has the right to acquire within 60 days after such date.

(2)  Includes 3,500,000 shares of Common Stock issuable upon the exercise of the Series B Warrant granted to
     Winfield, which is exercisable immediately at an exercise price of $6.00 per share. See 'Certain Transactions
     -- Private Placements.'

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENTS

     In anticipation of the closing of the financing transactions described below (the 'Private Placements'), the Company was advanced an aggregate of $200,000 on May 6, 1996 and July 16, 1996 from Winfield to fund short term operations. The Company's President and Chief Executive Officer, Mr. Robert W. Connor, Jr., personally guaranteed each of the notes. The entire principal amount of each note was repaid in connection with the closing of the Private Placements and the personal guarantees were released.

     To fund operations, on August 12, 1996, September 13, 1996 and September 20, 1996, the Company sold $800,000 of debentures convertible into shares of Series A Preferred Stock of the Company (the 'Debentures') to Winfield and certain shareholders of the Company (collectively referred to as the 'Purchasers'). To the extent that such shareholders did not so participate, Winfield agreed to act as 'standby' purchaser for the entire $800,000 in Debentures being offered.

     In consideration of the purchase by the Purchasers of the Debentures, the Purchasers received warrants which entitled them to purchase 415,275 shares of Common Stock for the aggregate exercise price of $2,081 (the 'Series A Warrants'). All of the Series A Warrants were exercised by the Purchasers on September 13, 1996 and September 20, 1996. The Company assigned a deferred interest charge of $3.00 per share totaling $1,245,825 to these shares and is amortizing it over the term of the Debentures.

     In addition, in consideration of the purchase by Winfield of the Debentures, Winfield received (i) a warrant (the 'Preferred Warrant') that entitled Winfield to purchase 70,000 shares of Series B Preferred Stock of the Company, par value $10.00 (the 'Series B Preferred Stock'), exercisable immediately for an aggregate exercise price of $700,000 and (ii) a warrant (the 'Series C Warrant') that entitled Winfield to purchase 622,913 shares of Common Stock for the aggregate exercise price of $3,115. Winfield exercised the Preferred Warrant and the Series C Warrant on September 13, 1996. The Company assigned a deferred interest charge of $3.00 per share, totaling $1,868,739, to these shares and is amortizing it over the term of the Series B Preferred Stock. The Company has an obligation to redeem all outstanding shares of Series B Preferred Stock upon the consummation of the Offering, including dividends payable to date. Holders of the Series B Preferred Stock are entitled to receive dividends at the rate of $1.40 per share per year. See 'Use of Proceeds' and 'Description of Securities -- Preferred Stock -- Series B Preferred Stock.'

     In consideration for agreeing to act as standby purchaser for the balance of the Debentures not purchased by the Company shareholders and for agreeing to allow certain shareholders of the Company to participate in the purchase of the Debentures, Winfield received a warrant (the 'Series B Warrant') which entitles Winfield to purchase 3.5 million shares of Common Stock of the Company at a price of $6.00 per share. The Series B Warrant is immediately exercisable and expires five years following the Company's initial public offering.

     The holders of the shares of Common Stock that were issued upon exercise of the Series A Warrants, the holders of the shares of Common Stock that were issued upon exercise of the Series C Warrant and the holders of the Series B Warrant are entitled to certain rights with respect to the registration under the Securities Act, for resale to the public, of (i) the shares of Common Stock that were issued upon exercise of the Series A Warrants and the Series C Warrant and (ii) the Series B Warrant, respectively. See 'Description of Securities -- Registration Rights.'

     The Company received approximately $1,310,000 of net proceeds from the sale of the Debentures and the Series B Preferred Stock after accounting for a $15,000 processing fee and a $45,000 commitment fee paid to Winfield and approximately $130,000 in professional fees and expenses. Such net proceeds, a substantial amount of which has already been expended, were allocated, in approximate amounts, as follows: (i) working capital ($755,000); (ii) new bottling line deposit ($55,000); (iii) marketing and sales ($200,000); (iv) trademark and patent expenses ($100,000); (v) kegs and keg equipment ($75,000); (vi) brewery improvements ($50,000); (vii) packaging materials ($40,000); and (viii) point of sales equipment ($35,000). The foregoing are estimated allocations of such proceeds from which the actual use may differ. The Company intends to repay the Debentures with a portion of the net proceeds from this Offering. See 'Use of Proceeds.'

     In connection with the issuance and anticipated repayment of the Debentures and the Series B Preferred Stock, the Company will write off (i) unamortized original issue discount of $1,223,764 and $1,851,090, respectively, and (ii) deferred financing costs of approximately $31,200 and $27,736, respectively.

     Winfield has agreed unconditionally that it will not sell, offer to sell, pledge, contract to sell or otherwise attempt to transfer or dispose of any beneficial interest in any equity or derivative securities it received in connection with the Private Placements for so long as requested by Nasdaq, not to exceed a period of thirty-six (36) months from the date of purchase.

     In addition, Mr. Connor has agreed to vote in favor of the election of one nominee for the Board of Directors of the Company selected by Winfield, as long as Winfield owns greater than 10% of the outstanding Common Stock.

GUARANTIES

     On January 18, 1995, the Company borrowed $430,000 pursuant to the SBA Loan. The SBA Loan is evidenced by a promissory note bearing interest at the prime rate plus 2% (effective rate of 10.25% at September 30, 1996). Principal and interest are payable monthly through January 18, 2002 when all unpaid interest and principal are due in full. Robert W. Connor, Jr. personally guaranteed the SBA Loan. Upon the consummation of the Offering, the SBA Loan will be repaid in full with a portion of the net proceeds from this Offering, thereby releasing Mr. Connor's guarantee. See 'Use of Proceeds.'

     On February 1, 1995, the Company borrowed $250,000 pursuant to a Philadelphia Industrial Development Corporation loan. The loan is evidenced by a promissory note bearing annual interest at 3.75%. Principal and interest are payable monthly through July 1, 2002. Robert W. Connor, Jr. personally guaranteed this loan. The Company does not anticipate repaying this loan in the near future.

FLORIDA AGREEMENT

     From April 1995 until January 1997, Robert W. Connor, Jr., President and Chief Executive Officer of the Company, was a director, officer and a shareholder of Independence Florida, a corporation that is currently operating a brewpub in Ft. Lauderdale, Florida, utilizing the Independence Marks. In addition, Independence Florida has filed federal trademark and service mark applications for 'Independence Brewery and Restaurant.' The Company has entered into an agreement with Independence Florida whereby (i) Independence Florida transferred and assigned all of its rights, title and interest in the Independence Marks and the Applications to the Company, (ii) Independence Florida was granted a perpetual royalty free license to use the Independence Marks for its one location only, subject to termination upon certain conditions, and (iii) the Company agreed not to operate a bar or restaurant in Broward County, Florida, Independence Florida's geographic region, without the consent of Independence Florida. In addition, pursuant to Mr. Connor's employment agreement with the Company, Mr. Connor will offer to transfer his shares of common stock of Independence Florida to the Company if such transfer is permitted pursuant to an existing agreement among Independence Florida and its shareholders. If such shares are not transferred, the Company and Mr. Connor have agreed that the Company will receive any economic benefit from Mr. Connor's shares of common stock of Independence Florida, including dividends and sale proceeds in excess of Mr. Connor's original purchase price of such shares.

     All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the non-employee members of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SUBORDINATED CONVERTIBLE NOTES

     During December 1995, $75,000 was loaned to the Company from certain shareholders of the Company. These notes accrued interest at a rate of 10% per annum and were payable within one year of issuance. These notes were convertible at maturity, at the discretion of the noteholders, into shares of Common Stock at $3.00 per share. As a condition to the extension of credit, the Company agreed to issue to each holder a number of shares of Common Stock equal to 12.5% of the principal amount of such holder's loan. Accordingly, the Company issued a total of 3,124 shares of Common Stock associated with these notes. These notes were subordinated to the Company's long-term debt.

     In December 1995 and February, March and May 1996 an aggregate of $188,300 was loaned to the Company from certain shareholders and directors of the Company. These notes accrued interest at a rate of 10% per annum and were payable within one year of issuance. These notes were convertible at maturity, at the discretion of the noteholders, into shares of Common Stock at $3.00 per share. As a condition to the extension of credit, the Company agreed to issue to each holder a number of shares of Common Stock equal to 12.5% of the principal amount of such holder's loan. Accordingly, the Company issued a total of 7,844 shares of Common Stock associated with these notes. These notes were subordinated to the Company's long-term debt.

     On August 12, 1996, the outstanding principal amount of the foregoing notes, including accrued interest of $13,246, was converted into 92,182 shares of Common Stock.


     The Company believes that all prior transactions between the Company, its officers, directors or other affiliates of the Company have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions with officers, directors, 5% stockholders or affiliates must, for valid business reasons, be on terms no less favorable to the Company than could be obtained from unaffiliated third parties, and be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transaction.

                           DESCRIPTION OF SECURITIES

     As of the date of this Prospectus, the authorized capital of the Company consists of 19,000,000 shares of Common Stock, no par value per share, 500,000 shares of Series A Preferred, $10.00 par value per share, and 500,000 shares of Series B Preferred, $10.00 par value per share. As of the date of this Prospectus, 2,307,078 shares of Common Stock are currently issued and outstanding to approximately 48 holders, no shares of Series A Preferred are currently issued and outstanding and 70,000 shares of Series B Preferred are currently issued and outstanding to one holder. Upon completion of the Offering, all of the outstanding shares of Series B Preferred will be redeemed, 5,000,000 additional shares of undesignated preferred stock will be authorized, and the provisions establishing the Series A Preferred and Series B Preferred will be eliminated. See 'Use of Proceeds' and 'Certain Transactions -- Private Placements.'

     There will be 3,207,078 shares of Common Stock issued and outstanding after giving effect to the sale of the Common Stock offered hereby (3,342,078 shares of Common Stock if the Underwriter's over-allotment option is exercised in full).

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to applicable provisions of the BCL, shareholders holding a majority of the shares of Common Stock constitute a quorum for the purposes of convening a shareholders' meeting. Accordingly, a majority of the quorum may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared on the Common Stock by the Board at such time and in such amounts as the Board may deem advisable. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company, subject to prior and superior rights of holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

  Series A Preferred Stock

     Holders of Series A Preferred Stock are entitled to receive dividends at a rate of $1.80 per share per year, payable monthly in arrears. With respect to the payment of dividends, the Series A Preferred ranks senior to the Common Stock and the Series B Preferred. The Company must redeem the Series A Preferred Stock on the five (5) year anniversary date of issuance thereof. In addition, the Company has an obligation to redeem the Series A Preferred Stock under certain terms and conditions, including if the Company: (i) makes a public offering of its stock; (ii) undergoes a change of management or control (including the sale of substantially all of its assets, or a merger, consolidation or other combination of the Company into another business entity);
(iii) terminates Robert W. Connor, Jr. for any reason; (iv) files for protection under the provisions of the Bankruptcy Code; or (v) materially breaches the terms of the financing agreement pursuant to which the Series A Preferred Stock would be issued. Although there are currently no shares outstanding, the Series A Preferred Stock is issuable upon conversion of the Company's outstanding Debentures.

  Series B Preferred Stock

     Holders of Series B Preferred Stock are entitled to receive dividends at a rate of $1.40 per share per year, payable monthly in arrears. The dividend rate increases to $1.80 per share per year whenever the Company fails to timely pay any dividend. The dividend rate remains at such rate until all accrued and unpaid dividends have been paid in full, at which time the dividend rate reverts back to $1.40 per share per year. With respect to dividends, the Series B Preferred ranks senior to the Common Stock. The Company must redeem the Series B Preferred Stock on the five (5) year anniversary date of the issuance thereof. In addition, the Company has an obligation to redeem the Series B Preferred Stock under certain terms and conditions, including if the Company: (i) makes a public offering of its stock;
(ii) undergoes a change of management or control (including the sale of substantially all of its assets, or a merger, consolidation or other combination of the Company into another business entity); (iii) terminates Robert W. Connor, Jr. for any reason; (iv) files for protection under the provisions of the Bankruptcy Code; or (v) materially breaches the terms of the financing agreement pursuant to which the Series B Preferred Stock was issued. The outstanding Series B Preferred Stock will be redeemed at $10.00 cash per share plus all accrued and unpaid dividends upon the consummation of the Offering. See 'Use of Proceeds.'

  Undesignated Preferred Stock

     Pursuant to an amendment to the Company's Articles of Incorporation to be filed prior to the completion of the Offering, the Board will be authorized, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of Preferred Stock so issued. The issuance of shares of Preferred Stock could materially adversely affect the voting power and other rights of holders of the Common Stock. Because the terms of the Preferred Stock may be fixed by the Board without shareholder action, the Preferred Stock could be issued quickly with terms designated to defeat a proposed takeover of the Company, or to make the removal of management and directors of the Company more difficult. The authority to issue Preferred Stock or rights to purchase such stock could be used to discourage a change in control of the Company. Management of the Company is not aware of any such threatened transactions to obtain control of the Company, and the Board has no current plans to designate and issue any additional shares of Preferred Stock.

REDEEMABLE WARRANTS

     The Redeemable Warrants will be issued pursuant to a Warrant Agreement (the 'Warrant Agreement') between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the 'Warrant Agent'). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Redeemable Warrants and of the Warrant Agreement, the forms of which have been filed as exhibits to the Registration Statement, of which this Prospectus forms a part.

     Each Redeemable Warrant, when exercisable, will enable the holder to purchase one share of Common Stock at an initial purchase price of $6.00 per share, subject to adjustment for anti-dilutive events (the 'Exercise Price'), at any time for a period of 60 months commencing on the date of this Prospectus, unless earlier redeemed by the Company as described below.

     The Redeemable Warrants are redeemable by the Company, with the consent of the Underwriter, at any time commencing ________, 1998 [12 months from the date of this Prospectus] at a redemption price of $0.10 per Redeemable Warrant, on 30 days' prior written notice if the average closing bid price for Common Stock, as reported on the Nasdaq SmallCap Market, or if the Common Stock is not quoted on the Nasdaq SmallCap Market, as reported by any other recognized quotation system on which the price of the Common Stock is quoted, equals or exceeds $8.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. In the event that the Redeemable Warrants are redeemed by the Company, holders of the Redeemable Warrants will lose their right to exercise their Redeemable Warrants except during the 30 day notice period. Upon receipt of notice of redemption, holders of Redeemable Warrants would be required to: (i) exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the Redeemable Warrants at the then market price, if any, when they might otherwise wish to hold the Redeemable Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. In the event that holders of the Redeemable Warrants elect not to exercise their Redeemable Warrants upon notice of redemption thereof, and the Redeemable Warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the appreciated market price of the Redeemable Warrants, if any, and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. See 'Risk Factors -- Speculative Nature of Redeemable Warrants; Adverse Effect of Possible Redemption of Redeemable Warrants.'

     The Redeemable Warrants contain anti-dilution provisions regarding certain events, including, but not limited to, stock dividends, stock splits and reclassifications. The holders of Redeemable Warrants, as such, have no right to vote on matters submitted to the shareholders of the Company or to receive dividends and are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding-up of the Company's affairs. However, upon the exercise of the Redeemable Warrants and issuance of shares of Common Stock to the holder, such shares of Common Stock shall have rights identical to all other shares of Common Stock.

     No Redeemable Warrant will be exercisable unless, at the time of exercise, the Company has filed a current Prospectus with the Commission covering the shares of Common Stock to be issued upon exercise of such Redeemable Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Redeemable Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date of the Redeemable Warrants and to maintain a current Prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so.

SERIES B WARRANT

     The Company has issued a warrant which entitles Winfield to purchase 3.5 million shares of Common Stock of the Company at a price of $6.00 per share (the 'Series B Warrant'). The Series B Warrant is immediately exercisable and expires five years following the Company's initial public offering. The Series B Warrant contains weighted-average anti-dilution provisions regarding certain events, including, but not limited to, the issuance of Common Stock at a price below the then existing exercise price of the Series B Warrants, stock dividends, stock splits and reclassifications.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     As permitted by the BCL, the Company's Articles of Incorporation provide that, subject to certain limited exceptions, directors of the Company shall not be personally liable, as such, for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The effect of this provision is to limit the ability of the Company and its shareholders (through shareholder derivative suits on behalf of the Company) to recover monetary damages against a director for the breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). In addition, the Company's Articles of Incorporation provide that the Company shall, to the full extent permitted by the BCL, indemnify all persons whom it has the power to indemnify pursuant thereto, including directors and officers of the Company.

     The Company's Bylaws provide that a director shall not be liable to the Company for monetary damages as such for any action taken or omitted unless such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and failed to act with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. The Company believes that this provision will assist it in securing and maintaining the services of directors who are not employees of the Company. The Company's Bylaws also provide for indemnification of the Company's directors and officers to the fullest extent permitted by law for expenses (including attorneys' fees) incurred as a result of the officer's or director's status as an officer or director of the Company.

     The Company may procure a directors' and officers' insurance policy subsequent to the Offering to afford officers and directors coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.


PENNSYLVANIA ANTI-TAKEOVER LAWS

     Pennsylvania has adopted certain laws that may be deemed to be 'anti-takeover' in effect. One provision permits directors, in considering the best interests of the Company, to consider the effects of any action upon its employees, suppliers, customers, shareholders and creditors and the communities in which the Company maintains facilities as well as other pertinent factors. The effect of this provision is to put the considerations of these constituencies on parity with one another, with the result that no one group, including shareholders, is required to be the dominant or controlling concern of directors in determining what is in the best interests of the Company.

     In addition, the Company is also subject to certain additional anti-takeover provisions under Pennsylvania law, including the following:

          Control Transactions. This provision generally requires any person or group that acquires 20% of the voting power over shares entitled to cast votes in an election of directors to offer to purchase all outstanding shares for cash at the statutory minimum fair value for their stock.

          Business Combinations. This provision generally prohibits any person or group that acquires at least 20% of the voting power of a corporation from effecting a business combination with the corporation, such as a merger, an asset sale and certain recapitalizations, for a period of up to five years from the date such control was acquired. A corporation may opt out of this provision on a case-by-case basis by approving a particular business combination in compliance with applicable Pennsylvania statutory provisions prior to the date such person or group acquires 20% of the voting power.

          Control-Share Acquisition. This provision generally prevents a person or group that crosses certain stock ownership thresholds of 20%, 33 1/3% or 50% for the first time from voting those shares the ownership of which puts that person over the relevant threshold unless voting power is restored to such shares by a vote of shareholders as a whole and a vote of disinterested shareholders at a shareholders meeting. Even if voting rights are restored by approval of a resolution of shareholders, those rights will lapse and be lost if any proposed control-share acquisition which is the subject of the shareholder approval is not consummated within 90 days after shareholder approval is obtained. Also, any business combinations occurring after the restoration of voting power may require the acquiring person to pay severance compensation to Pennsylvania employees of the corporation whose employment is terminated within 90 days before or 24 months after the restoration of voting power.

          Disgorgement. This provision generally requires any person or group that acquires 20% or more of the voting power of a corporation to disgorge to the corporation all profits realized from the sale of equity securities of the corporation within 18 months after acquiring this control status if the person or group purchased equity securities of the corporation within 24 months prior to, or 18 months after, the acquisition of control status.

     Each of these provisions will make it difficult and time-consuming for any person or group to acquire the Company without the consent of the existing shareholders. The Company may opt out of one or more of these provisions only by an amendment to the Company's Articles of Incorporation approved by both the Board of Directors and the shareholders. With respect to the control-share acquisition and disgorgement provisions, such amendment would be required to be adopted within 90 days after the date the shares offered hereby are registered under the Exchange Act. The Company does not intend to opt out of any of these provisions.

REGISTRATION RIGHTS

     The holders of the shares of Common Stock issued upon exercise of the Series A Warrants and the Series C Warrant are entitled to specific rights with respect to the registration under the Securities Act, for resale to the public, of a total of 415,275 shares of Common Stock and 622,913 shares of Common Stock, respectively, and the holder of the Series B Warrant is entitled to specific rights with respect to the registration under the Securities Act for resale to the public of the Series B Warrant (collectively, the 'Registration Securities'), pursuant to the terms of Registration Rights Agreements executed in connection with the Private Placements (the 'Agreements'). The Agreements provide that at any time after the Offering, the holders of each of the Registration Securities may twice require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of their Registration Securities and the Company must use its best efforts to register such Registration Securities. In addition, the Agreements provide that, with certain exceptions, in the event the Company proposes to register any shares of Common Stock under the Securities Act by registration on Forms S-1, S-2 or S-3 for its own account or otherwise, such holders are entitled to include their Registration Securities in such registration, subject to certain conditions and limitations, which include the right of the managing underwriter of any such offering to exclude all or a portion of such Registration Securities from such registration which the managing underwriter believes would materially adversely affect such registration. The Company is required to bear the expenses of all such registrations (except underwriting discounts and selling commissions). The holders of the Registration Securities have agreed not to exercise such registration rights for a period of 13 months after the date of this Prospectus without the prior consent of the Underwriter.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, 3,207,078 shares of Common Stock, 4,000,000 Redeemable Warrants and the Series B Warrant to purchase 3,500,000 shares of Common Stock will be outstanding. The 900,000 shares of Common Stock and 4,000,000 Redeemable Warrants sold in the Offering (1,035,000 shares of Common Stock and 4,600,000 Redeemable Warrants if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act unless acquired by an 'affiliate' of the Company (as that term is defined in the Securities Act) which securities will be subject to the resale limitations of Rule 144 under the Securities Act ('Rule 144'). See 'Underwriting.'

     The remaining 2,307,078 shares of Common Stock and the Series B Warrant to purchase 3,500,000 shares of Common Stock which will be outstanding upon consummation of the Offering were issued by the Company in private transactions in reliance upon the 'private placement' exception under Section 4(2) of the Securities Act at various times between February 1994 and September 1996, and are therefore 'restricted securities' within the meaning of Rule 144 ('Restricted Securities'). Accordingly, such Restricted Securities may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144, is available. In general, Rule 144 allows a person who has beneficially owned Restricted Securities for at least two years, including persons who may be deemed affiliates of the Company, to sell, within any three-month period, up to the number of Restricted Securities that does not exceed the greater of (i) one percent of the Common Stock or other units of the class outstanding, and (ii) the average weekly trading volume in such securities during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his Restricted Securities for at least three years would be entitled to sell such Restricted Securities without regard to the volume limitations described above and the other conditions of Rule 144. The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the Lockup Period. No assurance can be given as to whether or when the proposal will be adopted by the Commission.


     Notwithstanding the foregoing, each officer and director of the Company, all holders of the shares of Common Stock and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, sell, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether presently owned, for a period of 13 months after the date of this Prospectus without the prior consent of the Underwriter (the 'Initial Lock-Up Period'). The foregoing restriction does not apply to the 4,000,000 Redeemable Warrants (4,600,000 Redeemable Warrants if the Underwriter's over-allotment option is exercised in full) and the underlying shares of Common Stock. Winfield has further agreed unconditionally that it will not sell, offer to sell, pledge, contract to sell or otherwise attempt to transfer or dispose of any beneficial interest in any equity or derivative securities it received in connection with the Private Placements for so long as requested by Nasdaq, not to exceed a period of thirty-six (36) months from the date of purchase. In addition, the officers and directors of the Company and Winfield have agreed not to transfer any securities of the Company owned prior to the offering for 12 months from the date of the Prospectus and, for the subsequent 12 month period, will not transfer any of such securities for a price below the initial public offering price of such securities. An appropriate legend shall be marked on the back of the stock certificates representing all such securities. See 'Underwriting.' In addition, the Company intends to file a registration statement on Form S-8 to register 300,000 shares subject to the Stock Plan following the date of this Prospectus. See 'Management -- Stock Plan.' Market sales of a substantial number of shares of Common Stock, or the availability of such shares for sale in the public market, could materially adversely affect prevailing market prices of the Common Stock. In addition, sales of either the Redeemable Warrants or the underlying shares of Common Stock, the exercise of the Series B Warrant or even the existence of the Redeemable Warrants or the Series B Warrant, may depress the price of the Common Stock or the Redeemable Warrants in any market which may develop for such securities. Upon termination of the Initial Lock-Up Period, approximately 1,151,205 Restricted Shares will be immediately eligible for sale in the public market in reliance on Rule 144.


                                  UNDERWRITING

     A.S. Goldmen & Co., Inc. (the 'Underwriter') has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase all of the Shares and Redeemable Warrants offered by the Company hereby.


     The Underwriter has advised the Company that it initially proposes to offer the Shares and Redeemable Warrants to the public at the public offering prices set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the 'NASD') concessions of not in excess of $_____ per Share and of which amount a sum not in excess of $______ per Share may in turn be reallowed by such dealers to other dealers. After execution of the underwriting agreement and commencement of the Offering to the public, the public offering prices, the concessions and the reallowances may be changed by the Underwriter in the course of its market making activities. The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed five percent of the total number of Securities offered by the Company hereby.


     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriter may be required to make in respect thereof. The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the Shares and Redeemable Warrants underwritten.

     The Company has agreed that, at the request of the Underwriter, for five years after the date of this Prospectus, it will use its best efforts to cause one individual designated by the Underwriter and acceptable to the Company to be elected to the Company's Board of Directors, which individual may be a director, officer, employee or affiliate of the Underwriter. As of the date of this Prospectus, the Underwriter has not determined if it will designate an individual to the Company's Board of Directors.

     Upon the exercise of any Redeemable Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission of four percent of the aggregate exercise price of such Redeemable Warrants. However, no compensation will be paid to the Underwriter in connection with the exercise of the Redeemable Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Redeemable Warrants are held in a discretionary account or (c) the Redeemable Warrants are exercised in an unsolicited transaction where the holder of the Redeemable Warrant has not stated in writing that the transaction was solicited and has not designated in writing the Underwriter as the soliciting agent. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, as amended, the Underwriter and any soliciting broker-dealers are prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by exemption (xi) to Rule 10b-6 before the solicitation of the exercise of any Redeemable Warrants until the later of termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter and any soliciting broker-dealers may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Underwriter and any soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such Redeemable Warrants.


     Each director and officer of the Company, all present holders of the shares of Common Stock and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not presently owned, for a period of 13 months after the date of this Prospectus without the prior written consent of the Company and the Underwriter. Winfield has further agreed unconditionally that it will not sell, offer to sell, pledge, contract to sell or otherwise attempt to transfer or dispose of any beneficial interest in any equity or derivative securities it received in connection with the Private Placements for so long as requested by Nasdaq, not to exceed a period of thirty-six (36) months from the date of purchase. In addition, the officers and directors of the Company and Winfield have agreed not to transfer any securities of the Company owned prior to the offering for 12 months from the date of the Prospectus and, for the subsequent 12 month period, will not transfer any of such securities for a price below the initial public offering price of such securities. The foregoing restrictions do not apply to the 4,000,000 Redeemable Warrants (4,600,000 Redeemable Warrants if the Underwriter exercises its over-allotment option in full) and the underlying shares of Common Stock. An appropriate legend shall be marked on the back of stock certificates representing all such securities.


     The Company has granted to the Underwriter an option exercisable during the 45-day period commencing on the date of this Prospectus to purchase from the Company, at the offering price less underwriting discount, up to an aggregate of an additional 135,000 shares of Common Stock and/or an additional 600,000 Redeemable Warrants, for the sole purpose of covering over-allotments, if any.

     Upon consummation of the Offering, the Company shall sell to the Underwriter or its designees, for nominal consideration, warrants (the 'Underwriter's Warrants') to purchase from the Company 90,000 shares of Common Stock and 400,000 Redeemable Warrants. The Underwriter's Warrants are initially exercisable at a price of $6.00 per share of Common Stock and $0.60 per Redeemable Warrant for a period of four years commencing one year from the date of this Prospectus. The Redeemable Warrants underlying the Underwriter's Warrants are exercisable at a price of $7.50 per share of Common Stock.

     The Underwriter's Warrants provide for adjustment of the type of securities issuable upon exercise of the Underwriter's Warrants to reflect certain subdivisions and combinations of the Common Stock. The Underwriter's Warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the Underwriter's Warrants.

     During the term of the Underwriter's Warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other shareholders. Moreover, the holders may exercise the Underwriter's Warrants at a time when the

Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

     On December 19, 1996, the NASD District Business Conduct Committee filed a complaint against the Underwriter and certain employees of the Underwriter. The complaint alleges, among other things, that during the period between July 26 and July 29, 1994, the Underwriter engaged in manipulative trading practices and received compensation that was not fair or reasonable in connection with the distribution and sale of a certain security underwritten by the Underwriter. The Underwriter intends to vigorously defend against such claims. See 'Risk Factors -- Administrative Proceeding Against Underwriter.'

     Prior to this Offering, there has been no public market for any of the Company's securities. Accordingly, the offering prices of the Shares and the Redeemable Warrants and the terms of the Redeemable Warrants were determined by negotiation between the Company and the Underwriter. Factors considered in determining such price and terms, in addition to prevailing market conditions, included the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors which are deemed relevant.

     The foregoing is a summary of certain terms of the Underwriting Agreement, copies of which were filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. Reference is hereby made to such exhibit for a detailed description of the provisions thereof as summarized above. See 'Additional Information'.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Pepper, Hamilton & Scheetz LLP, Philadelphia, Pennsylvania. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriter in connection with the Offering.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and for the period from May 17, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995 included in this Prospectus or in the Registration Statement of which this Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, whose reports thereon appear herein and elsewhere in this Registration Statement. Such financial statements are included in reliance upon the reports of Grant Thornton LLP, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the information requirements of the Exchange Act. As a result of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act, with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ('EDGAR') system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                PAGE
                                                                                                -----
Report of Independent Certified Public Accountants.........................................     F-2

Independence Brewing Company Financial Statements..........................................     F-3

Notes to Independence Brewing Company Financial Statements.................................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders

Independence Brewing Company

     We have audited the accompanying balance sheet of Independence Brewing Company as of December 31, 1995, and the related statements of operations, changes in shareholders' equity and cash flows for the period from May 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independence Brewing Company as of December 31, 1995, and the results of its operations and cash flows for the period from May 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

Grant Thornton LLP

Philadelphia, Pennsylvania
September 27, 1996

                          INDEPENDENCE BREWING COMPANY

                                 BALANCE SHEETS

                                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                                       1995           1996
                                                                                  ------------     ------------
                                                                                                   (UNAUDITED)
                                     ASSETS
Current assets
  Cash and cash equivalents......................................................  $       2,782   $   661,186
  Accounts receivable............................................................         15,080        33,842
  Inventories....................................................................         90,355       113,273
  Advances to officer............................................................             --        10,000
                                                                                   -------------  -------------
     Total current assets........................................................        108,217       818,301
Equipment and leasehold improvements, net........................................        956,593     1,401,627
Deferred charges.................................................................         21,273     3,144,126
Deferred stock issuance costs....................................................             --       220,750
Other............................................................................         18,043        17,011
                                                                                   -------------  -------------
                                                                                   $   1,104,126   $ 5,601,815
                                                                                   -------------  -------------
                                                                                   -------------  -------------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt..............................................  $      75,600   $    75,600
  Current portion of capital lease obligations...................................          3,228         3,427
  Subordinated convertible notes.................................................         75,000            --
  Advances from officer..........................................................          5,150            --
  Accounts payable and accrued expenses..........................................        186,782       544,226
                                                                                   -------------  -------------
     Total current liabilities...................................................        345,760       623,253
Long-term liabilities
  Deferred rent..................................................................         21,676        31,999
  Capital lease obligations......................................................          3,195           599
  Convertible debentures.........................................................             --       800,000
  Long-term debt.................................................................        577,956       553,764
                                                                                   -------------  -------------
     Total liabilities...........................................................        948,587     2,009,615
                                                                                   -------------  -------------
Commitments and contingencies....................................................             --            --
                                                                                   -------------  -------------
Series A preferred stock, $10.00 par value -- authorized, 500,000 shares; no
  shares issued and outstanding..................................................             --            --
                                                                                   -------------  -------------
Series B preferred stock, $10.00 par value -- authorized, 500,000 shares; issued
  and outstanding, 70,000 shares.................................................             --       700,000
                                                                                   -------------  -------------
Shareholders' equity
  Common stock, no par value -- authorized, 19,000,000 shares; issued and outstanding, 1,166,538 and 2,307,078 shares in 1995 and 1996,
     respectively................................................................        266,768     3,691,428
  Accumulated deficit............................................................       (111,229)     (799,228)
                                                                                   -------------  -------------
     Total shareholders' equity..................................................        155,539     2,892,200
                                                                                   -------------  -------------
                                                                                   $   1,104,126   $ 5,601,815
                                                                                   -------------  -------------
                                                                                   -------------  -------------

        The accompanying notes are an integral part of these statements.

                          INDEPENDENCE BREWING COMPANY
                            STATEMENTS OF OPERATIONS

                                               PERIOD FROM
                                               MAY 17, 1994                              NINE MONTHS ENDED
                                               (INCEPTION)                                 SEPTEMBER 30,
                                                 THROUGH            YEAR ENDED      ----------------------------
                                            DECEMBER 31, 1994   DECEMBER 31, 1995       1995           1996
                                            ------------------  ------------------  -------------  -------------
                                                                                             (UNAUDITED)
Sales.....................................    $           --      $      237,644    $     120,549  $     428,835
Less excise taxes.........................                --              13,338            6,760         24,213
                                              --------------      --------------    -------------  -------------
     Net sales............................                --             224,306          113,789        404,622
Cost of goods sold........................                --             486,229          374,781        582,098
                                              --------------      --------------    -------------  -------------
     Gross loss...........................                --            (261,923)        (260,992)      (177,476)
                                              --------------      --------------    -------------  -------------
Advertising, promotional and selling
  expenses................................                --              93,039           59,985        101,468
General and administrative
  expenses................................            38,538             278,565          246,936        277,010
                                              --------------      --------------    -------------  -------------
                                                      38,538             371,604          306,921        378,478
                                              --------------      --------------    -------------  -------------
     Operating loss.......................           (38,538)           (633,527)        (567,913)      (555,954)
                                              --------------      --------------    -------------  -------------
Other income (expense)
  Interest expense........................                --             (51,729)         (36,710)      (151,918)
  Other income, net.......................             2,427              38,450           28,654         19,873
                                              --------------      --------------    -------------  -------------
                                                       2,427             (13,279)          (8,056)      (132,045)
                                              --------------      --------------    -------------  -------------
     Loss before income taxes.............           (36,111)           (646,806)        (575,969)      (687,999)
Income taxes..............................                --               1,496              893             --
                                              --------------      --------------    -------------  -------------
     NET LOSS.............................    $      (36,111)     $     (648,302)   $    (576,862) $    (687,999)
                                              --------------      --------------    -------------  -------------
                                              --------------      --------------    -------------  -------------
Per share data
  Net loss per common share...............    $        (0.02)     $        (0.30)   $       (0.28) $       (0.31)
                                              --------------      --------------    -------------  -------------
                                              --------------      --------------    -------------  -------------
  Weighted average shares outstanding.....         1,867,595           2,201,662        2,049,941      2,229,773
                                              --------------      --------------    -------------  -------------
                                              --------------      --------------    -------------  -------------

        The accompanying notes are an integral part of these statements.

                          INDEPENDENCE BREWING COMPANY

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

        PERIOD FROM MAY 17, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994, YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                         COMMON STOCK
                                                 ----------------------------                     TOTAL
                                                   NUMBER OF       AMOUNT       ACCUMULATED   SHAREHOLDERS'
                                                    SHARES          1995          DEFICIT        EQUITY
                                                 -------------  -------------  -------------  -------------
Issuance of common stock.......................        444,750  $     427,744  $          --  $     427,744
Net loss for the period from May 17, 1994
  (inception) through December 31, 1994........             --             --        (36,111)       (36,111)
                                                 -------------  -------------  -------------  -------------
Balance at December 31, 1994...................        444,750        427,744        (36,111)       391,633
Issuance of common stock.......................        140,081        412,208             --        412,208
100% stock dividend............................        581,707             --             --             --
Net loss for the year ended
  December 31, 1995............................             --             --       (648,302)      (648,302)
Reclassification of previously
  undistributed losses.........................             --       (573,184)       573,184             --
                                                 -------------  -------------  -------------  -------------
Balance at December 31, 1995...................      1,166,538        266,768       (111,229)       155,539
Issuance of common stock (unaudited)...........      1,140,540      3,424,660             --      3,424,660
Net loss for the nine months ended
  September 30, 1996 (unaudited)...............             --             --       (687,999)      (687,999)
                                                 -------------  -------------  -------------  -------------
Balance at September 30, 1996 (unaudited)......  $   2,307,078  $   3,691,428  $    (799,228) $   2,892,200
                                                 -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------

         The accompanying notes are an integral part of this statement.

                          INDEPENDENCE BREWING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                    PERIOD FROM
                                                    MAY 17, 1994                            NINE MONTHS ENDED
                                                    (INCEPTION)                               SEPTEMBER 30,
                                                      THROUGH            YEAR ENDED      ------------------------
                                                 DECEMBER 31, 1994   DECEMBER 31, 1995      1995         1996
                                                 ------------------  ------------------  -----------  -----------
                                                                                                (UNAUDITED)
Cash flows from operating activities
  Net loss.....................................     $    (36,111)       $   (648,302)    $  (576,862) $  (687,999)
  Adjustments to reconcile net loss to net cash
    used in operating activities
    Depreciation and amortization..............               --              61,865          42,373       58,734
    Amortization of original issue discount....               --                  --              --       72,617
    Issuance of common stock for services......           13,750              18,000          15,000           --
    Increase in accounts receivable............           (5,350)             (9,730)         (1,601)     (18,762)
    Increase in inventories....................          (14,208)            (76,147)        (61,677)     (22,918)
    Decrease (increase) in other...............          (20,589)              2,545           7,552        1,032
    Increase in accounts payable and accrued
      expenses.................................            1,353             185,430         182,194      370,690
    Increase in deferred rent..................               --              21,676          12,726       10,323
                                                 ------------------  ------------------  -----------  -----------
      Net cash used in operating activities....          (61,155)           (444,663)       (380,295)    (216,283)
Cash flows from investing activities
  Purchases of property and equipment..........         (610,003)           (400,071)       (341,920)    (501,139)
  Other........................................               --             (13,638)        (13,638)     (60,000)
                                                 ------------------  ------------------  -----------  -----------
      Net cash used in investing activities....         (610,003)           (413,709)       (355,558)    (561,139)
Cash flows from financing activities
  Stock issuance costs paid....................               --                  --              --     (220,750)
  Proceeds from subordinated convertible
    notes......................................               --              75,000              --      188,300
  Proceeds from long-term debt.................          180,000             473,482         513,570           --
  Repayments of long-term debt.................               --                  --              --      (24,192)
  Proceeds from issuance of preferred stock....               --                  --              --      700,000
  Proceeds from issuance of common stock.......          413,994             384,836         296,300       10,015
  Payments under capital lease obligations.....               --                  --          (2,450)      (2,397)
  Advances from (repayments to) officers,
    net........................................            5,000                  --             150      (15,150)
  Proceeds from convertible debentures.........               --                  --              --      800,000
                                                 ------------------  ------------------  -----------  -----------
      Net cash provided by financing
         activities............................          598,994             933,318         807,570    1,435,826
                                                 ------------------  ------------------  -----------  -----------
      NET INCREASE (DECREASE)
         IN CASH AND CASH EQUIVALENTS..........          (72,164)             74,946          71,717      658,404
Cash and cash equivalents (deficit) at
  beginning of year............................               --             (72,164)        (72,164)       2,782
                                                 ------------------  ------------------  -----------  -----------
Cash and cash equivalents (deficit) at
  end of year..................................     $    (72,164)       $      2,782     $      (447) $   661,186
                                                 ------------------  ------------------  -----------  -----------
                                                 ------------------  ------------------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                          INDEPENDENCE BREWING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Independence Brewing Company (the Company) is a regional producer of fresh, high-quality, preservative-free, craft brewed ales, lagers, porters and seasonal beers. The Company competes with other beer and beverage companies not only for consumer acceptance and loyalty but also for shelf and tap space in retail establishments and for marketing focus by the Company's third-party wholesale distributors and their customers, all of which also distribute and sell other beers and alcoholic beverage products.

     The manufacture and sale of alcoholic beverages is a business that is highly regulated and taxed at the federal, state and local levels. The Company's operations may be subject to more restrictive regulations and increased taxation by federal, state and governmental agencies than are those of non-alcohol related businesses.

1.  Interim Financial Information

     The financial statements of the Company as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 and related footnote information are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. Results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for any future period.

2.  Basis of Financial Statement Presentation

     The accounting and reporting policies of the Company conform with generally accepted accounting principles and predominant practices within the brewing industry.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  Supplemental Cash Flow Information

     Cash and cash equivalents include cash on hand and short-term, highly liquid investments with original maturities at the time of purchase of three months or less. Cash paid for income taxes for the period from May 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 was $-0- and $1,496, respectively, and for the nine months ended September 30, 1995 and 1996 was $893 and $-0-, respectively. Cash paid for interest for the period from May 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 was $-0- and $51,729, respectively, and for the nine months ended September 30, 1995 and 1996 was $36,710 and $80,064, respectively.

4.  Inventories

     Inventories, which consist principally of hops, bottles and packaging, are stated at the lower of cost or market determined on the first-in, first-out basis.

5.  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions. The Company sells primarily

                          INDEPENDENCE BREWING COMPANY
to independent beer and ale distributors primarily in the Mid-Atlantic area. Receivables arising fromthese sales are not collateralized; however; credit risk is minimized as a result of the diverse nature of the Company's customer base.

     Additionally, the Company maintains cash balances in a financial institution in Philadelphia. These funds are insured by the Federal Deposit Insurance Corporation up to $100,000. At September 30, 1996, uninsured amounts held at this financial institution totalled approximately $560,000.

6.  Revenue Recognition

     The Company recognizes revenue when goods are shipped to its customers. The Company records bad debt expense at the time it is judged that an account receivable is uncollectible.

7.  Depreciation and Amortization

     Equipment and leasehold improvements are carried at cost. Depreciation of equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the assets or the term, if less. Amortization of intangibles is provided by the straight-line method over periods ranging from three to five years.

     The Financial Accounting Standards Board (FASB) issued a new standard, Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of this new statement is not expected to have a material impact on the Company's financial position or results of operations. The Company is required to adopt this new standard for the year ending December 31, 1996.

8.  Advertising, Promotional and Selling Expenses

     Advertising, promotional and selling expenses are charged to expense during the period in which they are incurred. Total advertising, promotional and selling expenses for the period from May 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 were $-0- and $93,039, respectively, and for the nine months ended September 30, 1995 and 1996 were $59,985 and $101,468, respectively.


9.  Income Taxes

     The Company had elected to be taxed pursuant to Subchapter S of the Internal Revenue Code for the year ended December 31, 1995, but on December 1, 1995, the Company exceeded the maximum number of shareholders as permitted under Subchapter S. Accordingly, all taxable income or loss and tax credits are the responsibility of the Company's shareholders for the period from January 1, 1995 through November 30, 1995. Accordingly, the Company terminated its Subchapter S election and is now taxed as a C corporation, effective December 1, 1995. Effective with the change to a C corporation, the Company accounts for its income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal type of account resulting in differences between assets and liabilities for financial statement and tax return purposes is accumulated depreciation. Income taxes reported on the statement of operations represents federal and state income taxes prior to 1995 when the Company was taxed as a C corporation.

                          INDEPENDENCE BREWING COMPANY

     As a result of the Proposed Public Offering (note O), the Company will experience an 'ownership change' for purposes of determining its ability to use its net operating loss (NOL) carryovers as deductions against future taxable income under federal income tax law. Its annual NOL deductions after the Proposed Public Offering will be limited to a dollar amount determined by multiplying the value of the Company's outstanding stock as of the offering date by an index rate determined under federal law. The annual limitation is expected to be approximately $900,000.

10.  Fair Value of Financial Instruments


     The Company adopted, effective January 1, 1995, SFAS No. 107, Disclosures about Fair Value of Financial Instruments, which requires entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments consist primarily of cash and cash equivalents, accounts receivable and long-term debt. Based on the borrowing rates currently available to the Company, long-term debt approximates fair value at December 31, 1995 and September 30, 1996.


11.  Related Party Transactions


     The Company has entered into numerous related party transactions involving indebtedness, including the guaranteeing of certain indebtedness. These transactions are described in notes E, F, G, I3, I5, L and M.


12.  Loss Per Common Share


     Loss per common share was computed based on the weighted average number of common shares and common share equivalents outstanding during the year, as restated for the 100% stock dividend, effected in the form of a stock split, issued on January 5, 1996 to shareholders of record on December 6, 1995 (note
J). Warrants were not considered because they are antidilutive. In connection with the Private Placements (note L), 1,038,188 shares issued have been treated as outstanding for all periods in calculating loss per common share because such shares were issued for consideration below the Proposed Public Offering price of $5.00 per share (note O). Fully dilutive loss per common share has not been presented because it was antidilutive.


13.  Reclassification


     Certain 1995 amounts have been reclassified to conform to the 1996 financial statement presentation.


NOTE B -- INVENTORIES

     Inventories consist of the following:


                                                 DECEMBER    SEPTEMBER 30,
                                                   1995          1996
                                               ------------  -------------
                                                              (UNAUDITED)
Raw materials........................           $   10,661    $    26,732
Work in process......................                8,128         20,659
Finished goods.......................               12,387         14,614
Packaging............................               59,179         51,268
                                               ------------  -------------
                                                $   90,355    $   113,273
                                               ------------  -------------
                                               ------------  -------------

                          INDEPENDENCE BREWING COMPANY

NOTE C -- EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:


                                                        ESTIMATED     DECEMBER 31,  SEPTEMBER 30,
                                                      USEFUL LIVES        1995          1996
                                                     ---------------  ------------  -------------
                                                                                     (UNAUDITED)
Brewing equipment..................................  5 to 20 years     $  859,815    $ 1,308,929
Leasehold improvements.............................  10 years             156,906        193,681
Transportation equipment...........................  5 years                   --         15,250
                                                                      ------------  -------------
                                                                        1,016,721      1,517,860
Less accumulated depreciation and amortization.....                        60,128        116,233
                                                                      ------------  -------------
                                                                       $  956,593    $ 1,401,627
                                                                      ------------  -------------
                                                                      ------------  -------------



     Depreciation and amortization expense for the period from May 17, 1994 (inception) through December 31, 1994 and for the year ended December 31, 1995 was $-0- and $60,128, respectively, and for the nine months ended September 30, 1995 and 1996 was $41,160 and $56,105, respectively.


NOTE D-- DEFERRED CHARGES

     Deferred charges consist of the following:


                                                                        DECEMBER 31,  SEPTEMBER 30,
                                                                            1995          1996
                                                                        ------------  -------------
                                                                                       (UNAUDITED)

Deferred interest (original issue discount)...........................   $    9,372    $ 3,147,471
Financing fees........................................................       11,221         71,221
Organizational costs..................................................        2,417          2,417
                                                                        ------------  -------------
                                                                             23,010      3,221,109
  Less accumulated amortization.......................................        1,737         76,983
                                                                        ------------  -------------
                                                                         $   21,273    $ 3,144,126
                                                                        ------------  -------------
                                                                        ------------  -------------


NOTE E -- SUBORDINATED CONVERTIBLE NOTES


     During December 1995, $75,000 was loaned to the Company from certain shareholders of the Company. These notes accrued interest at a rate of 10% per annum and were payable within one year of origination. These notes were convertible at maturity, at the discretion of the noteholders, into shares of Common Stock at $3.00 per share. As a condition to the extension of credit, the Company agreed to issue to the holders Common Stock valued at $3.00 per share in an amount equal to 12.5% of the principal amount borrowed on the date the obligation became due or the date of repayment of the principal and interest, whichever was earlier. Accordingly, the Company issued a total of 3,124 shares of Common Stock associated with these notes. These obligations are subordinated to the Company's long-term debt. A deferred interest charge of $3.00 per share was assigned to these shares and is being amortized over the terms of the notes to which they relate. At December 31, 1995, a deferred interest charge of $9,372 was recorded. No amortization was taken for the year ended December 31, 1995 due to the origination dates of the notes. Amortization expense for the nine months ended September 30, 1995 and 1996 was $-0- and $5,728, respectively.



     Subsequent to year-end, another $188,300 was loaned to the Company from certain shareholders and directors of the Company. These notes accrued interest at a rate of 10% per annum and were payable within one year of origination. These notes were convertible at maturity, at the discretion of the noteholders, into shares of Common Stock at $3.00 per share. As a condition to the extension of

                          INDEPENDENCE BREWING COMPANY
credit, the Company issued to the noteholders Common Stock valued at $3.00 per share in an amount equal to 12.5% of the respective notes. Accordingly, the Company has issued a total of 7,844 shares of Common Stock associated with these notes. In 1996, a deferred interest charge of $23,532, or $3.00 per share, was assigned to these shares and is being amortized over the terms of the notes to which they relate. These notes are subordinated to the Company's long-term debt. Amortization expense for the nine months ended September 30, 1996 was $9,468.



     On August 12, 1996, all of the foregoing notes, including accrued interest of $13,246, were converted into 92,182 shares of Common Stock. Additionally, aggregate unamortized deferred interest charges of $17,708 were written off as of August 12, 1996 (note J).


NOTE F -- LONG-TERM DEBT

     Long-term debt consists of the following:


                                                                        DECEMBER 31,  SEPTEMBER 30,
                                                                            1995          1996
                                                                        ------------  -------------
                                                                                       (UNAUDITED)

Small Business Administration (SBA) Note (1)..........................   $  419,248    $   408,496
Philadelphia Industrial Development Corporation (PIDC) Note (2).......      234,308        220,868
                                                                        ------------  -------------
                                                                            653,556        629,364
  Less current portion................................................       75,600         75,600
                                                                        ------------  -------------
                                                                         $  577,956    $   553,764
                                                                        ------------  -------------
                                                                        ------------  -------------



(1) Principal and interest payments of $3,584 are due monthly and increase to $6,082 on March 1, 1997. Interest is payable at the prime rate plus 2% (10.50% and 10.25% at December 31, 1995 and September 30, 1996,
    respectively). Interest expense for the year ended December 31, 1995 was $42,392 and for the nine months ended September 30, 1995 and 1996 was $25,998 and $32,428, respectively. The note is secured by substantially all of the Company's assets, an annuity and certificate of deposit, and personal guarantees of the Company's President.



(2) Principal and interest payments of $3,389 are due monthly. Interest is payable at 3.75%. Interest expense for the year ended December 31, 1995 was $6,763 and for the nine months ended September 30, 1995 and 1996 was $4,765 and $6,505, respectively. The note is secured by substantially all of the Company's assets and personal guarantees of the Company's President.



     Approximate principal repayments due on long-term debt at September 30, 1996 are as follows (unaudited):



YEAR ENDED SEPTEMBER 30,
------------------------
1997...............................................................  $    75,600
1998...............................................................      107,300
1999...............................................................      108,600
2000...............................................................      110,000
2001...............................................................      111,400
Thereafter.........................................................      116,464
                                                                     -----------
                                                                     $   629,364
                                                                     -----------
                                                                     -----------

                          INDEPENDENCE BREWING COMPANY

NOTE G -- ADVANCES TO (FROM) OFFICER


     Advances from the President totalled $5,150 and $-0- at December 31, 1995 and September 30, 1996, respectively. An additional $10,000 was advanced from the President during the nine months ended September 30, 1996, and the Company repaid all these advances during the same time period. These advances did not bear interest and have been classified as current at December 31, 1995.



     Advances to the President totalled $10,000 at September 30, 1996. These advances bear interest at the prime rate (8.25% as of September 30, 1996). These advances, including accrued interest, were paid subsequent to September 30, 1996.


NOTE H -- CAPITAL LEASE OBLIGATIONS


     In May 1996, the Company entered into an equipment lease which qualified as a capital lease. Monthly payments totaled $302, with the lease expiring in November 1997. The related asset, with a cost of $9,640 and accumulated depreciation of $1,928 and $3,374 as of December 31, 1995 and September 30, 1996, respectively, is reflected on the balance sheet in brewing equipment. Depreciation is being provided over the estimated useful lives of the assets (three years) and totaled $1,928 and $1,446 for the year ended December 31, 1995 and nine months ended September 30, 1996, respectively.



     Future minimum payments under the capital lease at September 30, 1996 are as follows (unaudited):



YEAR ENDED SEPTEMBER 30,
------------------------
1997.................................................................  $   3,625
1998.................................................................        604
                                                                       ---------
                                                                           4,229
  Less amount representing interest..................................        203
                                                                       ---------
Present value of minimum lease payments..............................      4,026
  Less current portion...............................................      3,427
                                                                       ---------
Long-term capital lease obligations..................................  $     599
                                                                       ---------
                                                                       ---------


NOTE I -- COMMITMENTS AND CONTINGENCIES


1.  Operating Leases



     The Company has entered into noncancellable agreements for the purposes of renting its manufacturing facility and leasing certain office and manufacturing-related equipment. In connection with the lease on the manufacturing facility, the Company has the option to purchase the building beginning after the second year of the lease for terms, as defined therein. The following is a schedule by year of approximate future minimum payments for such agreements with terms in excess of one year (unaudited):



YEAR ENDED SEPTEMBER 30,
------------------------
1997...............................................................  $    68,500
1998...............................................................       70,100
1999...............................................................       71,800
2000...............................................................       74,700
2001...............................................................       79,200
Thereafter.........................................................      325,300
                                                                     -----------
                                                                     $   689,600
                                                                     -----------
                                                                     -----------

                          INDEPENDENCE BREWING COMPANY

     The Company has entered into a sublease agreement for a portion of its rented manufacturing facility. This sublease is on a month-to-month basis and has provided approximately $8,000 of rental income for the year ended December 31, 1995. Rental income for the nine months ended September 30, 1995 and 1996 was $6,015 and $6,696, respectively. Rent expense for the year ended December 31, 1995 was $82,321. Rent expense for the nine months ended September 30, 1995 and 1996 was $56,494 and $56,156, respectively.


2.  Other

     In the normal course of business, the Company has been named as a defendant in certain lawsuits. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that the resolution of such suits will not have a material adverse effect on the financial position or results of operations of the Company.

3.  Employment Agreements


     On August 12, 1996, the Company entered into a three-year employment agreement with the President and Chief Executive Officer expiring on August 12, 1999. Compensation under this agreement is $50,000 per year, such salary to be increased to $100,000 upon closing of the Proposed Public Offering (note O), plus annual increases of not less than 10% of the prior year's salary for the first two years after the Proposed Public Offering and annual bonuses as determined by the Board. The agreement provides a covenant not to compete with the Company during the term of employment and for a two-year period after employment ends. Finally, if terminated for any reason, other than 'cause,' 'disability' or 'death,' each as defined therein, the Company shall pay salary accrued through the date of termination and for two years thereafter.



     Additionally, on August 12, 1996, the Company entered into an employment agreement with the Brewmaster expiring on December 31, 1999. Compensation under this agreement is $45,000 per year, plus annual increases and bonuses as determined by the Board. The agreement provides a covenant not to compete with the Company during the term of employment and for a two-year period after employment ends. Finally, if terminated for any reason, other than 'cause,' 'disability' or 'death,' each as defined therein, the Company shall pay salary accrued through the date of termination and for two years thereafter.


4.  Purchase Commitments


     The Company has entered into a purchase agreement to purchase new production equipment approximating $400,000. At December 31, 1995, the Company had paid $30,000 towards the commitment. During the third quarter of 1996, this equipment was purchased and the agreement was satisfied.

                          INDEPENDENCE BREWING COMPANY

5.  Trademarks Protection


     Robert W. Connor, Jr., President and Chief Executive Officer of the Company, was a director, officer and a shareholder of Independence Brewing Company of Florida, Inc. (Independence Florida), a corporation that is currently operating a brew pub in Ft. Lauderdale, Florida, utilizing the 'Independence' name and logo and the name 'Independence Brewery and Restaurant' (the Applications). The Company has entered into an agreement with Independence Florida whereby (i) Independence Florida transferred and assigned all of its rights, title and interest in the Independence Marks and the Applications to the Company; (ii) Independence Florida was granted a perpetual royalty-free license to use the Independence Marks for its one location only, subject to termination upon certain conditions; and (iii) the Company agreed not to operate a bar or restaurant in Broward County, Florida, Independence Florida's geographic region, without the consent of Independence Florida (the Florida Agreement). In addition, pursuant to Mr. Connor's employment agreement with the Company, Mr. Connor will offer to transfer his shares of common stock of Independence Florida to the Company if such transfer is permitted pursuant to an existing agreement among Independence Florida and its shareholders. If such shares are not transferred, the Company will receive any economic benefit from Mr. Connor's shares of common stock of Independence Florida, including dividends and sale proceeds in excess of Mr. Connor's original purchase price of such shares.



     The trademark application for the Company's logo has been refused registration by the United States Patent and Trademark Office based on a prior registration by Moosehead Brewing Company (Moosehead) of a registration for 'The Taste of Independence' (the Registration). The Company has abandoned its federal trademark application for its logo. In addition, Moosehead has a pending U.S. trademark application for the mark 'Independence' for brewed alcoholic beverages (together with the Registration, the Moosehead Marks). The Company has entered into an exclusive license and purchase agreement with Moosehead for the Moosehead Marks (the Moosehead License). If the Moosehead License is terminated in the future, the Company may find it necessary to change the brand name of its products, thereby losing any existing brand recognition in its markets. Such change may involve considerable expense, including costs involved with building goodwill in a new brand, and may have a material adverse effect on the Company's business, financial condition and result of operations. In addition, the Moosehead License allows the Company to enter into the Florida Agreement and license the Independence Marks and the Applications to Independence Florida.


NOTE J -- SHAREHOLDERS' EQUITY


     For the period from May 17, 1994 (inception) through December 31, 1994, the Company sold 439,750 shares of its Common Stock priced at $2.75 per share through private offerings aggregating $413,994. In addition, the Company issued 5,000 shares of its Common Stock valued at $2.75 per share to an individual who provided services to the Company.



     During 1995, the Company sold 130,957 shares of its Common Stock priced at $2.75 or $3.00 per share through private offerings aggregating $384,836. In addition, the Company issued 6,000 shares of its Common Stock valued between $2.75 and $3.00 per share to individuals who provided services to the Company.



     On December 6, 1995, the Board of Directors declared a 100% stock dividend, effected in the form of a stock split, issued on January 5, 1996 to shareholders of record on December 6, 1995. As a result of this dividend, issued and outstanding shares increased from 581,707 to 1,163,414 in 1995 prior to the Company issuing certain convertible investor notes. Finally, 3,124 shares of Common Stock valued at $3.00 per share were issued to holders of the convertible notes discussed in note E.

                          INDEPENDENCE BREWING COMPANY

     As a result of the Company's termination of its Subchapter S status on November 30, 1995, the Company has reclassified its previously undistributed accumulated Subchapter S corporation losses of $573,184 to Common Stock.



     During the nine months ended September 30, 1996, the Company sold 2,332 shares of its Common Stock priced at $3.00 per share through private offerings aggregating $6,996. Additionally, 7,844 shares of Common Stock valued at $3.00 per share were issued to holders of the convertible investor notes discussed in note E.



     The Company, in connection with the Private Placements discussed in note L, amended and restated its Articles of Incorporation whereby the Company is authorized to issue 20,000,000 shares of capital stock, of which 19,000,000 shares are Common Stock, no par value; 500,000 shares are Series A preferred stock, par value $10.00 per share (Series A Preferred Stock); and 500,000 shares are Series B preferred stock, par value $10.00 per share (Series B Preferred Stock).


     Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative cash dividends at a rate of $1.80 per share per annum. Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive cumulative cash dividends at a rate of $1.40 per share per annum. Both the Series A Preferred Stock and Series B Preferred Stock contain mandatory redemption provisions whereby the Company shall redeem all outstanding shares on the five-year anniversary date of the date of issuance of such shares at $10.00 cash per share on the occurrence of certain events, as defined, together with an amount on each redemption date equal to the accrued and unpaid dividends on such shares to the redemption date.


NOTE K -- CUSTOMER INFORMATION



1.  Major Customers



     Two customers accounted for approximately 21% and 22% of the Company's sales during the year ended December 31, 1995. The same two customers accounted for approximately 25% and 24% of the Company's sales during the nine months ended September 30, 1995. Three customers accounted for approximately 11%, 11% and 10% of the Company's sales during the nine months ended September 30, 1996.



2.  Contract Brewing Arrangements



     The Company has entered into arrangements to provide contract brewing services to third parties which market and sell beer produced by the Company, but marketed by the third party under such party's own proprietary labels. Approximately 9% and 18% of the Company's revenues resulted from contract brewing in 1995 and the nine months ended September 30, 1996, respectively.


NOTE L -- PRIVATE PLACEMENTS

     In anticipation of the closing of the financing transactions described below (the Private Placements), the Company was advanced $100,000 on each of May 6, 1996 and July 16, 1996, respectively, from Winfield Capital Corporation (Winfield). These notes accrued interest at a rate of 12.75% per annum and were due no later than August 15, 1996. The Company's President personally guaranteed each of the notes. The entire principal amount of each note was repaid in connection with the closing of the Private Placements, and the personal guarantees were released.

     On August 12, 1996, September 13, 1996 and September 20, 1996, the Company sold $800,000 of debentures convertible into shares of Series A Preferred Stock of the Company (the Debentures) to Winfield and certain shareholders of the Company (collectively, the Purchasers). To the extent that such shareholders did not so participate, Winfield agreed to act as 'standby' purchaser for the entire $800,000 in Debentures being offered. The Debentures bear interest at a rate of 12.75% per annum,

                          INDEPENDENCE BREWING COMPANY
provided that if the Debentures are prepaid, as otherwise permitted, the Debentures will bear interest at a rate of 14% per annum from the date of issuance. The Debentures are due five years from date of issuance. The Company is obligated to make monthly principal payments aggregating $22,222 along with accrued interest, commencing 24 months after the sale of the Debentures. The Company intends to repay the Debentures with a portion of the net proceeds from the Proposed Public Offering (notes O and P).



     In consideration of the purchase by the Purchasers of the Debentures, the Purchasers received warrants which entitled them to purchase 415,275 shares of Common Stock for the aggregate exercise price of $2,081 (the Series A Warrants). All of the Series A Warrants were exercised by the Purchasers on September 13, 1996 and September 20, 1996. A deferred interest charge of $3.00 per share, totalling $1,245,825, was assigned to these shares and is being amortized over the terms of the Debentures.



     In addition, in consideration of the purchase by Winfield of the Debentures, Winfield received (i) a warrant (the Preferred Warrant) that entitled Winfield to purchase 70,000 shares of Series B Preferred Stock of the Company, par value $10.00, exercisable immediately for an aggregate exercise price of $700,000 and (ii) a warrant (the Series C Warrant) that entitled Winfield to purchase 622,913 shares of Common Stock for the aggregate exercise price of $3,115. Winfield exercised the Preferred Warrant and the Series C Warrant on September 13, 1996. The Company has an obligation to redeem all outstanding shares of Series B Preferred Stock five years from the date of issuance or upon the consummation of the Proposed Public Offering (notes O and P), including dividends payable to date. A deferred charge of $3.00 per share, totalling $1,868,739, was assigned to these shares and is being amortized over the terms of the Series B Preferred Stock.



     In consideration for agreeing to act as standby purchaser for the balance of the Debentures not purchased by the Company shareholders and for agreeing to allow certain shareholders of the Company to participate in the purchase of the Debentures, Winfield received a warrant (the Series B Warrant) which entitles Winfield to purchase 3,500,000 shares of Common Stock of the Company at a price of $6.00 per share. The Series B Warrant is immediately exercisable and expires five years following the Company's initial public offering (notes O and P).



     The holders of the shares of stock that were issued upon exercise of the Series A Warrants, the Series C Warrant and the holders of shares of Common Stock that were issued upon exercise of the holders of the Series B Warrant are entitled to certain rights with respect to the registration under the Securities Act, for resale to the public, of the shares of Common Stock underlying the Series A Warrants and the Series C Warrant and of the Series B Warrant, respectively. Winfield has agreed unconditionally that it will not offer to sell, pledge, contract or sell or otherwise attempt to transfer or dispose of any beneficial interest in any equity or derivative securities it received in connection with the Private Placements for so long as requested by Nasdaq, not to exceed a period of 36 months from the date of purchase.


NOTE M -- RESCISSION OFFER


     During the period from June 25, 1994 through December 1, 1995, the Company offered for sale and sold to investors a total of 207,914 shares of the Company's Common Stock (the Original Shares). During the period from December 1995 through May 1996, the Company offered and sold to investors notes, convertible into shares of Common Stock at maturity in the aggregate principal amount of $263,300 (together with the Original Shares, the Rescission Securities). Because certain of the applicable provisions of federal and state securities laws relating to the registration of securities for offer and sale may not have been complied with in connection with the offer or sale of the Rescission Securities, the Company offered to repurchase the Rescission Securities for cash in an amount equal to the original purchase price plus interest from the date of purchase, less any dividends, interest

                          INDEPENDENCE BREWING COMPANY
payments or cash distributions in respect to the Rescission Securities. The Company received rescission acceptances from five shareholders whose investment totalled $24,750 for 9,000 shares of Common Stock. On September 27, 1996, the Company repurchased such shares of Common Stock for an aggregate purchase price, including interest, of $26,927. The Company subsequently sold 9,000 shares of Common Stock to four shareholders for an aggregate purchase price of $24,750. No underwriters were involved and no commissions were paid.



     The investors to which various notes were sold rejected the Rescission Offer, and on August 12, 1996, these investors converted these notes into Common Stock (note E).


NOTE N -- STOCK OPTION PLAN


     The Company adopted a nonqualified stock option plan under which it may grant up to 300,000 shares of Common Stock. The Company may not grant any incentive stock options with a purchase price of less than fair market value of the Common Stock as of the date of the grant. Through September 27, 1996, the Company has not granted any options under the Plan.


     The FASB issued a new standard, SFAS No. 123, Accounting for Stock-Based Compensation, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. Management anticipates that the Company will continue to follow APB Opinion No. 25. The Company will be required to adopt the new standard for its year ending December 31, 1996.

NOTE O -- PROPOSED PUBLIC OFFERING (UNAUDITED)


     The Company anticipates a public offering in January 1997 of 900,000 shares (the Shares) of Common Stock, no par value per share (the Common Stock) and 4,000,000 redeemable Common Stock purchase warrants (the Redeemable Warrants). The Shares and the Redeemable Warrants (collectively, the Securities) may be purchased separately and will be separately tradable immediately upon issuance. It is currently anticipated that the initial public offering prices of the Shares and the Redeemable Warrants will be $5.00 and $0.50, respectively. In anticipation of the public offering, the Company will redeem all its outstanding fractional shares for cash. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $6.00 subject to adjustment, commencing on the date of this Prospectus until 60 months from the date of the Prospectus at which time the Redeemable Warrants shall expire. The Redeemable Warrants are redeemable by the Company, with the consent of the underwriter, at any time commencing one year, after the offering, at a redemption price of $0.10 per Redeemable Warrant, provided that the average closing bid price of the Common Stock equals or exceeds $8.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.


     The Company has granted to the underwriter a 45-day option to purchase up to an additional 135,000 shares of Common Stock and/or 600,000 Redeemable Warrants on the same terms and conditions as set forth above solely to cover overallotments.

     The underwriter of the public offering will receive a discount of 10% and a nonaccountable expense allowance equal to 3% of the gross proceeds of the public offering. In addition, the Company

                          INDEPENDENCE BREWING COMPANY
has agreed to sell to the underwriter, for nominal consideration, warrants to purchase 90,000 shares of Common Stock and 400,000 Redeemable Warrants (the Underwriter's Warrants). The Underwriter's Warrants are initially exercisable at a price of $6.00 per share of Common Stock and $0.60 per Redeemable Warrant for a period of four years commencing one year from the date of this Prospectus. The Redeemable Warrants underlying the Underwriter's Warrants are exercisable at a price of $7.50 per share of Common Stock.


NOTE P -- PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


     The following represents the unaudited pro forma, as adjusted balance sheet and statement of operations of the Company as if the Proposed Public Offering (note O) occurred on September 30, 1996. The pro forma, as adjusted condensed financial statements are unaudited and have been prepared using the historical financial statements of the Company, and are qualified entirely by reference to, and should be read in conjunction with, such historical financial statements. The pro forma, as adjusted financial statements are provided for informational and comparative purposes only. The pro forma, as adjusted financial statements do not purport to be indicative of the results of operations and financial position of the Company had such transactions in fact occurred on September 30, 1996 or during the periods presented or during any future period.



     The unaudited pro forma, as adjusted balance sheet as of September 30, 1996 is as follows:



                                                               ACTUAL                              AS ADJUSTED
                                                            SEPTEMBER 30,    PRO FORMA            SEPTEMBER 30,
                                                                1996        ADJUSTMENTS                1996
                                                            -------------  --------------         -------------
                          ASSETS
Current assets............................................   $   818,301   $     5,520,750 (1)      $ 4,416,591
                                                                           $      (408,496)(2)
                                                                           $      (700,000)(3)
                                                                           $      (800,000)(4)
                                                                           $       (13,964)(3)(4)
Equipment and leasehold improvements......................     1,401,627               --             1,401,627
Other.....................................................     3,381,887   $    (3,074,854)(3)(4)        27,347
                                                                           $       (58,936)(3)(4)
                                                                           $      (220,750)(5)
                                                            -------------                         -------------
                                                             $ 5,601,815                            $ 5,845,565
                                                            -------------                         -------------
                                                            -------------                         -------------
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.......................................   $   623,253   $       (43,200)(2)      $   580,053
Long-term debt............................................     2,053,764   $      (365,296)(2)          188,468
                                                                           $      (800,000)(4)
                                                                           $      (700,000)(3)
Other liabilities.........................................        32,598               --                32,598
Shareholders' equity......................................     2,892,200   $      5,520,750(1)        5,044,446
                                                                           $    (3,074,854)(3)(4)
                                                                           $       (58,936)(3)(4)
                                                                           $       (13,864)(3)(4)
                                                                           $      (220,750)(5)
                                                            -------------                         -------------
                                                             $ 5,601,815                            $ 5,845,565
                                                            -------------                         -------------
                                                            -------------                         -------------

                          INDEPENDENCE BREWING COMPANY

     The unaudited pro forma, as adjusted statement of operations for the nine months ended September 30, 1996 is as follows:



                                                               ACTUAL                             AS ADJUSTED
                                                            SEPTEMBER 30,    PRO FORMA           SEPTEMBER 30,
                                                                1996        ADJUSTMENTS               1996
                                                            -------------  -------------         --------------
Net sales.................................................   $   404,622                         $      404,622
Cost of goods sold........................................       582,098                                582,098
                                                            -------------                        --------------
  Gross loss..............................................      (177,476)                              (177,476)
Advertising, promotional and selling expenses.............       101,468                                101,468
General and administrative expenses.......................       277,010                                277,010
Interest expense..........................................       151,918   $   3,074,854(3)(4)        3,299,672
                                                                           $      58,936(3)(4)
                                                                           $      13,964(3)(4)
Other income, net                                                 19,873                                 19,873
                                                            -------------                        --------------
  Loss before income taxes................................      (687,999)                            (8,835,753)
Income taxes..............................................            --                                     --
  NET LOSS................................................   $  (687,999)                        $   (3,835,753)
                                                            -------------                        --------------
                                                            -------------                        --------------
Net loss per common share.................................   $     (0.31)                        $        (1.23)
                                                            -------------                        --------------
                                                            -------------                        --------------
Weighted average shares outstanding.......................     2,229,773                              3,129,773
                                                            -------------                        --------------
                                                            -------------                        --------------



     Notes to the unaudited pro forma, as adjusted financial statements are as follows:



     (1) The sale of 900,000 shares of Common Stock and 4,000,000 Redeemable Warrants in connection with this offering at an assumed initial public offering price of $5.00 and $0.50, respectively, net of underwriting discounts, commissions and offering expenses (note O).



     (2) Repayment of the Company's SBA loan of $408,496 (note F).



     (3) Reflects the write-off of unamortized original issue discount of $1,851,090 and write-off of deferred financing costs of $27,736 as a result of the redemption of $700,000 of Series B Preferred Stock and accrued dividends of $4,628 (note L).



     (4) Reflects the write-off of unamortized original issue discount of $1,223,764 and write-off of deferred financing costs of $31,200 as a result of the repayment of the $800,000 of convertible debentures and accrued interest of $9,336 (note L).



     (5) Eliminations of deferred issuance costs.

================================================================================

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                          PAGE
                                                          ----
Prospectus Summary...............................           3
Risk Factors.....................................           6
Use of Proceeds..................................          17
Dividend Policy..................................          18
Dilution.........................................          19
Capitalization...................................          20
Selected Financial Data..........................          21
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          22
Business.........................................          27
Management.......................................          38
Principal Shareholders...........................          42
Certain Transactions.............................          43
Description of Securities........................          46
Shares Eligible for Future Sale..................          50
Underwriting.....................................          51
Legal Matters....................................          53
Experts..........................................          53
Additional Information...........................          53
Index to Financial Statements....................         F-1


                            ------------------------


UNTIL _________, 1997 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                              INDEPENDENCE BREWING
                                    COMPANY

                                    [ LOGO ]

                               900,000 SHARES OF
                                  COMMON STOCK
                                      AND
                         4,000,000 REDEEMABLE WARRANTS

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                            A.S. GOLDMEN & CO., INC.


                                         , 1997


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Sections 1741-1747 of the BCL, Article VII of the Company's Bylaws provides that the Company shall, in the case of directors and officers, and may, in the case employees and agents, indemnify any such person who is or was a party (other than a party acting on his or her own behalf) or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including actions brought by or in the right of the Company where certain standards of conduct have been met), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company on behalf of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she met certain requisite standards of conduct. In all such cases, the Company shall indemnify any such person against all such expenses actually and reasonably incurred by him or her in connection with any such action to the extent that such person has been successful on the merits or in defense of any such action. The indemnification provisions of the Bylaws are non-exclusive.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered:


SEC registration fee......................................................................  $    12,097
Nasdaq SmallCap Market listing fee........................................................  $    10,000
National Association of Securities Dealers, Inc. fee......................................  $     4,008
Printing and engraving fees...............................................................  $    50,000
Registrant's counsel fees and expenses....................................................  $   140,000
Accounting fees and expenses..............................................................  $    90,000
Blue Sky expenses and counsel fees........................................................  $    40,000
Transfer agent and registrar fees.........................................................  $     5,000
Miscellaneous.............................................................................  $     3,895
                                                                                            -----------
  Total...................................................................................  $   355,000
                                                                                            -----------
                                                                                            -----------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the Company has made sales of the following unregistered securities:


     Common Stock. (i) In May 1994, the Company issued 290,000 shares of Common Stock to two persons, one of whom is the Company's Chairman of the Board, President and Chief Executive Officer and the other of whom is the Company's Secretary and Brewmaster. The shares were issued for $2,500 consideration as founder's stock. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).



     (ii) In June 1994, the Company issued 151,150 shares of Common Stock to eight persons, one of which is a director of the Company, for an aggregate purchase price of $415,344.28. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).


     (iii) In February 1995, the Company issued 21,904 shares of Common Stock to five persons, one of which is the Company's Chairman of the Board, President and Chief Executive Officer, for an aggregate purchase price of $60,192.72. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).



     (iv) In March 1995, the Company issued 31,946 shares of Common Stock to nine persons, one of which is a director of the Company, for an aggregate purchase price of $93,684. In addition, one person received 5,000 shares of Common Stock in consideration for entering into a real property lease for the Company's facility. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).


     (v) In April 1995, the Company issued 8,333.33 shares to one person who is the Company's Chairman of the Board, President and Chief Executive Officer for a purchase price of $24,999.99. No underwriters were involved and no commission were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).

     (vi) In May 1995, the Company issued 7,373.66 shares of Common Stock to 10 persons, one of which is a director of the Company for an aggregate purchase price of $22,120.98. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).


     (vii) In June 1995, the Company issued 12,000 shares of Common Stock to six persons for an aggregate purchase price of $36,000. In addition, one person received 5,000 shares in consideration for services rendered to the Company. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in
Section 4(2).


     (viii) In July 1995, the Company issued 13,500 shares of Common Stock to two persons for an aggregate purchase price of $40,500. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).

     (ix) In August 1995, the Company issued 1,000 shares of Common Stock to one person for an aggregate purchase price of $3,000. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).

     (x) In September 1995, the Company issued 12,500 shares of Common Stock to three persons, one of which is the Company's Chairman of the Board, President and Chief Executive Officer, for an aggregate purchase price of $37,499.99. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in
Section 4(2).

     (xi) In October 1995, the Company issued 10,000 shares of Common Stock to two persons, one of which is the Company's Chairman of the Board, President and Chief Executive Officer, for an aggregate purchase price of $30,000. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in
Section 4(2).


     (xii) In November 1995, the Company issued 4,333.33 shares of Common Stock to three persons for an aggregate purchase price of $13,000. In addition, the Company issued 1,000 shares of Common Stock to one person in consideration for services rendered to the Company. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).


     (xiii) In December 1995, the Company issued 6,666 shares of Common Stock to one person for the purchase price of $19,998. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).

     (xiv) In January 1996, the Company issued 2,332 shares of Common Stock to one person for the purchase price of $6,996. In addition, the Company issued 581,706.32 shares of Common Stock to all shareholders of record on December 6, 1995 in connection with a 100% stock dividend. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).


     (xv) In February 1996, the Company issued 4,582.5 shares of Common Stock to four persons, two of which are directors of the Company, in consideration for an aggregate of $100,000 in loans made to the Company by such persons. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in
Section 4(2).



     (xvi) In March 1996, the Company issued 2,916 shares of Common Stock to one company and one person in consideration for an aggregate of $70,000 in loans made to the Company by such company and person. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).



     (xvii) In May 1996, the Company issued 345 shares of Common Stock to two persons in consideration for an aggregate of $8,300 in loans made to the Company by such persons. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).



     (xviii) The Company issued 3,124 shares of Common Stock to three persons, one of which is the Company's Chairman of the Board, President and Chief Executive Officer, in consideration for an aggregate of $75,000 in loans made to the Company by such persons in December, 1995. In August 1996, the Company issued 92,182 shares of Common Stock to one company and nine persons, two of which are directors of the Company, in consideration for their conversion of the entire unpaid balance, including interest, of notes with an aggregate principal amount of $263,300 into the Common Stock of the Company. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).



     (xix) In September 1996, the Company issued 415,275 shares of Common Stock to one company and seven persons, two of which are directors of the Company, in consideration for their exercise of the Series A Warrants at an aggregate exercise price of $2,081. The Company also issued 622,913 shares of Common Stock to one company in consideration for its exercise of the Series C Warrant at an aggregate exercise price of $3,115. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).



     During the period June 25, 1994 through December 1, 1995, the Company offered for sale and sold to certain investors a total of 207,914 shares of Common Stock (the 'Original Shares'). During the period of December 1995 through May 1996, the Company offered and sold to certain investors notes, convertible into shares of Common Stock at maturity, in the aggregate principal amount of $263,300 (together with the Original Shares, the 'Rescission Securities'). Because certain of the applicable provisions of federal and state securities laws relating to the registration of securities for offers and sales may have not been complied with in connection with the offer or sale of the Rescission Securities, the Company offered to repurchase the Rescission Securities for cash in an amount equal to the original purchase price plus interest from the date of purchase, less any dividends, interest payments or cash distributions in respect to the Rescission Securities. The Company received rescission acceptances from five shareholders whose investment totaled $24,750 for 18,000 shares of Common Stock. On September 27, 1996, the Company repurchased such shares of Common Stock for an aggregate purchase price, including interest, of $26,927.03. On September 27, 1996, the Company also sold 18,000 shares of Common Stock to four shareholders for an aggregate purchase price of $24,750. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).

     Preferred Stock. In September 1996, the Company issued 70,000 shares of Series B Preferred to one company for an aggregate exercise price of $700,000 pursuant to the exercise of the Preferred Warrant. No underwriters were involved and no commissions were paid. The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 4(2).

     Convertible Debentures. In August 1996, the Company sold to one company a $450,000 debenture convertible into shares of Series A Preferred. No underwriters were involved and no commissions were paid. The convertible debenture was issued in reliance on the exemption from registration contained in
Section 4(2).

     In September 1996, the Company sold to one company and seven shareholders of the Company an aggregate of $350,000 of debentures convertible into shares of Series A Preferred. No underwriters were involved and no commissions were paid. The convertible debenture was issued in reliance on the exemption from registration contained in Section 4(2).


     Convertible Notes. (i) In December 1995, the Company issued three promissory notes with an aggregate principal amount of $75,000 to three persons in consideration of loans by such persons in the aggregate amount of $75,000. These notes granted the noteholders the option of converting the entire principal amount of such notes into shares of Common Stock at the purchase price of $3.00 per share.



     (ii) In February 1996, the Company issued three promissory notes with an aggregate principal amount of $95,000 to three persons, one of which is a director of the Company, in consideration of loans by such persons in the aggregate amount of $95,000. These notes granted the noteholders the option of converting the entire principal amount of such notes into shares of Common Stock at the purchase price of $3.00 per share.



     (iii) In March 1996, the Company issued three promissory notes with an aggregate principal amount of $85,000 to one company and two persons, one of which is a director of the Company, in consideration of loans by such company and persons in the aggregate amount of $85,000. These notes granted the noteholders the option of converting the entire principal amount of such notes into shares of Common Stock at the purchase price of $3.00 per share.



     (iv) In May 1996, the Company issued two promissory notes with an aggregate principal amount of $8,300 to two persons in consideration of loans by such persons in the aggregate amount of $8,300. These notes granted the noteholders the option of converting the entire principal amount of such notes into shares of Common Stock at the purchase price of $3.00 per share.



     In each of the foregoing transactions in which the Company relied on the exemption from registration contained in Section 4(2), the investors were sophisticated investors within the meaning of the exemption.

ITEM 27. EXHIBITS

(A) EXHIBITS:



  EXHIBIT
    NO.                                                             DESCRIPTION
-----------                                                         -----------
       1.1   --         Form of Underwriting Agreement.*
       3.1   --         Amended and Restated Articles of Incorporation of Independence Brewing Company.
       3.2   --         Amended and Restated By-Laws of Independence Brewing Company.*
       4.1   --         Specimen Common Stock Certificate.*
       4.2   --         Form of Warrant Certificate (included in Exhibit 4.3).*
       4.3   --         Form of Warrant Agreement between Independence Brewing Company and Continental Stock Transfer &
                        Trust Company.*
       4.4   --         Form of Underwriter's Warrant Agreement between Independence Brewing Company and A.S. Goldmen & Co.,
                        Inc.*
       5.1   --         Opinion of Pepper, Hamilton & Scheetz*
      10.1   --         Amended and Restated Independence Brewing Company Omnibus Stock Plan.*
      10.2   --         Promissory Note made by Independence Brewing Company in favor of Winfield Capital Corp., dated as of
                        May 9, 1996.*
      10.3   --         Allonge to Promissory Note dated May 9, 1996 by and among Independence Brewing Company, Winfield
                        Capital Corp. and Robert W. Connor, Jr., dated as of August 12, 1996.*
      10.4   --         Promissory Note made by Independence Brewing Company in favor of Winfield Capital Corp., dated as of
                        July 16, 1996.*
      10.5   --         Allonge to Promissory Note dated July 16, 1996 by and among Independence Brewing Company, Winfield
                        Capital Corp. and Robert W. Connor, Jr., dated as of August 12, 1996.*
      10.6   --         Securities Purchase Agreement, dated as of August 12, 1996, by and among Independence Brewing
                        Company, Robert W. Connor, Jr., individually and Winfield Capital Corp. and the additional investors who executed a counterpart to this Securities Purchase Agreement.*
      10.7   --         Convertible Debenture made by Independence Brewing Company in favor of Winfield Capital Corp., dated
                        August 12, 1996 (identical Convertible Debentures, except as to the payee of the debentures, the date of the debentures and the principal amount thereto, were entered into with Winfield Capital
                        Corp. dated September 13, 1996 for $180,000; Donaldson, Lufkin & Jenrette Securities Corporation
                        (TIN 13-2741729) Custodian F/B/O Matthew Giufrida Account No. 4cc 713989-1 dated September 20, 1996 for $50,000; Jacques de Saint Phalle dated September 20, 1996 for $25,000; Leo J. Nolan dated
                        September 20, 1996 for $25,000; Michael Thompson dated September 20, 1996 for $20,000; Robert W.
                        Connor, Sr. dated September 20, 1996 for $20,000; Louis Schwartz dated September 20, 1996 for
                        $20,000 and Thaddeus Nowinski dated September 20, 1996 for $10,000).*
      10.8   --         Series B Preferred Stock Warrant, dated August 12, 1996, to purchase 70,000 shares of Series B
                        Preferred Stock of Independence Brewing Company granted to Winfield Capital Corp.*
      10.9   --         Series A Warrant, dated August 12, 1996, to purchase 233,592 shares of Common Stock of Independence
                        Brewing Company granted to Winfield Capital Corp. (identical Series A Warrants, except as to the grantee of the warrants, the date of the warrants and the number of shares of Common Stock subject thereto, were entered into with Winfield Capital Corp. dated September 13, 1996 for 93,531 shares of
                        Common Stock; Donaldson, Lufkin & Jenrette Securities Corporation (TIN 13-2741729) Custodian F/B/O
                        Matthew Giufrida Account No. 4cc 713989-1 dated September 20, 1996 for 25,955 shares of Common
                        Stock; Jacques de Saint Phalle dated September 20, 1996 for 12,977.5 shares of Common Stock; Leo J.
                        Nolan dated September 20, 1996 for 12,977.5 shares of Common Stock; Michael Thompson dated September
                        20, 1996 for 10,382 shares of Common Stock; Robert W. Connor, Sr. dated September 20, 1996 for
                        10,382 shares of Common Stock; Louis Schwartz dated September 20, 1996 for 10,382 shares of Common
                        Stock and Thaddeus Nowinski dated September 20, 1996 for 5,191 shares of Common Stock).*


  EXHIBIT
    NO.                                                             DESCRIPTION
-----------                                                         -----------
     10.10   --         Warrant, dated August 12, 1996, to purchase 3,500,000 shares of Common Stock of
                        Independence Brewing Company granted to Winfield Capital Corp.*
     10.11   --         Series C Warrant, dated August 12, 1996, to purchase 622,912 shares of Common Stock of Independence
                        Brewing Company granted to Winfield Capital Corporation.*
     10.12   --         Lease Agreement made the 11th of November, 1994, by and between Alan R. Sizmur and Angeles Sizmur,
                        Husband and Wife, and Independence Brewing Company.*
     10.13   --         Addendum to the Lease Agreement by and between Alan R. Sizmur and Angeles Sizmur, husband and wife, and Independence Brewing Company.*
     10.14   --         Employment Agreement, dated as of August 12, 1996, between Independence Brewing Company and Robert
                        W. Connor, Jr.
     10.15   --         Employment Agreement, dated as of August 12, 1996, between Independence Brewing Company and William
                        Moore.*
     10.16   --         Agreement between Independence Brewing Company and Independence Brewing Company of Florida, Inc.*
     10.17   --         License and Assignment Agreement between Independence Brewing Company and Moosehead
                        Breweries Limited dated as January 31, 1997.
     10.18   --         Registration Rights Agreement, dated as of August 12, 1996, by and between Independence Brewing
                        Company and the investors listed on Schedule A thereto.*
     10.19   --         Registration Rights Agreement, dated as of August 12, 1996, by and between Independence Brewing
                        Company and Winfield Capital Corp.*
     10.20   --         Registration Rights Agreement (Series C Warrants), dated as of August 12, 1996, by and between
                        Independence Brewing Company and Winfield Capital Corp.*
     10.21   --         Independence Brewing Company Brewing Agreement, dated as of November 28, 1995, by and between
                        Independence Brewing Company and Hunterdon Brewing Company.*
     10.22   --         Employment Agreement Amendment dated as of February 3, 1997, by and between
                        Independence Brewing Company and Robert W. Connor, Jr.
      11.1   --         Statement re Computation of Per Share Earnings.*
      23.1   --         Consent of Grant Thornton LLP (included on page II-8 of the Registration Statement).
      23.2   --         Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5.1)
      24.1   --         Powers of Attorney (included on Signature Pages)*
      27.1   --         Financial Data Schedule for the year ended December 31, 1995.*
      27.2   --         Financial Data Schedule for nine months ended September 30, 1996.*


------------------


 * Included in the Company's originally filed Registration Statement on Form
SB-2.



** To be filed by Amendment.


ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated September 27, 1996 accompanying the financial statements of Independence Brewing Company contained in Amendment No. 2 to the Registration Statement (File No. 333-12975) and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption 'Experts.'



                                      /s/ GRANT THORNTON LLP



Philadelphia, PA
February 5, 1997

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to be signed on its behalf by the undersigned, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 5th day of February, 1997.


                                          INDEPENDENCE BREWING COMPANY

                                          By: /s/ Robert W. Connor, Jr.
                                              --------------------------------
                                              Robert W. Connor, Jr.
                                              President and Chief
                                              Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert W. Connor, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates stated.




                 SIGNATURE                                      TITLE                               DATE
                 ---------                                      -----                               ----


/s/ Robert W. Connor, Jr.                    Chairman of the Board, President and Chief         February 5, 1997
----------------------------------           Executive Officer (principal financial
Robert W. Connor, Jr.                        officer and principal accounting officer)


*                                            Director
----------------------------------
Stefan Karnavas

*                                            Director
----------------------------------
William Moore

*                                            Director
----------------------------------
Michael R. Thompson

*                                            Director
----------------------------------
Jacques de Saint Phalle


By: /s/ Robert W. Connor Jr.                                                                    February 5, 1997
    ------------------------------
    Robert W. Connor Jr.
    Attorney-in-fact


                                 EXHIBIT INDEX


  EXHIBIT
    NO.                                                             DESCRIPTION
-----------                                                         -----------

       1.1   --         Form of Underwriting Agreement.*
       3.1   --         Amended and Restated Articles of Incorporation of Independence Brewing Company.
       3.2   --         Amended and Restated By-Laws of Independence Brewing Company.*
       4.1   --         Specimen Common Stock Certificate.
       4.2   --         Form of Warrant Certificate (included in Exhibit 4.3).*
       4.3   --         Form of Warrant Agreement between Independence Brewing Company and Continental Stock Transfer &
                        Trust Company.*
       4.4   --         Form of Underwriter's Warrant Agreement between Independence Brewing Company and A.S. Goldmen & Co.,
                        Inc.*
       5.1   --         Opinion of Pepper, Hamilton & Scheetz.*
      10.1   --         Amended and Restated Independence Brewing Company Omnibus Stock Plan.*
      10.2   --         Promissory Note made by Independence Brewing Company in favor of Winfield Capital Corp., dated as of
                        May 9, 1996.*
      10.3   --         Allonge to Promissory Note dated May 9, 1996 by and among Independence Brewing Company, Winfield
                        Capital Corp. and Robert W. Connor, Jr., dated as of August 12, 1996.*
      10.4   --         Promissory Note made by Independence Brewing Company in favor of Winfield Capital Corp., dated as of
                        July 16, 1996.*
      10.5   --         Allonge to Promissory Note dated July 16, 1996 by and among Independence Brewing Company, Winfield
                        Capital Corp. and Robert W. Connor, Jr., dated as of August 12, 1996.*
      10.6   --         Securities Purchase Agreement, dated as of August 12, 1996, by and among Independence Brewing
                        Company, Robert W. Connor, Jr., individually and Winfield Capital Corp. and the additional investors who executed a counterpart to this Securities Purchase Agreement.*
      10.7   --         Convertible Debenture made by Independence Brewing Company in favor of Winfield Capital Corp., dated
                        August 12, 1996 (identical Convertible Debentures, except as to the payee of the debentures, the date of the debentures and the principal amount thereto, were entered into with Winfield Capital
                        Corp. dated September 13, 1996 for $180,000; Donaldson, Lufkin & Jenrette Securities Corporation
                        (TIN 13-2741729) Custodian F/B/O Matthew Giufrida Account No. 4cc 713989-1 dated September 20, 1996 for $50,000; Jacques de Saint Phalle dated September 20, 1996 for $25,000; Leo J. Nolan dated
                        September 20, 1996 for $25,000; Michael Thompson dated September 20, 1996 for $20,000; Robert W.
                        Connor, Sr. dated September 20, 1996 for $20,000; Louis Schwartz dated September 20, 1996 for
                        $20,000 and Thaddeus Nowinski dated September 20, 1996 for $10,000).*
      10.8   --         Series B Preferred Stock Warrant, dated August 12, 1996, to purchase 70,000 shares of Series B
                        Preferred Stock of Independence Brewing Company granted to Winfield Capital Corp.*

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------                                                         -----------

      10.9   --         Series A Warrant, dated August 12, 1996, to purchase 233,592 shares of Common Stock of Independence
                        Brewing Company granted to Winfield Capital Corp. (identical Series A Warrants, except as to the grantee of the warrants, the date of the warrants and the number of shares of Common Stock subject thereto, were entered into with Winfield Capital Corp. dated September 13, 1996 for 93,531 shares of
                        Common Stock; Donaldson, Lufkin & Jenrette Securities Corporation (TIN 13-2741729) Custodian F/B/O
                        Matthew Giufrida Account No. 4cc 713989-1 dated September 20, 1996 for 25,955 shares of Common
                        Stock; Jacques de Saint Phalle dated September 20, 1996 for 12,977.5 shares of Common Stock; Leo J.
                        Nolan dated September 20, 1996 for 12,977.5 shares of Common Stock; Michael Thompson dated September
                        20, 1996 for 10,382 shares of Common Stock; Robert W. Connor, Sr. dated September 20, 1996 for
                        10,382 shares of Common Stock; Louis Schwartz dated September 20, 1996 for 10,382 shares of Common
                        Stock and Thaddeus Nowinski dated September 20, 1996 for 5,191 shares of Common Stock).*
     10.10   --         Warrant, dated August 12, 1996, to purchase 3,500,000 shares of Common Stock of Independence Brewing
                        Company granted to Winfield Capital Corp.*
     10.11   --         Series C Warrant, dated August 12, 1996, to purchase 622,912 shares of Common Stock of Independence
                        Brewing Company granted to Winfield Capital Corporation.*
     10.12   --         Lease Agreement made the 11th of November, 1994, by and between Alan R. Sizmur and Angeles Sizmur,
                        Husband and Wife, and Independence Brewing Company.*
     10.13   --         Addendum to the Lease Agreement by and between Alan R. Sizmur and Angeles Sizmur, husband and wife, and Independence Brewing Company.*
     10.14   --         Employment Agreement, dated as of August 12, 1996, between Independence Brewing Company and Robert
                        W. Connor, Jr.
     10.15   --         Employment Agreement, dated as of August 12, 1996, between Independence Brewing Company and William
                        Moore.*
     10.16   --         Agreement between Independence Brewing Company and Independence Brewing Company of Florida, Inc.*
     10.17   --         License and Assignment Agreement between Independence Brewing Company and Moosehead
                        Breweries Limited.
     10.18   --         Registration Rights Agreement, dated as of August 12, 1996, by and between Independence Brewing
                        Company and the investors listed on Schedule A thereto.*
     10.19   --         Registration Rights Agreement, dated as of August 12, 1996, by and between Independence Brewing
                        Company and Winfield Capital Corp.*
     10.20   --         Registration Rights Agreement (Series C Warrants), dated as of August 12, 1996, by and between
                        Independence Brewing Company and Winfield Capital Corp.*
     10.21   --         Independence Brewing Company Brewing Agreement, dated as of November 28, 1995, by and between
                        Independence Brewing Company and Hunterdon Brewing Company.*
     10.22   --         Employment Agreement Amendment dated as of January 3, 1997, by and between
                        Independence Brewing Company and Robert W. Connor, Jr.
      11.1   --         Statement re Computation of Per Share Earnings.*
      23.1   --         Consent of Grant Thornton LLP (included on page II-8 of the Registration Statement).
      23.2   --         Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5.1).*
      24.1   --         Powers of Attorney (included on Signature Pages).*
      27.1   --         Financial Data Schedule for the year ended December 31, 1995.*
      27.2   --         Financial Data Schedule for nine months ended September 30, 1996.*


------------------

 * Included in the Company's originally filed Registration Statement on Form
SB-2.